Exhibit 99.A

Exhibit “A”

Agreement and Plan of Merger

AGREEMENT AND PLAN OF MERGER

among:

INOTIV BOULDER, LLC, as Merger Sub LLC,

ROCK MERGECO, INC., as Merger Sub

INOTIV, INC., as Parent

BOLDER BIOPATH INC., as Company,

Alison Bendele,

and

Phillip Bendele

Dated April 15, 2021

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Schedules
Schedule 6.1	Conduct of the Business Prior to Closing
Schedule 6.15	Termination of Certain Agreements
Schedule 9.4(f)	Payoff Letters
Schedule 9.4(g)	Consents

Exhibits
Exhibit A	Form of Stockholder Written Consent
Exhibit B	Calculation of Closing Net Working Capital
Exhibit C	Form of Stockholder Note
Exhibit D	Form of Amended and Restated Articles of Incorporation of Interim Surviving Corporation
Exhibit E	Form of Escrow Agreement

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is being entered into effective as of April 15, 2021 (the "Effective Date"), by and among Inotiv, Inc., an Indiana corporation ("Parent"), Rock Mergeco, Inc., a Colorado corporation ("Merger Sub"), Inotiv Boulder, LLC, an Indiana limited liability company and a wholly-owned subsidiary of Parent ("Merger Sub LLC" and together with Merger Sub, "Merger Subs"), Bolder BioPATH Inc., a Colorado corporation ("Company"), and Alison Bendele and Phillip Bendele, collectively, the holders of all of the outstanding common shares of the Company (collectively, the "Stockholders" and each individually a "Stockholder" and together with the Company, the "Company Parties").

RECITALS:

WHEREAS, the parties intend for Parent to acquire the Company, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition of the Company by Parent, and on the terms and subject to the conditions set forth in this Agreement and in accordance with the Colorado Corporations and Associations Act (the "CCAA"), Merger Sub shall be merged with and into the Company (the "First Merger"), with the Company surviving the First Merger as a wholly-owned subsidiary of Parent, and each outstanding share of the Company's common stock (the "Company Stock") will be converted into the right to receive the Per Share Merger Consideration;

WHEREAS, immediately following the First Merger, and on the terms and subject to the conditions set forth in this Agreement and in accordance with the CCAA and the Indiana Uniform Business Organization Transactions Act (the "Indiana Act"), the Company shall be merged with and into Merger Sub LLC (the "Second Merger" and, together with the First Merger, the "Mergers"), with Merger Sub LLC surviving the Second Merger as a wholly-owned subsidiary of Parent;

WHEREAS, the Board of Directors of the Company (the "Company Board") has unanimously: (a) determined that it is in the best interests of the Company and the holders of shares of the Company Stock, and declared it advisable, to enter into this Agreement with Parent and Merger Subs; (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers; and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend approval of the First Merger and adoption and approval of this Agreement by the stockholders of the Company;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to Parent to enter into this Agreement, the Stockholders will execute and deliver to the Company and Parent a written consent of the Stockholders, substantially in the form attached hereto as Exhibit A (the "Stockholder Written Consent"), which shall evidence the adoption and approval of this Agreement and the transactions contemplated hereby, including the Mergers by unanimous written consent of the Stockholders;

WHEREAS, the Boards of Directors of Parent (the "Parent Board") and Merger Sub and the Board of Managers of Merger Sub LLC have each unanimously: (a) determined that it is in the best interests of Parent, Merger Sub, and Merger Sub LLC, as applicable, and their respective stockholders and sole member, as applicable, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers;

WHEREAS, for U.S. federal income Tax purposes, the parties intend that the First Merger and Second Merger will, taken together, qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement be, and is hereby, adopted as a plan of reorganization within the meaning of Section 368(a) of the Code; and

WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Mergers and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Mergers to provide for the acquisition of substantially all of the Equity Interests of the Company and the Company's business of providing consulting, laboratory, and strategic support services, including contract pharmacology and pathology services (collectively, the "Business"), and wish to provide for certain related transactions, on the terms and subject to the conditions and other provisions set forth in this Agreement.

NOW, THEREFORE, pursuant to the above Recitals and in consideration of the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

For purposes of this Agreement:

"ACA" has the meaning set forth in Section 4.8(k).

"Acquisition Transaction" has the meaning set forth in Section 6.8.

"Adjustment Deficit Amount" has the meaning set forth in Section 3.3(d).

"Adjustment Escrow Account" means the escrow account to be established by the Escrow Agent under the Escrow Agreement for the purpose of holding the Adjustment Escrow Amount until disbursed pursuant to the Escrow Agreement.

"Adjustment Escrow Amount" means Five Hundred Thousand Dollars ($500,000).

"Adjustment Surplus Amount" has the meaning set forth in Section 3.3(d).

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

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"Annual Statements" has the meaning set forth in Section 4.13(a).

"Base Cash Consideration" means Eighteen Million Five Hundred Thousand Dollars ($18,500,000).

"Business" has the meaning set forth in the Recitals.

"Business Day" (whether or not capitalized) means any day that is not a Saturday or a Sunday or a day on which banks located in Colorado and Indiana are authorized or required to be closed.

"Business Employee" means any employee of the Company.

"Cancelled Shares" has the meaning set forth in Section 3.1(a).

"Cap" has the meaning set forth in Section 8.4(b).

"CARES Act" means the Coronavirus Aid, Relief, and Economic Security Act of 2020, Pub. L. 116-136, as amended.

"Cash" means cash and cash equivalents less the sum of: (a) all outstanding and uncleared checks of the Company; (b) all uncleared wire transfers in transit initiated by the Company; (c) all amounts that are not freely usable by the Company because they are subject to restrictions or limitations on use or distribution by applicable Legal Requirement, Contract, or otherwise (including, for the avoidance of doubt, any security deposits on hand with Third Parties, deposits of customers, cash securing letters of credit and similar restricted cash.

"Cash Consideration Amount" means (a) the Base Cash Consideration, plus (b) the Closing Cash, plus (c) the Working Capital Adjustment, less (d) the Closing Indebtedness.

"CCAA" has the meaning set forth in the Recitals.

"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

"Certificate" has the meaning set forth in Section 3.1(c).

"Claim Notice" has the meaning set forth in Section 8.5.

"Closing" has the meaning set forth in Section 2.2.

"Closing Balance Sheet" has the meaning set forth in Section 3.3(a).

"Closing Cash" means all Cash of the Company as of immediately prior to the Effective Time.

"Closing Cash Payment" means an amount in cash equal to (i) the Cash Consideration Amount, less (ii) the Escrow Amount, less (iii) if the Forgiveness Determination Date does not occur prior to the Closing, the PPP Escrow Amount, less (iv) the Estimated Company Expenses.

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"Closing Date" has the meaning set forth in Section 2.2.

"Closing Indebtedness" means, without duplication: (a) all Indebtedness of the Company as of immediately prior to the Effective Time that is not included as a Current Liability for purposes of determining Closing Net Working Capital; plus (b) a good faith estimate of any unpaid Taxes of the Company for all Pre-Closing Tax Periods (calculated as of the end of the day on the Closing Date and including an estimate of unpaid Taxes for the portion of any Straddle Period ending on the Closing Date), plus (c) the Section 481 Adjustment.

"Closing Net Working Capital" means Current Assets of the Company, less the Current Liabilities of the Company, determined as of the close of business on the Closing Date and in accordance with the illustrative calculation attached hereto as Exhibit B.

"Closing Statement" has the meaning set forth in Section 3.3(a).

"Code" means the Internal Revenue Code of 1986, as amended.

"Company" has the meaning set forth in the Preamble.

"Company 401(k) Plan" means the Bolder BioPATH, Inc. 401(k) Profit Sharing Plan and Trust, as it may be amended from time to time.

"Company Board" has the meaning set forth in the Recitals.

"Company Expenses" means any and all costs, fees of outside professionals and other expenses incurred by the Stockholders or the Company in connection with this Agreement and the consummation of the transactions contemplated hereby that remain unpaid at Closing, including (a) legal, accounting, tax, brokerage, management, investment banking or other similar fees and expenses incurred as a result of or in anticipation of the Closing; (b) all bonuses, if any, payable to directors, officers, and employees of the Company that become payable upon or in connection with the Closing of the transactions contemplated hereby, and all fees and expenses related thereto (including the employer portion of payroll Taxes and any amounts to offset any excise Taxes imposed under Legal Requirement and any unrelated income Taxes); and (c) one-half of the fees of the Escrow Agent.

"Company Parties" and "Company Party" have the meaning set forth in the Preamble.

"Company Plan" has the meaning set forth in Section 4.8(a).

"Company Stock" has the meaning set forth in the recitals.

"Company's Knowledge" means the actual knowledge of the Stockholders, Kyle Rothermel, Jed Pheneger, Robert O'Connell, and Chris Butt, after due inquiry. In addition, a Person shall be deemed to have "knowledge" of any fact or matter set forth in documents or other materials that have been actually delivered to or have been in such Person's actual possession (whether physical or electronic).

"Competitive Enterprise" has the meaning set forth in Section 6.11(a).

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"Compliant" means, as of any time of determination, with respect to the Required Information, that (a) such Required Information, taken as a whole, at such time does not contain any untrue statement of a material fact regarding the Company or omit to state any material fact regarding the Company required to be stated therein or necessary in order to make the Required Information, in the light of the circumstances under which the statements contained therein are made, not misleading, (b) such Required Information complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of securities on Form S-1 and (c) the financial statements and other financial information included in such Required Information would not be deemed stale or otherwise be unusable under a registered public offering of securities on Form S-1 and are, and remain throughout the Marketing Period, sufficient to permit the Company's independent accountants to issue comfort letters, including as to customary negative assurances, in order to consummate any offering of debt securities on any day during the Marketing Period, which such accountants have confirmed they are prepared to issue.

"Confidential Information" means any information of the Company and the Stockholders related to the Business, including methods of operation, customers, customer lists, products, prices, fees, costs, technology, inventions, trade secrets, know-how, software, marketing methods, plans, and information relating to Company's personnel, vendors, competitors, markets or other specialized information or proprietary matters.

"Confidentiality Agreement" has the meaning set forth in Section 6.4.

"Contract" means any legally binding written or oral agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, mortgage or guarantee.

"COVID-19" means the infectious disease known as coronavirus disease 2019, or COVID-19, caused by severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2), and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

"COVID-19 Assistance" has the meaning set forth in Section 4.23(e).

"COVID-19 Legal Requirement" shall mean the CARES Act, the Families Coronavirus Response Act of 2020, any U.S. presidential memorandum or executive order, or any other Legal Requirement intended to address the consequences of COVID-19.

"COVID-19 Measures" means any quarantine, "shelter in place", "stay at home", workforce reduction, social distancing, shut down, closure, sequester, safety or similar law promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including any COVID-19 Legal Requirement.

"Current Assets" means accounts receivable (net of allowance for doubtful accounts and Delinquent Receivables), unbilled revenue, inventory, and prepaid expenses, but excluding (a) Cash, (b) the portion of any prepaid expenses of which Surviving Entity will not receive a benefit following the Closing, (c) deferred Tax assets, and (d) receivables from any of the Company's Affiliates, managers, employees, officers, stockholders or members of the Company Board, and any of their respective Affiliates, in all cases determined in accordance with GAAP consistently applied.

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"Current Liabilities" means accounts payable, accrued Taxes, deferred revenue, and accrued expenses, but excluding (a) Indebtedness, (b) payables to any of the Company's Affiliates, managers, employees, officers, stockholders or members of the Company Board and any of their respective Affiliates, (c) deferred Tax liabilities, and (d) Company Expenses in all cases, determined in accordance with GAAP consistently applied.

"Damages" means all damages, dues, penalties, fines, amounts paid in settlement, costs, obligations, Liabilities, injury, losses, decline or diminution in value, expenses, fees, interest, court costs, reasonable attorneys' fees and expenses and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing and enforcement of rights including, as the context may require, any of the foregoing which arise out of or in connection with any Matter, charges, complaints, injunctions, judgments, decrees or rulings, but expressly excluding any consequential, punitive or special damages, lost profits or similar damages.

"Delinquent Receivables" means all accounts receivable of the Company that, as of the close of business on the last Business Day prior to the Closing Date, have been outstanding for one hundred twenty (120) days or longer.

"Designated Pre-Closing Liabilities" means: (a) any Indebtedness that was not included in the calculation of the Merger Consideration, as adjusted pursuant to Section 3.3; (b) any Company Expenses that were not included in the calculation of the Merger Consideration, as adjusted pursuant to Section 3.3; and (c) any Liabilities the result of any actions, inactions, errors, or omissions of the Stockholders and the Company related to any period before the Effective Time.

"Direct Claim" has the meaning set forth in Section 8.5(c).

"Disclosure Schedules" means the disclosure schedules delivered by the Company to Parent and Merger Subs contemporaneously with the execution and delivery of the Agreement. References to Schedules in ARTICLE IV of this Agreement refer to the corresponding Section of the Disclosure Schedules.

"Effective Date" has the meaning set forth in the Preamble.

"Effective Time" has the meaning set forth in Section 2.3(a).

"Employee Plans" means each employee benefit plan, as defined in Section 3(3) of ERISA (whether or not subject to ERISA), each employment, change in control, retention, severance or similar contract and each other plan or arrangement (written or oral) providing for compensation, bonuses, commission, profit-sharing, stock or unit option or other stock or membership unit related rights or other forms of incentive or deferred compensation (including any such plans governed by Code Section 409A), vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers' compensation, supplemental unemployment benefits, severance benefits, post-employment or retirement benefits, and other similar benefits (including compensation, pension, health, medical or life insurance benefits) and other employee benefit arrangements, policies, or practices for which Stockholders or Company (or any ERISA Affiliate) is a plan sponsor, as defined in Section 3(16)(B) of ERISA, or which Stockholders or Company (or an ERISA Affiliate) otherwise maintains or to which Stockholders or Company (or an ERISA Affiliate) otherwise contribute or have contributed, or in which Stockholders or Company (or an ERISA Affiliate) participates or have participated or under which Stockholders (through an ERISA Affiliate or otherwise) have or may have any Liabilities.

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"End Date" has the meaning set forth in Section 10.1(d).

"Environmental Claim" means any notice or claim by any Person or any Authority alleging potential Liability (including potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, release or threatened release into the environment of any Materials of Environmental Concern at any location, whether or not owned, leased or operated by Stockholders or (b) any violation, or alleged violation, of any Environmental, Health and Safety Requirement.

"Environmental Documentation" has the meaning set forth in Section 4.18(h).

"Environmental Permits" means all Permits required under any Environmental, Health and Safety Requirement.

"Environmental, Health and Safety Requirements" means all Legal Requirements and other provisions having the force or effect of Legal Requirement and all judicial and administrative orders and determinations, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment (including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Materials of Environmental Concern), each as amended and as now in effect.

"Equity Interests" means with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person's capital stock or other equity interests (including partnership interests or limited liability company or any other interest or participation that confers on a Person the right to receive a share of the profits and losses, or distributions of assets, of the issuing Person, and options, warrants, and other securities exercisable or convertible into capital stock or other equity interests of the issuing Person, including any convertible debt.

"Equity Plan" has the meaning set forth in Section 5.2(b).

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

"Escrow Accounts" means, collectively, the Adjustment Escrow Account and the Indemnity Escrow Account.

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"Escrow Agent" means U.S. Bank, National Association.

"Escrow Agreement" has the meaning set forth in Section 3.2(b)(vi).

"Escrow Amount" means the sum of the Adjustment Escrow Amount and the Indemnity Escrow Amount.

"Estimated Closing Cash" means Closing Cash as shown on the Pre-Closing Statement.

"Estimated Closing Indebtedness" means Closing Indebtedness as shown on the Pre-Closing Statement.

"Estimated Closing Cash Payment" means the Closing Cash Payment as shown on the Pre-Closing Statement.

"Estimated Closing Net Working Capital" means Closing Net Working Capital as shown on the Pre-Closing Statement.

"Estimated Company Expenses" means Company Expenses as shown on the Pre-Closing Statement.

"Estimated Working Capital Adjustment" means the Working Capital Adjustment as shown on the Pre-Closing Statement.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

"Exclusivity Agreement" has the meaning set forth in Section 6.3.

"Expiration Date" has the meaning set forth in Section 8.1(a).

"Extension Payment" has the meaning set forth in Section 10.1(d).

"FDA" means the United States Food and Drug Administration.

"Financial Statements" has the meaning set forth in Section 4.13(a).

"Financing" means any debt, equity, or other financings in connection with the transactions contemplated by this Agreement, including any offering or private placement of debt securities, borrowing of loans, establishment of any credit facilities, capital markets debt financing, or equity or equity-related offerings, in any case resulting in an amount of net proceeds to Parent sufficient, after payment of all fees, expenses, commissions and discounts to pay the cash portion of the Merger Consideration.

"Financing Sources" means the agents, arrangers, underwriters, purchasers, lenders and other entities that commit or have committed to provide or arrange or otherwise entered into agreements in connection with any Financing, including the parties to any commitment letter or engagement letter in respect of any Financing or to any joinder agreements, indentures, credit agreements or other agreements entered pursuant thereto or relating thereto, together with their Affiliates and the current, former or future officers, directors, employees, partners, trustees, shareholders, equityholders, managers, members, limited partners, controlling persons, agents and representatives of each of them and the successors and assigns of the foregoing Persons.

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"First Merger" has the meaning set forth in the recitals of the Agreement.

"First Statement of Merger" has the meaning set forth in Section 2.3(a).

"Flow Through Returns" has the meaning set forth in Section 6.3.

"Forgiveness Determination Date" means the date on which the SBA makes a final determination regarding the forgiveness of the PPP Loan in whole or in part.

"Fundamental Representations" has the meaning set forth in Section 8.1(b).

"GAAP" means United States generally accepted accounting principles.

"Governmental Authority" means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official or ministry and any governmental court or other governmental tribunal); or (d) entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power.

"Hazardous Substances" means and includes any materials, chemicals, substances or wastes which, at the time of Closing, are regulated by any Governmental Authority under Environmental Legal Requirements now existing, including (a) materials, chemicals, substances and/or wastes regulated as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," "toxic wastes", "solid wastes," "regulated wastes," "pollutants," "contaminants," "radioactive materials," "radioactive wastes," and other similar terms and/or (b) petroleum and/or petroleum products, PCBs, asbestos, urea formaldehyde.

"Healthcare Legal Requirement" means any Legal Requirement relating to the regulation of the healthcare or clinical laboratory industry or to the payment for services rendered by healthcare providers; the Federal Food Drug and Cosmetic Act (21 U.S.C. § 321 et seq.) and all regulations promulgated thereunder; the Health Insurance Portability and Accountability Act of 1996 as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and their implementing regulations and any state health care privacy, security, or confidentiality Legal Requirements; Legal Requirements pertaining to licensure, certification, registration, or operation requirements of healthcare facilities, laboratory testing services or equipment, including, but not limited to, the Clinical Laboratory Improvement Amendments of 1988, as amended.

"Improvements" has the meaning set forth in Section 4.17(c).

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"Indebtedness" means the unpaid principal amount of, accrued interest on, and prepayment penalties and premiums with respect to, all indebtedness for borrowed money of the Company, all obligations of the Company evidenced by bonds, debentures, notes or similar instruments, all obligations, contingent or otherwise, of the Company as an account party with respect to letters of credit and letters of guarantee (to the extent drawn upon at Closing) and all capital lease obligations of the Company.

"Indemnified Party" has the meaning set forth in Section 8.5.

"Indemnifying Party" has the meaning set forth in Section 8.5.

"Indemnity Escrow Account" means the escrow account into which the Indemnity Escrow Amount shall be deposited and held by the Escrow Agent for purposes of securing the Stockholders' obligations under ARTICLE VIII, until disbursed in accordance with the Escrow Agreement.

"Indemnity Escrow Amount" means Seven Hundred Fifty Thousand Dollars $(750,000).

"Independent Accounting Firm" means a mutually-agreeable nationally recognized firm of independent auditors that has not performed work for, and is otherwise independent of, Parent, the Company, and Stockholders.

"Indiana Act" has the meaning set forth in the Recitals.

"Information Systems" means the internal information and reporting systems of the Company that are used in its business or operations, including computer hardware systems, software applications and embedded systems.

"Inotiv 401(k) Plan" has the meaning set forth in Section 6.19.

"Intellectual Property" has the meaning set forth in Section 4.3(a).

"Interim Statement" has the meaning set forth in Section 4.13(a).

"Interim Surviving Corporation" has the meaning set forth in Section 2.1(a).

"Interim Surviving Corporation Common Stock" has the meaning set forth in Section 3.1(c).

"Investment Company Act" has the meaning set forth in Section 5.133.

"Lease Agreement" means the Amended and Restated Lease Agreement, dated as of the Closing Date, by and between GPIF Flatiron Business Park LLC and the Surviving Entity.

"Legal Requirement" means any law, rule, decree, statute, regulation, ordinance, directive, code, Order, ordinance, judgment, injunction, or binding judicial precedent that is legally promulgated or issued by any Governmental Authority.

"Liabilities" means debts, liabilities, and obligations, whether accrued or fixed, absolute, or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any applicable Legal Requirement or Contract, including any liabilities or obligations for Taxes.

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"Liens" means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever.

"Listed Intellectual Property" has the meaning set forth in Section 4.3(a).

"Lock-up Agreement" has the meaning set forth in Section 6.20.

"Marketing Period" means the first period of one hundred twenty (120) consecutive days commencing on the date on which the Required Information is delivered to Parent throughout and at the end of which Parent shall have the Required Information and the Required Information is Compliant. Notwithstanding anything in the preceding sentence of this definition to the contrary, the Marketing Period shall not commence or be deemed to have commenced if, after the date hereof and prior to the completion of such one hundred twenty (120) day period: (a) the Stockholders or the Company has announced to Parent, the Company's independent auditor or any other third party (i) its intention to restate in any material respect any of the Company's financial statements contained in the Required Information, or (ii) that any such restatement is under active consideration, in which case the Marketing Period shall not commence unless and until such restatement has been completed, the applicable Required Information has been amended and, to the extent such financial statements had previously been audited, an "unqualified" audit opinion is issued with respect to such restated financial statements, or the Stockholders or the Company have announced to Parent and the Company's independent auditor that no restatement is required; or (b) the Company's independent auditor shall have withdrawn any audit opinion with respect to any of the Company's financial statements contained in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until a new "unqualified" audit opinion is issued with respect to such financial statements or any restatement thereof. Notwithstanding anything in this definition to the contrary, the Marketing Period shall be deemed to have ended on the date the Financing has been consummated.

"Material Contracts" has the meaning set forth in Section 4.4(a).

"Material Adverse Effect" means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), prospects or assets of the Business, (b) the value of the Business, (c) the ability of the Company to consummate the transactions contemplated hereby on a timely basis, or (d) Parent's ability to operate the Business immediately after Closing in the manner operated by the Stockholders prior to Closing; provided that, “Material Adverse Effect” shall not include any such event, occurrence, fact, condition or change to the extent it results or arises from (i) any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, (ii) changes generally affecting (A) the industry in which the Company operates, (B) the United States or worldwide economy, or (C) political conditions in the United States or worldwide, (iii) changes in Legal Requirements or GAAP (or authoritative interpretation thereof), (iv) any action required to be taken by the Company pursuant to the terms of this Agreement, (v) any action taken by the Company that is permitted or requested to be taken by Parent in writing, (vi) the announcement or pendency of the Mergers, including the impact thereof on the relationships with customers, suppliers, partners or employees of the Company or (vii) any failure to meet any internal or published budgets, projections, forecasts or predictions in respect of financial performance for any period, except, in the case of the any of the foregoing clauses (i) and (ii), if such event, occurrence, fact, condition or change materially affects the Company disproportionately to other participants in the Company’s industry.

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"Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, radiation or radon, in each case with respect to which Liability or standards of conduct are imposed pursuant to any Environmental, Health and Safety Requirements.

"Matter" means any judicial or administrative or arbitral action, mediation, inquiry, claim (including counterclaim), demand, dispute, action, suit, proceeding, investigation, or other similar matter.

"Merger Consideration" means the sum, without duplication, of (a) the Cash Consideration Amount, plus (b) the Adjustment Surplus Amount, if any, plus (c) the Parent Stock, plus (d) the Stockholder Note.

"Merger Sub" has the meaning set forth in the Preamble.

"Merger Sub LLC" has the meaning set forth in the Preamble.

"Merger Subs" has the meaning set forth in the Preamble.

"Mergers" has the meaning set forth in the recitals of the Agreement.

"Most Recent Balance Sheet" has the meaning set forth in Section 4.13(c).

"NASDAQ" means the NASDAQ Capital Market or such other stock exchange on which the Parent Common Shares are traded.

"Objection Notice" has the meaning set forth in Section 3.3(b).

"Order" means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment, or arbitration award of a Governmental Authority.

"Organizational Documents" means: (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof; (b) with respect to a limited liability company, the certificate or articles of formation or organization, as applicable, and the operating or limited liability company agreement, as applicable, thereof; (c) with respect to a partnership, the certificate of formation and the partnership agreement; and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

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"Parent" has the meaning set forth in the Preamble.

"Parent Board" has the meaning set forth in the Recitals.

"Parent Common Shares" has the meaning set forth in Section 5.2(a).

"Parent Consents" has the meaning set forth in Section 9.3(c).

“Parent Financial Statements" has the meaning set forth in Section 5.6(a).

"Parent's Knowledge" means the actual knowledge of Robert W. Leasure, Jr. and Beth A. Taylor after due inquiry. In addition, a Person shall be deemed to have "knowledge" of any fact or matter set forth in documents or other materials that have been actually delivered to or have been in such Person's actual possession (whether physical or electronic).

"Parent Indemnified Parties" and "Parent Indemnified Party" have the meanings set forth in Section 8.2.

"Parent Preferred Shares" has the meaning set forth in Section 5.2(a).

"Parent Releasee" has the meaning set forth in Section 6.7(a).

"Parent Stock" means a number of Parent Common Shares equal to the lesser of: (a) 1,800,000 shares or (b) the number of shares obtained by dividing: (i) $27,000,000, by (ii) the lesser of (A) the weighted average closing price of Parent Common Shares as reported by NASDAQ for the twenty (20) trading-day period ending on the third trading day prior to the Closing Date, and (B) the offering price per share in any Common Stock offering (public or private) by Parent after the Effective Date and prior to the Closing.

"Payoff Letters" has the meaning set forth in Section 9.4(f).

"Per Share Adjustment Surplus Amount" means (a) the Adjustment Surplus Amount, divided by (b) the number of shares of Company Stock outstanding immediately prior to the Effective Time.

"Per Share Closing Cash Payment Amount" means (a) the Closing Cash Payment as set forth on the Pre-Closing Statement, divided by (b) the number of shares of Company Stock outstanding immediately prior to the Effective Time.

"Per Share Merger Consideration" means (a) the Merger Consideration, divided by (b) the number of shares of Company Stock outstanding immediately prior to the Effective Time.

"Per Share Parent Stock Amount" means (a) the number of shares of Parent Stock, divided by (b) the number of shares of Company Stock outstanding immediately prior to the Effective Time.

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"Per Share Stockholder Note Amount" means (a) One Million Five Hundred Thousand Dollars ($1,500,000), divided by (b) the number of shares of Company Stock outstanding immediately prior to the Effective Time.

"Permit" means any licenses, permits, certificates and certifications (including certificates of occupancy), variances, exemptions, filings, registrations, declarations, notifications, accreditations, approvals, consents all other authorizations of any Governmental Authority.

"Permitted Liens" means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (b) mechanics', carriers', workers', repairers', and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Authorities having jurisdiction over such Person's owned or leased real property, which are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person's owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person's businesses; (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person's businesses; (f) Liens arising under workers' compensation, unemployment insurance, social security, retirement, and similar legislation; and (g) any Lien on funds in escrow with the PPP Lender securing the repayment of the PPP Loan.

"Person" means any individual, corporation, general partnership, limited partnership, limited liability company, trust, association, firm, organization, company, business, entity, union, society, or Governmental Authority.

"Personal Property Leases" has the meaning set forth in Section 4.5(b).

"Personnel" means any director, manager, officer, employee, consultant, agent or other personnel of the Company or Parent, as applicable.

"PPP Escrow Agreement" has the meaning set forth in Section 3.2(b)(vii).

"PPP Escrow Amount" means an amount equal to the PPP Loan, plus any additional amounts required to be deposited with the PPP Lender under the PPP Escrow Agreement.

"PPP Lender" means BBVA USA.

"PPP Loan" means that certain loan in the original principal amount of $228,464 made by the PPP Lender to the Company pursuant to the Paycheck Protection Program under the CARES Act, and all accrued and unpaid interest thereon and any penalties or premiums which may become payable with respect thereto, which loan is evidenced by that certain Paycheck Protection Program Promissory Note, dated April 20, 2020.

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"PPP Loan Forgiveness Application" means the forgiveness application submitted by the Company with respect to the PPP Loan.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date, and the portion through the end of the Closing Date for any Straddle Period.

"Pre-Closing Statement" has the meaning set forth in Section 3.2(a).

"Qualified Benefit Plan" has the meaning set forth in Section 4.8(b).

"Real Property Leases" has the meaning set forth in Section 4.17(a).

"Related Party" means (i) any Affiliate of the Company or either of the Stockholders, and (ii) any director or officer of the Company and any member of their immediately family or their respective Affiliates.

"Releasee" has the meaning set forth in Section 6.7(a).

"Releasing Persons" has the meaning set forth in Section 6.7(a).

"Representatives" means Affiliates, directors, officers, employees, prospective financing sources, accountants, counsel, investment bankers, advisors, or other agents.

"Required Information" has the meaning set forth in Section 6.2(b).

"Resolved Items" has the meaning set forth in Section 3.3(c).

"Restricted Party" shall mean each Stockholder.

"Restricted Period" has the meaning set forth in Section 6.11(a).

"Review Period" has the meaning set forth in Section 3.3(b).

"Rule 144" means 17 CFR 230.144, as amended, modified, supplemented or replaced.

"SBA" means the United States Small Business Administration.

"SEC" means the U.S. Securities and Exchange Commission.

"Second Effective Time" has the meaning set forth in Section 2.3(b).

"Second Merger" has the meaning set forth in the recitals of the Agreement.

"Second Statement of Merger" has the meaning set forth in Section 2.3(b).

"Section 481 Adjustment" means the estimated amount of corporate income tax (assuming a twenty-five percent (25%) corporate income tax rate) required to be paid by the Parent or the Surviving Entity by reason of the required inclusion in income under Section 481 of the Code (if any) arising from the Company’s change in method of accounting from the cash method to the accrual method after the Closing by reason of the Mergers.

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"Securities Act" means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

"Stockholder" has the meaning set forth in the Preamble.

"Stockholder Indemnified Parties" and "Stockholder Indemnified Party" have the meaning set forth in Section 8.3.

"Stockholder Note" means an unsecured, subordinated promissory note made by the Surviving Entity in favor of a Stockholder in substantially the form attached hereto as Exhibit C.

"Stockholder Written Consent" has the meaning set forth in the recitals.

"Straddle Period" has the meaning set forth in Section 7.1.

"Surviving Entity" has the meaning set forth in Section 2.1(b).

"Target Working Capital" means Three Million Two Hundred Fifty Thousand Dollars ($3,250,000).

"Tax Return" means any and all returns, reports, information statements and amendments thereto, filed or required to be filed in connection with the determination, assessment or collection of any Taxes or in accordance with any Legal Requirements.

"Taxes" means (a) all federal, state, local and foreign taxes (including income or profits taxes, premium taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, ad valorem taxes, goods and services taxes), severance taxes, capital levy taxes, transfer taxes, value added taxes, employment and payroll-related taxes, real and personal property taxes, real property assessments, business license taxes, occupation taxes, import duties, escheat obligations and other governmental charges and assessments), of any kind whatsoever, including interest, additions to tax and penalties with respect thereto, (b) liability for any such items described in clause (a) that is imposed by reason of U.S. Treasury Regulation §1.1502-6 or similar Legal Requirement, and (c) liability for any such items described in clause (a) imposed on any transferee or indemnitor, by contract or otherwise.

"Termination Fee" has the meaning set forth in Section 10.3(b).

"Third Party" means any Person, other than Parent, Merger Subs, Stockholders, the Company, or any of their respective Affiliates.

"Third Party Claim" has the meaning set forth in Section 8.5(b).

"Threshold Amount" has the meaning set forth in Section 8.4(a).

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"Transaction Documents" means: (a) the Agreement; (b) the Escrow Agreement, (c) the Lease Agreement; and (d) any such other assignments, agreements, documents, and certificates as may be contemplated hereby.

"Transfer Agent" means Computershare Ltd. and any successor thereto as transfer agent for the Parent Common Stock.

"Transfer Taxes" has the meaning set forth in Section 7.3.

"Union" has the meaning set forth in Section 4.7(b).

"Unresolved Items" has the meaning set forth in Section 3.3(c).

"WARN Act" means the federal Worker Adjustment and Retraining Notification Act of 1988, as amended, and similar Legal Requirements related to plant closings, relocations, mass layoffs and employment losses.

"Working Capital Adjustment" means the amount (if any) by which the Closing Net Working Capital is less or more than the Target Working Capital (it being understood that if the Closing Net Working Capital is the same as the Target Working Capital, the Working Capital Adjustment shall be $0). For the avoidance of doubt, if the Closing Net Working Capital is less than the Target Working Capital, the Working Capital Adjustment shall be expressed as a negative number, and if the Closing Net Working Capital is greater than the Target Working Capital, the Working Capital Adjustment shall be expressed as a positive number.

ARTICLE II.
THE MERGERS

Section 2.1.       The Mergers.

(a)       First Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the CCAA, at the Effective Time: (i) Merger Sub will merge with and into the Company; (ii) the separate corporate existence of Merger Sub will cease; and (iii) the Company will continue its corporate existence under the CCAA as the surviving entity of the First Merger and a wholly-owned subsidiary of Parent (sometimes referred to herein as the "Interim Surviving Corporation").

(b)       Second Merger. As part of a single integrated plan, immediately following the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the CCAA and the Indiana Act, the Interim Surviving Corporation shall be merged with and into Merger Sub LLC, whereupon the separate corporate existence of the Interim Surviving Corporation shall cease, and Merger Sub LLC shall continue its existence under Indiana law as the surviving company in the Second Merger (the "Surviving Entity") and a direct wholly-owned subsidiary of Parent.

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Section 2.2.       Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Mergers (the "Closing") will take place at the offices of Ice Miller LLP at One American Square, Suite 2900, Indianapolis, Indiana 46282, at 10:00 a.m. Eastern Standard Time or by exchange of the required documents by facsimile or email on the date mutually agreed by the parties that is no later than five (5) Business Days following the satisfaction and/or waiver of all conditions to the Mergers set forth in ARTICLE IX (other than conditions that are to be satisfied at the Closing) unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The actual date of the Closing is hereinafter referred to as the "Closing Date." Except as otherwise set forth herein, all proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously, and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

Section 2.3.       Effective Time and Second Effective Time.

(a)       Effective Time. Subject to the provisions of this Agreement, on the Closing Date, the Company and Merger Sub will cause a statement of merger (the "First Statement of Merger") to be executed, acknowledged, and filed with the Secretary of State of Colorado in accordance with the relevant provisions of the CCAA and shall make all other filings or recordings required under the CCAA. The First Merger will become effective at such time as the First Statement of Merger has been duly filed with the Secretary of State of Colorado or at such later date or time as may be agreed by the Company and Parent in writing and specified in the First Statement of Merger in accordance with the CCAA (the effective time of the First Merger being referred to herein as the "Effective Time").

(b)      Second Effective Time. Immediately following the Effective Time on the Closing Date, the Company and Merger Sub LLC will cause a statement of merger (the "Second Statement of Merger") to be executed, acknowledged, and filed with the Secretary of State of Colorado and the Secretary of State of Indiana in accordance with the relevant provisions of the CCAA and the Indiana Act and shall make all other filings or recordings required under the CCAA and the Indiana Act. The Second Merger will become effective at such time as the Second Statement of Merger has been duly filed with the Secretary of State of Colorado and the Secretary of State of Indiana or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Second Statement of Merger in accordance with the CCAA and the Indiana Act (the effective time of the Second Merger being referred to herein as the "Second Effective Time").

Section 2.4.       Effects of the Mergers.

(a)       First Merger. The First Merger shall have the effects set forth in this Agreement and in the applicable provisions of the CCAA. Without limiting the generality of the foregoing, and subject thereto from and after the Effective Time, the effects of the First Merger shall be that all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the Interim Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Interim Surviving Corporation.

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(b)      Second Merger. The Second Merger shall have the effects set forth in this Agreement and in the applicable provisions of the CCAA and Indiana Act. Without limiting the generality of the foregoing, and subject thereto from and after the Second Effective Time, the effects of the Second Merger shall be that all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Interim Surviving Corporation and Merger Sub LLC shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions, and duties of each of the Interim Surviving Corporation and Merger Sub LLC shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Entity.

Section 2.5.       Organizational Documents.

(a)       Interim Surviving Corporation. At the Effective Time: (i) the articles of incorporation of the Interim Surviving Corporation shall be amended and restated so as to read in its entirety as set forth in Exhibit D, and, as so amended and restated, shall be the articles of incorporation of the Interim Surviving Corporation until thereafter amended in accordance with the terms thereof and applicable Legal Requirement; and (ii) the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Interim Surviving Corporation, except that references to Merger Sub's name shall be replaced with references to the Interim Surviving Corporation's name, until thereafter amended in accordance with the terms thereof, the articles of incorporation of the Interim Surviving Corporation, and applicable Legal Requirement.

(b)       Surviving Entity. At the Second Effective Time: (i) the articles of organization of Merger Sub LLC, as in effect immediately prior to the Second Effective Time, shall be the articles of organization of the Surviving Entity until thereafter amended in accordance with the terms thereof and applicable Legal Requirement; and (ii) the operating agreement of Merger Sub LLC, as in effect immediately prior to the Second Effective Time, shall be the operating agreement of the Surviving Entity until thereafter amended in accordance with the terms thereof, the articles of organization of the Surviving Entity, and applicable Legal Requirement, except that the name of the Surviving Entity shall be Inotiv Boulder, LLC.

Section 2.6.       Directors and Officers.

(a)       Interim Surviving Corporation. At the Effective Time, the initial directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers of the Interim Surviving Corporation until their death, resignation, or removal in accordance with the articles of incorporation and bylaws of the Interim Surviving Corporation.

(b)      Surviving Entity. At the Second Effective Time, the initial managers and officers of the Surviving Entity shall be the directors and officers, respectively, of the Interim Surviving Corporation immediately prior to the Second Effective Time, each to hold the office until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the operating agreement of the Surviving Entity.

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ARTICLE III.
EFFECT OF THE MERGERS ON CAPITAL STOCK; PAYMENTS AT CLOSING

Section 3.1.       Effect of the First Merger on Capital Stock. At the Effective Time, as a result of the First Merger and without any action on the part of Parent, Merger Subs, or the Company or the holder of any capital stock of Parent, Merger Sub, or the Company or the holder of any membership interest in Merger Sub LLC:

(a)       Cancellation of Certain Company Stock. Each share of stock of the Company, common, preferred, or otherwise that is owned by the Company (as treasury stock or otherwise) or any of its direct or indirect wholly-owned subsidiaries as of immediately prior to the Effective Time (the "Cancelled Shares") will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b)      Conversion of Company Stock. Each share of stock of the Company, common, preferred, or otherwise, issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) will be converted into the right to receive the Per Share Merger Consideration; provided, however, that each Stockholder shall have the right to elect to receive a greater or lesser proportion of the Merger Consideration payable to such Stockholder in cash or in Parent Stock by making a written election with respect thereto that is delivered to the Company and Parent on or prior to the fifth (5th) Business Day prior to the Closing Date; and provided, further, that in no event will any election made by a Stockholder result in an increase in (i) the aggregate Merger Consideration, (ii) the amount or proportion of the aggregate Merger Consideration to be paid to all of the Stockholders as a group in cash, or (iii) the number of shares of Parent Stock required to be issued to all of the Stockholders as a group or the proportion of the aggregate Merger Consideration represented by shares of Parent Stock.

(c)       Conversion of Merger Sub Capital Stock. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock, of the Interim Surviving Corporation ("Interim Surviving Corporation Common Stock") with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Interim Surviving Corporation. From and after the Effective Date, all certificates representing shares of Merger Sub common stock shall be deemed for all purposes to represent the number of shares of common stock of the Interim Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d)       Cancellation of Shares. At the Effective Time, (i) all shares of Company Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, (ii) no holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of the Company Stock (“Certificates”) shall have any rights as a stockholder of the Company, and (iii) Certificates representing any outstanding shares of Company Stock (except for Cancelled Shares) shall thereafter represent only the right to receive the Merger Consideration payable in respect of such shares as set forth in this Agreement.

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Section 3.2.       Payments at Closing.

(a)       At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent a written statement (the "Pre-Closing Statement") setting forth the following information: (i) for each Stockholder, such Stockholder's name, address, email address, bank account information and wire instructions for delivery of such Stockholder's share of the Closing Cash Payment and any other amounts to be paid to such Stockholder pursuant to this Agreement, and account number for the account at the Transfer Agent into which such Stockholder's share of the Parent Stock is to be transferred; (ii) the number of shares of Company Stock held by each such Stockholder immediately prior to the Effective Time and the amount of cash and number of shares of Parent Stock to be received by such Stockholder after giving effect to any election made by the Stockholders pursuant to Section 3.1(b), including a reasonably detailed calculation of such amounts and number of shares (or a formula therefor (including a sample calculation) that enables such calculation upon determination of the per share price of Parent Stock); (iii) an estimate of Closing Cash as of immediately prior to the Effective Time; (iv) an estimate of Closing Indebtedness as of immediately prior to the Effective Time; (v) an estimate of Closing Net Working Capital as of immediately prior to the Effective Time; (vi) an estimate of the Working Capital Adjustment as of immediately prior to the Effective Time; (vii) a calculation of the Closing Cash Payment, showing each component thereof, calculated using such estimated amounts; (viii) a list of all Company Expenses payable in connection with the Closing, including the recipients of such Company Expenses, the amounts to be paid to each such recipient (before any applicable Tax withholding), and, to the extent available, wire transfer instructions or a mailing address for payment to be made; and (ix) a list, including amounts, payees and wire instructions, of all Indebtedness of the Company to be repaid at Closing in accordance with the Payoff Letters.

(b)       Subject to the terms and conditions of this Agreement, at the Closing, Parent shall:

(i)        Pay to each Stockholder, by wire transfer of immediately available funds to the account designated for such Stockholder in the Pre-Closing Statement, either (A) if such Stockholder has not made an election under Section 3.1(b) that affects the amount of cash to be received by such Stockholder in the Merger, the Per Share Closing Cash Payment Amount, multiplied by the number of shares of Company Stock owned by the Stockholder immediately prior to the Effective Time or (B) if such Stockholder has made an election under Section 3.1(b) that affects the amount of cash to be received by such Stockholder in the Merger, the amount of cash elected by such Stockholder under Section 3.1(b) as set forth in the Pre-Closing Statement;

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(ii)       Deliver to each Stockholder through book-entry delivery to the account of the Stockholder at the Transfer Agent set forth in the Pre-Closing Statement, either (A) if such Stockholder has not made an election under Section 3.1(b) that affects the number of shares of Parent Stock to be received by such Stockholder in the Merger, a number of shares of Parent Stock equal to the Per Share Parent Stock Amount, multiplied by the number of shares of Company Stock owned by the Stockholder immediately prior to the Effective Time, or (B) if such Stockholder has made an election under Section 3.1(b) that affects the number of shares of Parent Stock to be received by such Stockholder in the Merger, the number of shares of Parent Stock elected by such Stockholder under Section 3.1(b) as set forth in the Pre-Closing Statement;

(iii)      Deliver to each Stockholder a Stockholder Note in a principal amount equal to the Per Share Stockholder Note Amount, multiplied by the number of shares of Company Stock owned by the Stockholder immediately prior to the Effective Time;

(iv)      Pay to each holder of Closing Indebtedness the full amount of such Indebtedness in accordance with the information in the Pre-Closing Statement and the Payoff Letters. Parent and the Company will cooperate in arranging for such repayment and shall take such reasonable actions as may be necessary to facilitate such repayment and to facilitate the release of any Liens securing such Closing Indebtedness in connection with such repayment.

(v)       Pay all outstanding Company Expenses in the amounts, to the recipients and pursuant to the instructions set forth in the Pre-Closing Statement.

(vi)      Deposit, or cause to be deposited, (X) the Adjustment Escrow Amount in immediately available funds into the Adjustment Escrow Account and (Y) the Indemnity Escrow Amount in immediately available funds into the Indemnity Escrow Account, in each case, such funds to be held and maintained by the Escrow Agent pursuant to an escrow agreement, substantially in the form attached hereto as Exhibit E to be entered into on the Closing Date by and among Parent, the Stockholders, and the Escrow Agent (the "Escrow Agreement"), and Parent will be deemed to have contributed on behalf of each Stockholder, his or her pro rata portion of the Adjustment Escrow Amount and the Indemnity Escrow Amount into the applicable Escrow Account. The parties hereto agree for all Tax purposes that (A) the Escrow Amount shall be treated as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of applicable Legal Requirement, as appropriate, and (B) if, and to the extent any portion of the Escrow Account is actually distributed to the Stockholders, interest may be imputed on such portion, as required by Section 483 or 1274 of the Code.

(vii)     If the Forgiveness Determination Date does not occur prior to the Closing, deposit, or cause to be deposited, the PPP Escrow Amount into an escrow account established by the PPP Lender and upon the terms and conditions in that certain PPP Escrow Agreement to be dated as of the Closing Date, by and between the Company and the PPP Lender (the "PPP Escrow Agreement"), and Parent will be deemed to have contributed on behalf of each Stockholder, his or her pro rata portion of the PPP Escrow Amount. The PPP Escrow Amount shall be available to be distributed to the Stockholders or the PPP Lender, as applicable, in accordance with the PPP Escrow Agreement.

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Section 3.3.       Post-Closing Adjustments.

(a)       Within ninety (90) days following the Closing Date, Parent shall prepare and deliver to the Stockholders a written statement (the "Closing Statement") which shall include (i) a balance sheet of the Company, as of the Closing Date (the "Closing Balance Sheet") and (ii) Parent's calculations of (A) Closing Cash, (B) Closing Indebtedness (including, for the avoidance of doubt, the Section 481 Adjustment), (C) Closing Net Working Capital (without giving effect to the transactions contemplated by this Agreement), (D) the Working Capital Adjustment, and (E) the Company Expenses, in each case as of the Effective Time. The Closing Statement shall be prepared in accordance with the methodologies and practices used by the Company in the preparation of the Pre-Closing Statement and shall include reasonable supporting documentation for the calculations and components contained therein.

(b)       The Stockholders shall have thirty (30) days following their receipt of the Closing Statement (the "Review Period") to review the same. During the Review Period, the Surviving Entity and Parent shall provide the Stockholders with (i) such information as may be reasonably requested by the Stockholders with respect to their review of the Closing Statement, including without limitation all accountant work papers and the books and records of Surviving Entity and (ii) access to any personnel of Parent (or any of its subsidiaries) or the Company, including Third Party accountants and auditors who are familiar with such matters or otherwise involved in the preparation of the Closing Balance Sheet and other information contained in the Closing Statement and/or any components thereof. On or before the expiration of the Review Period, the Stockholders shall deliver to Parent a reasonably detailed written statement accepting or objecting to the Closing Statement. In the event that the Stockholders shall object to the Closing Statement, such written statement (an "Objection Notice") shall include a reasonable explanation of the Stockholders' objections and the reasons therefor. The Stockholders may object to any component of the Closing Statement and/or any of the calculations set forth therein and/or any component of any of the numbers set forth in the Closing Statement or any other matters set forth therein. If the Stockholders do not deliver an Objection Notice to Parent within the Review Period, the Stockholders shall collectively be deemed to have accepted the Closing Statement and all of the determinations and calculations contained therein, and the same shall become binding and conclusive on the parties hereto and not subject to further appeal.

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(c)       In the event that the Stockholders shall have duly delivered an Objection Notice to Parent within the Review Period, Parent and the Stockholders shall promptly in good faith attempt to resolve the objections contained therein. All such objections that are resolved in a signed writing between the parties shall be final, binding and conclusive on the parties and not subject to further appeal (the "Resolved Items"). Any such objections which cannot be resolved between Parent and the Stockholders within thirty (30) days following Parent's receipt of the Objection Notice (such specific remaining objections, collectively, the "Unresolved Items") shall be resolved in accordance with this Section 3.3(c); provided, that neither Parent nor the Stockholders shall be permitted to raise any objection to the Pre-Closing Statement or the Closing Statement, as applicable, unless such objection is raised in the initial Closing Statement or the initial Objection Notice, respectively, as opposed to any amendment or restatement thereof, none of which shall be permitted. Should the Stockholders and Parent not be able to resolve such Unresolved Items, within the thirty (30) day period described above, either party may submit only the Unresolved Items to the Independent Accounting Firm for review and resolution, with instructions to complete the same as promptly as practicable, but in any event within thirty (30) days of its engagement. Each of Parent and the Stockholders agree to execute, if required, a customary engagement letter with the Independent Accounting Firm. Such Independent Accounting Firm shall review only the Unresolved Items and shall deliver a written statement, within thirty (30) days of the submission of the Unresolved Items to such Independent Accounting Firm (it being understood that all Unresolved Items must be submitted at the same time), setting forth its own calculation of each of the Unresolved Items. The calculation for each Unresolved Item shall not be greater than the highest value, or less than the lowest value, given such Unresolved Item in the Closing Statement or the Objection Notice, as applicable, and shall be made using the same methodologies and practices used by the Company in the preparation of the Most Recent Balance Sheet, consistently applied, and shall be based solely on the materials submitted to the Independent Accounting Firm by Parent or the Stockholders, and not by independent review. Neither Parent nor Stockholders shall have or conduct any communication, either written or oral, with the Independent Accounting Firm without the other party either being present or receiving a concurrent copy of any written communication. The Independent Accounting Firm's calculations of the Unresolved Items, absent manifest error, shall be binding and conclusive on the parties and not subject to appeal. Each party shall bear its own costs and expenses in connection with the resolution of such Unresolved Items by the Independent Accounting Firm. The fees and expenses of the Independent Accounting Firm shall be allocated between Parent and the Stockholders so that the amount of fees and expenses paid by the Stockholders (with the remainder of such amount being paid by Parent) shall be equal to the product of (x) and (y), where (x) is the aggregate amount of such fees and expenses, and where (y) is a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by the Stockholders (as determined by the Independent Accounting Firm) and the denominator of which is the total value in dispute. The parties agree that the procedure set forth in this Section 3.3(c) for resolving disputes with respect to the Closing Statement shall be the sole and exclusive method for resolving any such disputes. The Independent Accounting Firm's determination may be enforced in any court of competent jurisdiction.

(d)      Adjustments.

(i)        Once Closing Cash, Closing Indebtedness (including, for the avoidance of doubt, the Section 481 Adjustment), Closing Net Working Capital and the Working Capital Adjustment as of the Effective Time are finally determined pursuant to this Section 3.3, the parties shall recalculate the Closing Cash Payment using such finally determined amounts of Closing Cash, Closing Indebtedness (including, for the avoidance of doubt, the Section 481 Adjustment), Closing Net Working Capital and the Working Capital Adjustment instead of Estimated Closing Cash, Estimated Closing Indebtedness, Estimated Closing Net Working Capital and Estimated Working Capital Adjustment, respectively.

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(ii)       To the extent that the amount of the recalculated Closing Cash Payment is less than the amount of the Closing Cash Payment shown on the Pre-Closing Statement (the "Adjustment Deficit Amount"), then within five (5) Business Days after the date on which the recalculated Closing Cash Payment is finally determined, the Stockholders and Parent shall jointly instruct the Escrow Agent to disburse to Parent a portion of the Adjustment Escrow Amount equal to the Adjustment Deficit Amount, and to the extent, if any, the amount available for distribution from the Adjustment Escrow Account is less than the Adjustment Deficit Amount, the Stockholders shall pay to Parent the amount of such difference up to an amount equal to the Closing Cash, promptly, but in no event later than five Business Days following such written demand, by wire transfer of immediately available funds. To the extent the Adjustment Deficit Amount exceeds the amount of Closing Cash, Parent shall set-off against the aggregate remaining principal balance of the Stockholder Notes (pro rata as between the Stockholders in accordance with the principal balances of their Stockholder Notes), effective as of the Closing Date, the remaining Adjustment Deficit Amount. Thereafter, if the amount of any such difference owed to Parent hereunder that is not satisfied from the Closing Cash, the Adjustment Escrow Account, or by setoff against the Stockholder Notes as provided herein shall be paid by the Stockholders to Parent in cash by wire transfer of immediately available funds to the account(s) designated in writing by Parent, promptly, but in no event later than five Business Days following such written demand, by wire transfer of immediately available funds.

(iii)      To the extent that the amount of the recalculated Closing Cash Payment is greater than the amount of the Closing Cash Payment shown on the Pre-Closing Statement (the "Adjustment Surplus Amount"), then within five (5) Business Days after the date on which the recalculated Closing Cash Payment is finally determined, Parent shall, or shall cause the Surviving Entity to, pay an amount equal to the Adjustment Surplus Amount by wire transfer of immediately available funds to the Stockholders (pro rata based on the number of shares of Company Stock held by each Stockholder immediately prior to the Effective Time).

(iv)      After giving effect to clauses (ii) and (iii) of this Section 3.3, Parent and the Stockholders shall jointly instruct the Escrow Agent to disburse to the Stockholders (pro rata based on the number of shares of Company Stock held by each Stockholder immediately prior to the Effective Time) the remainder of the funds from the Adjustment Escrow Account, if any.

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Section 3.4.       Withholding. Each of Parent, Merger Subs, and the Surviving Entity shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this ARTICLE III such amounts as may be required to be deducted and withheld with respect to the making of such payment under any applicable Legal Requirement; provided, however, that except with respect to any compensatory payments to current or former employees of the Company, Parent shall (a) promptly provide such Persons with written notice of any amounts intended to be deducted or withheld reasonably in advance of the payment thereof, (b) cooperate in good faith with such Persons to seek to eliminate or reduce any such withholding or deduction, and (c) provide such Persons a reasonable opportunity to provide any applicable certificates, forms or other documentation that would eliminate or reduce the requirement to deduct or withhold under any such applicable Legal Requirement. To the extent that amounts are so deducted and withheld by Parent, Merger Subs, or the Surviving Entity, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Parent, Merger Subs, or the Surviving Entity, as the case may be, made such deduction and withholding.

Section 3.5.       Tax Treatment. The Mergers are intended to constitute a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code. Accordingly, the parties hereto intend the First Merger and the Second Merger, taken together, to constitute integrated steps in a single "plan of reorganization" within the meaning of Treasury Regulations Sections 1.368-2(b) and (g) and 1.368-3, which plan of reorganization the parties adopt by executing this Agreement.

Section 3.6.       Effect of the Second Merger on Capital Stock. At the Second Effective Time, as a result of the Second Merger and without any action on the part of Parent, Merger Subs, the Company or the Interim Surviving Corporation or any holder of capital stock of Parent, Merger Sub, the Company or the Interim Surviving Corporation or the holder of any membership interests in Merger Sub LLC, each share of Interim Surviving Corporation Common Stock issued and outstanding immediately prior to the Second Effective Time shall be converted into and become one common unit of the membership interest of the Surviving Entity, and each unit of membership interest of Merger Sub LLC issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as a common unit of the membership interest of Surviving Entity.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Each Stockholder, on a joint and several basis (except with respect to Section 4.11(b)-(c), which are made on a several, not joint and several, basis), hereby makes the following representations and warranties to Parent and Merger Subs, each of which is true as of the date hereof and as of the Closing Date (other than those representations and warranties provided as of a specific date), subject to the exceptions set forth in the Disclosure Schedules:

Section 4.1.       Organization and Good Standing; Ownership of Equity Interests.

(a)       The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization. The Company has delivered or made available to Parent true, complete, and correct copies of each of its articles of incorporation and bylaws or comparable Organizational Documents as in effect on the date hereof. The Company is not in material violation of any of the provisions of its Organizational Documents.

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(b)      The Company has no Equity Interests in any Person and has not previously owned or controlled, directly or indirectly, any interest in any Person. The Company is not a participant in any joint venture, partnership, or similar arrangement.

Section 4.2.       Capitalization. Schedule 4.2 sets forth all of the issued and outstanding Equity Interests of the Company. All of the issued and outstanding shares of Company Stock have been duly and validly issued and are fully paid and nonassessable. As of the Effective Date, except as set forth on Schedule 4.2, there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, deferred compensation rights, agreements, arrangements or commitments of any kind to which the Company is a party relating to the issuance of, or outstanding securities convertible into or exercisable or exchangeable for, any Equity Interests of the Company. Except as set forth on Schedule 4.2, there are no agreements to which the Company is a party with respect to the voting of any Equity Interests of the Company or which restrict the transfer of any such Equity Interests. Except as set forth on Schedule 4.2, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Equity Interests of the Company.

Section 4.3.       Intellectual Property.

(a)       Schedule 4.3(a) sets forth a list of all unexpired patents, pending patent applications, registered trademarks, registered service marks, pending trademark or service mark applications and internet domain names licensed to, applied for or registered in the name of, the Company, or in which the Company has any rights, and all material copyright registrations or pending applications therefor owned by the Company, including the application or registration number, the jurisdiction and the record owner (the "Listed Intellectual Property"). No registration relating thereto (if any) has lapsed, expired, or been abandoned or canceled or, to Company's Knowledge, is the subject of cancellation proceedings. The Company owns adequate rights or possesses adequate and enforceable license rights, (i) free and clear of all Liens (other than Liens to be released at the Closing), to use all Listed Intellectual Property (except in each case as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar Legal Requirements affecting creditors' rights generally and by general principles of equity) and (ii) to use all other material intellectual property (including patents, patent applications, patent disclosures and related patent rights (including any continuations, divisions, reissues, reexaminations, renewals, or extensions thereof); trademarks, trademark registrations, trademark applications, trade dress rights, trade names, service marks, service mark registrations and service mark applications; copyrights, copyright registrations and copyright applications; mask work rights, mask work registrations and mark work applications; Internet domain names, Internet and World Wide Web URLs or addresses and registrations or applications therefor; inventions, unfiled invention disclosures, improvements, trade secrets, know-how and proprietary processes and formulae; moral and economic rights of authors and inventors, however denominated; and any tangible embodiments of the foregoing) necessary to permit the Company to conduct its business as currently conducted (the Listed Intellectual Property, such other intellectual property rights and all worldwide statutory and common law rights associated therewith, the "Intellectual Property"). The Company has not infringed on or misappropriated and is not now infringing on or misappropriating any intellectual property right belonging to any Person. No claim is pending or, to Company's Knowledge, threatened to the effect that any Intellectual Property owned by the Company is invalid or unenforceable. To Company's Knowledge, no Person is infringing or violating any of the Listed Intellectual Property or any other material Intellectual Property of the Company. The Company has taken reasonable security measures, including measures against unauthorized disclosure, to protect the secrecy, confidentiality, and value of its trade secrets and other technical information.

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(b)      Schedule 4.3(b) lists all material Intellectual Property necessary for the conduct and operation of the Business as presently conducted.

(c)       No Intellectual Property owned or held for use in the Business by the Company is registered with a relevant Governmental Authority, domestic or foreign, and no such Intellectual Property is required to be so registered to protect or preserve the Company's rights thereto.

(d)      No Personnel or independent contractor of the Company has contributed to or participated in the discovery, creation, or development of any Intellectual Property on behalf of the Company except for such discoveries, creations, or development activities by employees of the Company in the course of their employment.

(e)      The Information Systems are fully operational and functioning consistent with the purposes for which they have been designed, and to Company’s Knowledge, are free from significant defects or programming errors and conform in all material respects to the written documentation and specifications therefor, if any. The Company owns or possesses a royalty-free license to use all Intellectual Property necessary to operate the Information Systems, without any known conflict with, or infringement of, the rights of others. None of the Information Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any intellectual property rights of the supplier thereof or, to Company’s Knowledge, any other Person. Except in connection with customary upgrade releases by third party suppliers, or any decision by Company to change third party suppliers in the Company’s best interest, there are no upgrades or additions required to be made to the Information Systems to meet the demands of the Business and its operations for the twelve (12) months after the Closing.

Section 4.4.       Material Contracts.

(a)       Schedule 4.4(a) lists, as of the Effective Date, each of the following Contracts to which the Company is a party or by which it is bound in connection with the Business (together with all Real Property Leases listed in Schedule 4.17(a) and all Intellectual Property licenses listed in Schedule 4.3(a), collectively, the "Material Contracts"):

(i)        any Contract (or group of related Contracts) for the furnishing or receipt of products or services, in each case, the performance of which will extend over a period of more than one year or which provides for payments to or by the Company in excess of $10,000 in the aggregate during the year ended December 31, 2020 (or are expected to involve payments in excess of such amount during fiscal year 2021), other than individual purchase orders made in the ordinary course of business pursuant to any such Contract;

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(ii)       (A) any capital lease or (B) any other lease or other Contract relating to equipment and machinery providing for rental payments in excess of $10,000 in the aggregate during the year ended December 31, 2020 (or are expected to involve payments in excess of such amount during fiscal year 2021);

(iii)      any Contract relating to the Intellectual Property owned by the Company or used in the Business, including, without limitation, Contracts relating to the development of such Intellectual Property;

(iv)      any Contract relating to the acquisition or disposition of any business of the Company (whether by merger, consolidation, or other business combination, sale of securities, sale of assets or otherwise) or any material assets or real property, in each case, other than acquisitions or dispositions of equipment, materials, supplies, inventory or products in the ordinary course of business consistent with past practice and other than any Contract pursuant to which no party thereto has any outstanding obligation (including indemnification obligations or purchase price adjustments), contingent or otherwise;

(v)       any Contract under which the Company has continuing indemnification obligations, or is, or may become, obligated to pay any amount in respect of purchase price adjustment or otherwise in connection with any (A) acquisition or disposition of assets (other than in the ordinary course of business) or securities, (B) merger, consolidation or other business combination, or (C) series or group of related transactions or events of the type specified in clauses (A) and (B) above;

(vi)      all employment, severance, consulting, bonus, profit sharing, percentage compensation, deferred compensation, pension, welfare, retirement, equity purchase or equity option plans and agreements and commitments with or relating to the personnel (current or former) or Affiliates of the Company;

(vii)     any Contract with the SBA, the PPP Lender, or any other Person relating to the PPP Loan;

(viii)    any Contract under which any Person has guaranteed any Indebtedness by or for the Company;

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(ix)       any Contract relating to any joint venture, partnership, limited liability company, strategic alliance or sharing of profits or losses with any Person;

(x)       any Contract containing covenants purporting to limit, in any material respect, the freedom of the Company or any of its Personnel (current or former) to compete in any business or in any geographic area;

(xi)       any Contract relating to confidentiality or non-disclosure (whether the Company is subject to or the beneficiary of such obligations);

(xii)      any agency, dealer, distributor, sales representative, service provider, consignment, marketing, or similar Contract;

(xiii)     any Contract requiring payments or distributions to any Stockholder or Personnel of the Company (current or former), or any relative or Affiliate of any such Person;

(xiv)    any Contract not made in the ordinary course of business that is otherwise material to the operations, business prospects, or financial condition of the Company;

(xv)     any Contract providing for termination, retention, change in control or similar payments to any Person;

(xvi)    any Contract that provides any customer with pricing, discounts or benefits that change based on the pricing, rebates, discounts, or benefits offered to other customers of the Company, including any Contract which contains a "most favored nation" provision; and

(xvii)   any other Contract (or group of related Contracts) under which the Company (A) is obligated to make payment or incur costs or (B) generates revenue, in each case in excess of $25,000 and which is not otherwise described in clauses (i) - (xvi) above.

(b)      The Company has provided Parent with true and complete copies of all written Material Contracts and each amendment, supplement, waiver, or modification thereto, and has provided to Parent a written summary setting forth the terms and conditions of each oral Material Contract. All of the Material Contracts identified on, or required to be identified on Schedule 4.4(a) are legal, valid, binding and enforceable in accordance with their respective terms with respect to the Company, and to Company's Knowledge, with respect to each other party to such Material Contracts, and are in full force and effect and, except to the extent that any Consents set forth on Schedule 4.12(a) have not been obtained or such Material Contract has expired in accordance with its terms, shall continue to be in full force and effect on identical terms following the consummation of the transactions contemplated hereby. Neither the Company nor any other party thereto, has breached any material provision of, or is in default under the terms of, nor does any condition exist which, with or without notice or lapse of time, or both, would cause the Company or any other party to be in default under any of the Material Contracts or would constitute a material breach or default or permit termination, modification or acceleration under any such Material Contract. The Company has not (i) received any notice of cancellation or termination or change in material terms (including, pricing, term and volume) of any such Material Contract or (ii) during the two (2) years prior to the Closing Date, obtained or granted any material waiver of or under any provision of any such Material Contract except for routine waivers granted or sought in the ordinary course of business or as otherwise identified on Schedule 4.4(a). Except for the Consents set forth on Schedule 4.12(a), the consummation of the transactions contemplated by this Agreement shall not afford any other party the right to terminate, modify or renegotiate any Material Contract.

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Section 4.5.       Title; Equipment; Condition of Fixed Assets.

(a)       The Company has good and marketable title to all the items of personal property owned or held for use in the Business by the Company, free and clear of all Liens, other than Permitted Liens. The Company holds good and transferable interests in all such personal property that is physically located at the premises on which the Company has a leasehold interest, owns real property, or conducts the Business.

(b)      Schedule 4.5(b) sets forth all leases of personal property ("Personal Property Leases") relating to the property used by the Company in the Business or to which the Company is a party or by which any of the properties or assets of the Company is bound. All the items of personal property under the Personal Property Leases are in the condition required of such property by the terms of the lease applicable thereto during the term of the lease. The Company has delivered to the Parent true, correct, and complete copies of the Personal Property Leases, together with all amendments, modifications, or supplements thereto.

(c)       The Company is not in breach or default under any Personal Property Lease. Each of the Personal Property Leases is in full force and effect, and the Company has not received or given any written notice of any default or event that with notice or lapse of time, or both, would constitute a material default by the Company under any of the Personal Property Leases, and to the Company's Knowledge, no other party is in default thereof. No party to the Personal Property Leases has exercised any termination rights with respect thereto.

(d)      All items of personal property owned by the Company or held for use in the Business are in good operating condition and repair, ordinary wear and tear excepted, and have been maintained in accordance with standard industry practices.

Section 4.6.       Compliance with Legal Requirements.

(a)       The Company is in compliance in all material respects with all Legal Requirements applicable to the operation of the Business. Since January 1, 2016, the Company has not received any written notice from any Governmental Authority alleging any failure to comply with any Legal Requirement applicable to the operation of the Business. The Company is not, to its Knowledge, under investigation by a Governmental Authority with respect to any violation of any Legal Requirement relating to the Business.

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(b)       To the extent the Company is participating in any research or clinical trials project, such research or clinical trials project is performed in compliance in all material respects with applicable Healthcare Legal Requirements.

Section 4.7.       Employee Matters.

(a)       Schedule 4.7 correctly sets forth, as of the Effective Date, the name and current annual salary or hourly wage, as applicable, of each employee of the Company and whether any employees are absent from active employment, including, but not limited to, leave of absence or disability. Except as set forth on Schedule 4.7, (a) the Company has complied with all Legal Requirements relating to the employment of labor (including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, immigration and the payment of social security and other Taxes), and to Company's Knowledge, the Company does not have any material labor relations problems (including any union organization activities, threatened or actual strikes or work stoppages or material grievances), (b) the Company has not committed any unfair labor practices, (c) to the Company's Knowledge, none of the employees of the Company are subject to any non-compete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed business activities of the Company except for agreements between the Company and its present and former employees, (d) all individuals characterized and treated by the Company as consultants or independent contractors are properly treated as independent contractors under all applicable Legal Requirements and (e) all employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. The Company does not have any foreign national employees.

(b)       The Company is not, and has not been for the past five years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, "Union"), and there is not, and has not been for the past five years, any Union representing or purporting to represent any employee of the Company, and, to Company's Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining.

(c)       The Company has not, in the past five years, effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility, nor has the Company been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Legal Requirement. None of the Business Employees has suffered an "employment loss" (as defined in the WARN Act) during the previous six (6) months.

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Section 4.8.       Employee Benefits.

(a)       Schedule 4.8 sets forth a list of all Employee Plans (individually referred to as a "Company Plan"). The Company has furnished to Parent (i) accurate and complete copies of all documents constituting each Company Plan to the extent currently effective, including all amendments thereto and all related trust documents (or, in the case of any unwritten Company Plans, written descriptions thereof), (ii) the three most recent annual reports (Form 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Plan, (iii) if a Company Plan is funded, the most recent annual and periodic accounting of such Company Plan's assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Plan, (v) all material written contracts relating to each Company Plan to the extent currently effective, including administrative service agreements and group insurance contracts, (vi) all testing results and documentation for each Company Plan (including under Code Sections 415, 410(b), 414(s), 401(k) and 401(m) for each Qualified Benefit Plan), as applicable, for the three immediately preceding plan years and (vii) all material correspondence within the past three years to or from any governmental authority relating to any Company Plan.

(b)       Each Company Plan has been established, administered and maintained, in all material respects, in accordance with its terms and in material compliance with all applicable Legal Requirements (including ERISA and the Code). Each Company Plan that is intended to be qualified under Section 401(a) of the Code (a "Qualified Benefit Plan") is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a pre-approved prototype or volume submitter plan, can rely on an opinion or an advisory letter from the Internal Revenue Service to the prototype or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and to Company’s Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable, nor has such revocation or unavailability been threatened. Nothing has occurred with respect to any Company Plan that has subjected or could reasonably be expected to subject the Company to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All material benefits, contributions and premiums relating to each Company Plan that are due have been timely paid in accordance with the terms of such Company Plan and all applicable Legal Requirements and accounting principles, and all contributions and premiums for any period ending on or before the Closing Date that are not yet due have been properly accrued.

(c)       With respect to each Company Plan: (i) no such plan is a "multiple employer plan" within the meaning of Section 413(c) of the Code or a "multiple employer welfare arrangement" as defined in Section 3(40) of ERISA; (ii) no such plan is subject to Title IV of ERISA or the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and (iii) no "reportable event," as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

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(d)       Neither the Company nor any ERISA Affiliate (nor any predecessor thereof) contributes to, is required to contribute to (on a contingent basis or otherwise) or has in the past contributed to or been required to contribute to, or has any Liabilities with respect to any "multiemployer plan", within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

(e)       There is no pending or, to Company's Knowledge, threatened Matter relating to a Company Plan (other than routine claims for benefits) and no Company Plan has, within the six years prior to the date hereof, been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or a participant in an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(f)       There has been no amendment to, announcement by the Company relating to or change in employee participation or coverage under any Company Plan that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable.

(g)       Each Company Plan that is subject to Section 409A of the Code has been documented and operated in material compliance with such Section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations). There is no contract by which the Company is bound to compensate any employee for taxes or interest paid pursuant to Section 409A of the Code.

(h)      The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other events or circumstances that on their own would not result in any entitlement to payment) entitle any employee or independent contractor of the Company to severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Company Plan. There is no contract covering any employee or other service provider of the Company that, considered individually or considered collectively with any other such contracts, will, or would reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a "parachute payment" within the meaning of Section 280G(b)(2) of the Code. There is no contract by which the Company is bound to compensate any employee for excise taxes paid pursuant to Section 4999 of the Code. Schedule 4.8(h) sets forth an accurate and complete list of all of the contracts which give rise to an obligation to make or set aside amounts payable to or on behalf of the officers of the Company as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by the Company or the officer), true and complete copies of which have been previously provided to Parent.

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(i)        Neither the Company nor any ERISA Affiliate has any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or any ERISA Affiliate, except as required to avoid excise tax under Section 4980B of the Code or except for the continuation of coverage through the end of the calendar month in which termination from employment occurs. No condition exists that would prevent the Company or any ERISA Affiliate from amending or terminating any Company Plan that is an "employee welfare benefit plan" as defined in Section 3(1) of ERISA.

(j)        Neither the Company nor any ERISA Affiliate (nor any predecessor thereof) sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Company Plan which is maintained for the benefit of any employee or service provider (or former employee or service provider) who performs services outside the United States.

(k)       The Company has complied with the applicable provisions of the Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010 (collectively, the "ACA"). The Company has never been subject to the employer shared responsibility provisions relating to the offer of "minimum essential coverage" to "full-time" employees that is "affordable" and provides "minimum value" (as defined in Code Section 4980H and related regulations) and the applicable employer information reporting provisions under Code Sections 6055 and 6056 (and all related regulations).

Section 4.9.       Certain Liabilities. As of the Effective Date, the Company has no Liabilities relating to the Business Employees other than (a) Liabilities incurred in the ordinary course of business and consistent with past practices incurred since December 31, 2020, (b) Liabilities set forth in the Financial Statements, and (c) Liabilities that would not be required to be disclosed on a balance sheet prepared in accordance with GAAP and which are not, individually or in the aggregate, material to the Company or the Business.

Section 4.10.     Legal Proceedings. There is no Matter pending or, to Company's Knowledge, threatened against the Company as of the Effective Date, or to which the Company is otherwise a party, nor to the Company's Knowledge is there any reasonable basis for any such Matter that challenges or could reasonably be expected to affect, prevent, delay or make illegal any of the transactions contemplated by this Agreement or the Transaction Documents or result in a Material Adverse Effect. The Company is not subject to any Order, and the Company is not in breach of any Order. The Company is not engaged in any legal action or Matter to recover monies due it or for Damages sustained by it. To the Company's Knowledge, no investigation is threatened or contemplated by any Governmental Authority in respect of the Business or the Company.

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Section 4.11.     Authority; Binding Nature of Agreement.

(a)       The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its respective obligations under this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby; and the execution, delivery and performance by the Company of this Agreement and the Transaction Documents have been duly authorized by all necessary action on the part of the Company, its board of directors and its Stockholders. This Agreement has been, and each Transaction Document will be at or prior to Closing, duly and validly executed and delivered by the Company, and this Agreement constitutes, and, upon execution and delivery thereof, each of the Transaction Documents to which the Company is a party will constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)       Each Stockholder has all necessary authority and legal capacity to execute and deliver this Agreement and the Transaction Documents to which he or she is a party and to perform his or her respective obligations under this Agreement and the Transaction Documents to which he or she is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Transaction Document to which each Stockholder is a party will be at or prior to Closing duly and validly executed and delivered by each Stockholder who is a party thereto and this Agreement constitutes, and, upon execution and delivery thereof, each of the Transaction Documents to which a Stockholder is a party will constitute, the valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c)       Each Stockholder being issued any Parent Common Shares is an "accredited investor" within the meaning of Rule 501 of Regulation D, as presently in effect, under the Securities Act. Such Stockholder is acquiring the Parent Common Shares for investment for such Stockholder's own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Such Stockholder further represents that he or she does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any third person with respect to any of the Parent Common Shares. Such Stockholder acknowledges that the Parent Common Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available, and that the Stockholder has no right to require Parent to register any of such Parent Common Shares for resale under federal or state law. Such Stockholder is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares subject to the satisfaction of certain conditions. Such Stockholder has such knowledge and experience in financial and business matters so that Stockholder is capable of evaluating the merits and risks of its investment in the Parent. Such Stockholder has had an opportunity to ask questions of, and receive answers from, the officers of the Parent concerning the Parent's business, management and financial affairs, which questions were answered to such Person's complete and total satisfaction. Such Stockholder has received all the information he or she considers necessary or appropriate for deciding whether to acquire the Parent Common Shares. Except as set forth herein, such Stockholder is not relying on any statements or representations of the Parent or its agents for legal advice with respect to the acquisition of Parent Common Shares.

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Section 4.12.     Non-Contravention; Required Consents.

(a)       Except as set forth on Schedule 4.12(a), the execution and delivery by the Company of this Agreement and the Transaction Documents, the consummation of the transactions contemplated hereby and thereby, and compliance by the Company with any of the provisions hereof or thereof will not result in any violation or breach of, or conflict with or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or give rise to any obligation of the Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of the Company under any provision of: (i) the articles of incorporation or bylaws or other charter or Organizational Documents of the Company; (ii) any Contract or Permit to which the Company is a party or by which any of the properties or assets of the Company are bound; (iii) any Order applicable to the Company or by which any of the properties or assets of the Company are bound; or (iv) any applicable Legal Requirement.

(b)       No Consent, Permit or authorization of or filing with, or notification to, any Person or Governmental Authority is required on the part of the Company in connection with the execution and delivery of this Agreement or the Transaction Documents, the compliance by the Company with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by the Company of any action contemplated hereby or thereby.

(c)       The Company Board and Stockholders have by joint unanimous written consent duly authorized, approved, and directed the Company to enter into this Agreement and the Transaction Documents, as applicable, and give effect to the Mergers following satisfaction of the conditions set forth in this Agreement.

Section 4.13.     Financial Statements.

(a)       The Company's fiscal year ends on December 31 of each year. Schedule 4.13(a) contains true and complete copies of (i) the audited balance sheet and statements of income and owners' equity and statements of cash flows of the Company as of, and for the annual periods ended, December 31, 2019, and 2020 (the "Annual Statements"), and (ii) the unaudited balance sheets and statements of income and cash flow of the Company as of, and for the period ended March 31, 2021 (the "Interim Statements," and collectively with the Annual Statements, the "Financial Statements").

(b)       Each of the Financial Statements was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and each fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein; provided, however, that the Interim Statements lack footnotes and are subject to normal and recurring year-end adjustments.

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(c)       Except as and to the extent set forth on the most recent balance sheet of the Company included in the Interim Statements (the "Most Recent Balance Sheet"), the Company has no liability or obligation (whether accrued, absolute, contingent or otherwise) required to be disclosed in accordance with GAAP, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Balance Sheet, or liabilities permitted or required to be undertaken or incurred in accordance with this Agreement.

(d)       The Company maintains a system of internal accounting controls designed to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) the preparation of the Company’s financial statements for external purposes is in conformity with GAAP and maintains asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the Company’s records accurately reflect the transaction and disposition of assets, in all material respects. The Company has made available to Parent, complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.

(e)       Neither the Company nor, to Company's Knowledge, any director, officer, employee, auditor, accountant, or representative of the Company, have received any written complaint or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any such complaint or claim that the Company has engaged in illegal or fraudulent accounting, financial reporting, or auditing practices; (ii) no attorney representing the Company, whether or not employed by the Company, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company's board of directors or any committee thereof, the Company's accountants (in any written response letter) or to any director or officer of the Company; and (iii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the Company's chief executive officer, chief financial officer, general counsel, board of directors or any committee thereof.

Section 4.14.     Taxes. Except as set forth on Schedule 4.14:

(a)       All Tax Returns required to be filed by or with respect to the Company for all taxable periods ending prior to the date hereof have been or will be duly and timely (within any applicable extension periods) filed with the appropriate Governmental Authority in all jurisdictions in which such Tax Returns are required to be filed and have been prepared in material compliance with applicable Legal Requirements.

(b)       All Taxes that are due and payable by the Company or for which the Company is liable, including any applicable sales taxes with respect to sales of products, have been timely paid.

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(c)       All Taxes that the Company is required to withhold or collect pursuant to Legal Requirements have been duly and timely withheld or collected and have been timely paid over to the appropriate Governmental Authority to the extent due and payable.

(d)       All Taxes required to be withheld or collected by the Company on or prior to the Closing Date from all employees and independent contractors of the Company have been properly withheld and, if required on or prior to the Closing Date, have been deposited with, or paid as directed by, the appropriate Governmental Authority.

(e)       There are no audits of Tax Returns of the Company pending or, to Company's Knowledge, threatened, and all past audits of Tax returns of the Company, if any, have been settled. The Company is not a party to any pending or, to Company's Knowledge, threatened action, proceeding, or Matter against the Company for the assessment or collection of Taxes by any Governmental Authority, and there is no basis for any such action, proceeding, or Matter.

(f)       There are no Liens on any assets of the Company for Taxes (other than Taxes that are not yet due and payable).

(g)       The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a tax assessment or deficiency. The Company is not the beneficiary of any extension of time within which to file any Tax Return with respect to the Business.

(h)      No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Business is or may be subject to taxation by that jurisdiction.

(i)       The Company has not been a party to any "listed transaction", as defined in Code §6707A(c)(1) and Reg. §1.6011-4(b).

(j)       The Company has made available complete copies of all material Tax Returns filed with respect to the Company for the taxable periods that ended after December 31, 2016.

(k)       All the Stockholders are United States persons as defined in the Code.

(l)        The Company is (and has duly elected to be treated as) an S corporation pursuant to Code §1362(a) and the Laws of each state and other jurisdiction in which the Company conducts business or could otherwise be subject to income Taxes. Each of these elections was initially effective as of the Company’s date of incorporation and is currently effective. No event has occurred (or fact has existed) that would preclude the Company from initially qualifying as an S corporation under Code §1361(a) or which would terminate the Company’s S corporation status. The Company has not incurred (and has no potential for) any liability for income Taxes under Code §1374 (or any similar provision of any state’s or other jurisdiction’s applicable Laws) on the disposition or sale of any asset of the Company (whether actual or deemed). The Company has no liability for Taxes under Code §1363(d) that is payable after the Closing Date.

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(m)      The Company has not made an election under Code §444.

(n)       The Company and Stockholders, after consultation with their tax advisors, are not aware of the existence of any fact, or any action any has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Mergers from qualifying as a reorganization within the meaning of and in accordance with the intended Tax treatment set forth in Section 3.5 hereof.

Section 4.15.     Permits. The Company is in possession of all Permits reasonably necessary for the Company to own, lease, and operate its properties or to carry on its business as it is now being conducted. As of the Effective Date, no suspension or cancellation of any of such Permits is pending or, to Company's Knowledge, threatened. The Company is not, in any material respect, in conflict with, or in default, breach or violation of any such Permit.

Section 4.16.     Absence of Certain Changes. Since January 1, 2020, until the date of this Agreement, except as otherwise reflected in the Financial Statements (a) the Company has conducted the Business in the ordinary course of business, other than due to any actions taken as a result of COVID-19 Measures and (b) there has not been, with respect to the Business, any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have, a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth in Schedule 4.16, since January 1, 2020, except as otherwise reflected in the Financial Statements, the Company has not: (a) sold, leased, transferred, pledged, encumbered or assigned any of the material assets of the Business outside the ordinary course of business; (b) entered into any material Contract (or series of related material Contracts) other than in the ordinary course of business; (c) accelerated, terminated, modified or canceled any material Contract except in the ordinary course of business and, to Company's Knowledge, no other party has done so as a result of any default by the Company; (d) accelerated, waived, wrote-off or canceled the payment of any accounts receivable outside the ordinary course of business; (e) canceled, compromised, waived or released any material right or claim (or series of related rights and claims) outside the ordinary course of business; (f) granted any license or sublicense of any rights under or with respect to any Intellectual Property outside the ordinary course of business; (g) experienced any material damage, destruction or loss to the assets of the Business; (h) experienced any material change in personnel or relationships with third parties, including customers and vendors, other than immaterial changes which occur in the ordinary course of business; (i) changed accounting or Tax reporting principles, methods, or policies; or (j) entered into any commitment to do any of the foregoing.

Section 4.17.     Real Property.

(a)       Schedule 4.17(a) sets forth a complete list of each real property lease and all amendments, extensions, supplements, letter agreements, renewals, waivers and writings exercising rights therewith, to which the Company is a party or by which it is bound (collectively, the "Real Property Leases"). The Company has provided to Parent true, correct, and complete copies of each of the Real Property Leases.

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(b)       The Real Property Leases constitute all interests in real property currently used, owned, occupied, or currently held for use in connection with the Business and which are necessary for the continued operation of the Business as currently conducted.

(c)       To Company’s Knowledge, all of the buildings, fixtures, equipment and improvements, and all components thereof located on the land associated with the Real Property Leases (the "Improvements") (i) are in reasonably good operating condition and all mechanical and other systems located thereon are in good operating condition, and no condition exists requiring material repairs, alterations or corrections and (ii) are suitable, sufficient and appropriate in all material respects for their current uses. To Company’s Knowledge, there are no structural deficiencies or latent defects affecting any of the Improvements. To Company’s Knowledge, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Business.

(d)       The Company has a valid, binding, and enforceable leasehold interest under each Real Property Lease under which it is a lessee, free and clear of all Liens, except Permitted Liens. Each of the Real Property Leases is in full force and effect. The Company is not in default under any Real Property Lease, and no event has occurred and no circumstances exist which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default. The Company has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Real Property Leases, and, to Company's Knowledge, no other party is in default thereof, and no party to any Real Property Lease has exercised any termination rights with respect thereto.

(e)       The Company has all certificates of occupancy and Permits issued by any applicable Governmental Authority necessary or useful for the current use and operation of each Real Property Lease, and the Company has fully complied with all material conditions of the Permits applicable to them. The Company has not received any written notice from any Governmental Authority of any violations of any Legal Requirements affecting any portion of the land or Improvements associated with the Real Property Leases, and no default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permits.

Section 4.18.     Environmental Matters. Except as disclosed on Schedule 4.18:

(a)       The Company has complied with and is in compliance with all Environmental, Health and Safety Requirements. Neither the Company nor any Stockholder has received any notice, report or information regarding any actual or alleged violation of Environmental, Health and Safety Requirements or any Liabilities or potential Liabilities relating to any property or facility now or previously owned, occupied or operated by the Company or relating to the Business arising under Environmental, Health and Safety Requirements.

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(b)       There is no Environmental Claim pending or, to Company's Knowledge, threatened against the Company, nor is there any Environmental Claim against any Person whose Liability for any Environmental Claim the Company has retained or assumed.

(c)       Neither the Company nor any of the Company's predecessors or Affiliates have stored, treated, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance (including any Matters of Environmental Concern) or owned, occupied or operated any facility or property in a manner that has given or could give rise to any Liabilities (including any Liability for response costs, corrective action costs, personal injury, natural resource damages, property damage or attorneys' fees or any investigative, corrective, or remedial obligations) pursuant to CERCLA or any other Environmental, Health and Safety Requirements.

(d)       There are no Liens arising under any Environmental, Health and Safety Requirement on any real property arising as a result of any actions taken or omitted to be taken by the Company or any of its predecessors or Affiliates, and to Company’s Knowledge, no actions have been taken by any Governmental Authority with respect to the real property to impose an environmental Lien with respect to such real property as a result of any such actions.

(e)       No property or facility now or previously owned, occupied or operated by the Company or any of its predecessors or Affiliates is currently listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under CERCLA, or on any analogous state list. The Company has not released any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company pursuant to applicable Environmental, Health and Safety Requirements.

(f)       No off-site location at which the Company or any of its predecessors or Affiliates has disposed or arranged for the disposal of any waste is listed on the National Priorities List or on any analogous state list.

(g)       Neither the Company nor any of its predecessors or Affiliates has, either expressly or by operation of Legal Requirement, assumed or undertaken any Liability or corrective, investigatory, or remedial obligation of any other Person relating to any Environmental, Health and Safety Requirements.

(h)       Schedule 4.18(h) contains a list of all material Environmental Permits and all written reports, correspondence, and other documentation in the Company's and its Affiliates' possession regarding Hazardous Substances, Environmental Permits, and any environmental conditions with respect to the Business (collectively, "Environmental Documentation"), and the Company and its Affiliates have provided Parent with copies of all such Environmental Documentation prior to the date hereof.

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Section 4.19.     Insurance.

(a)       Schedule 4.19(a) sets forth, with respect to each insurance policy under which the Company is currently an insured or otherwise the principal beneficiary of coverage, (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b)      With respect to each insurance policy required to be set forth on Schedule 4.19(a): (i) the policy is in full force and effect in accordance with its terms; (ii) the Company is not in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would reasonably be expected to constitute such a material breach or default, or permit termination or modification, under the policy; and (iii) to Company's Knowledge, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

(c)       The Company has not (i) been denied any material insurance or indemnity bond coverage which it has requested, (ii) made any material reduction in the scope or amount of its insurance coverage, or (iii) received written or oral notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount materially disproportionate to the amount of the increases with respect thereto (or with respect to similar insurance) in prior years or that any insurance coverage listed on Schedule 4.19(a) will not be available in the future substantially on the same terms as are now in effect.

Section 4.20.     Transactions with Related Parties.

(a)       Except as otherwise disclosed on Schedule 4.20(a), (i) none of the customers, vendors, distributors or sales representatives of the Company is a Related Party; (ii) none of the assets held for use in the Business is owned or used by or leased to or from any Related Party; (iii) no Related Party owes any amount to the Company nor does the Company owe any amount to, nor has the Company committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Party; (iv) no Related Party has any claim or cause of action against the Company or any Stockholder in any way related to the Business; (v) no Related Party owns any direct or indirect interest of any kind, controls or is a director, officer, employee or partner of, or consultants to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, vendor, customer, landlord, tenants, creditor or debtor of the Company; (vi) no Related Party is a party to any Contract with the Company; and (vii) no Related Party provides any administrative, legal, accounting or other services to the Company except in the ordinary course of business on arm's length terms.

(b)      Except as set forth on Schedule 4.20(b), any Contracts required to be disclosed on Schedule 4.20(a) are on arms-length terms.

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Section 4.21.     Customers and Vendors. Schedule 4.21 sets forth the names of the ten (10) vendors and twenty-five (25) customers to whom the Company paid or from whom the Company has received the greatest sum of money in respect of services, products or materials provided to or from the Company in respect of the Business during the twelve (12) month period ending December 31, 2020. Except as set forth on Schedule 4.21, in the past twelve (12) months, no such vendor or customer set forth on Schedule 4.21 has notified the Company that it is canceling or otherwise terminating, or that it intends to cancel or otherwise terminate, its relationship with the Company.

Section 4.22.     No Brokers or Finders. Neither the Company, any Stockholder, nor any of their respective Affiliates have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with the transactions contemplated by this Agreement.

Section 4.23.     COVID-19 Assistance.

(a)       The Company is and has been in material compliance with all COVID-19 Legal Requirements, including the provision of paid leave benefits required thereunder and any applicable recordkeeping requirements.

(b)      The Company is and has been in material compliance with all COVID-19 Measures. The Company has materially followed all applicable guidance released by the United States Centers for Disease Control and any Orders issued by state or local governments related to COVID-19.

(c)      Except as set forth in Schedule 4.23(c), the Company has not since March 1, 2020, terminated or furloughed any employee or independent contractor of the Company, or deferred or reduced any employee's or independent contractor's compensation or work schedule, in each case, as a result of COVID-19 or COVID-19 Measures, whether due to unexpected economic downturn, government-imposed Orders temporarily closing, reducing or otherwise impacting the Business or any other COVID-19-related business constraints, and no such changes are currently contemplated.

(d)      Except as set forth in Schedule 4.23(d), the Company has not experienced, nor to the Company's Knowledge are there any facts that would, as of the Closing Date, give rise to, any actual material business interruptions, workforce changes or Damages arising out of, resulting from or related to COVID-19 or COVID-19 Measures currently in place, whether directly or indirectly, including without limitation: (i) the failure of the Company to timely provide services, (ii) the failure of the Company's managers, officers, employees, agents or independent contractors to timely perform services, (iii) labor shortages, (iv) reductions in demand, (v) restrictions on the Company's operations, (vi) reduced hours of operations or aggregate labor hours, (vii) any manager, officer, employee, agent or independent contractor of the Company testing positive for COVID-19, and (viii) the failure to comply with any COVID-19 Measures.

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(e)      Schedule 4.23(e) sets forth a true, correct and complete list of (i) all federal, state and local stimulus or relief programs in which the Company is participating, including, but not limited to, the CARES Act, or in which it has participated or applied to participate, and (ii) the amount of funds requested or received by the Company under each such program, including any PPP Loan, any Economic Stabilization Fund loan, any loan or advance under the Economic Injury Disaster Loan program or other SBA loan (collectively, the "COVID-19 Assistance"). The Company prepared and filed the PPP Loan Forgiveness Application in accordance with applicable Legal Requirements, including applicable regulations of the SBA, and has made available to Parent true, correct, and complete copies of all applications, forms and other documents filed or submitted by the Company to any Governmental Authority or Third Party lender relating to any COVID-19 Assistance, including the PPP Loan Forgiveness Application. All certifications, representations and indications made by or on behalf of the Company to any Person, including any Governmental Authority, in connection with any COVID-19 Assistance were correct and complete in all material respects and were prepared in compliance with applicable Legal Requirements. The proceeds received from any COVID-19 Assistance, including the PPP Loan, were not used by the Company in violation of any applicable COVID-19 Legal Requirements in effect when the PPP Loan was made. The Company has maintained accounting and other records relating to each such COVID-19 Assistance, including the PPP Loan, and the use thereof that comply with all applicable COVID-19 Legal Requirements (including records that track the costs and other expenses for which the proceeds of the PPP Loan have been used), true, correct and complete copies of which have been made available to Parent. Except as set forth on Schedule 4.23(e), the Company has not received, obtained, or applied for any loan, exclusion, forgiveness, or other item pursuant to any COVID-19 Measure, including the CARES Act. In connection with the consummation of the transactions contemplated by this Agreement, the Company has complied with its obligations under SBA Procedural Notice No. 5000-20057, effective October 2, 2020, relating to changes of ownership under the terms of the Paycheck Protection Program.

(f)       The Company has not had any changes to any Employee Plans resulting from disruptions caused by COVID-19 or any COVID-19 Measures, nor are any such changes currently contemplated.

Section 4.24.     Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this ARTICLE IV (as modified by the Company’s Disclosure Schedules), the Company Parties hereby expressly disclaim and negate, any other express or implied representation or warranty whatsoever (whether at law or in equity). Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company’s Disclosure Schedules), neither the Company, the Stockholders, nor any other person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Parent, its Affiliates or any of their respective Representatives or future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Parent, its Affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

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ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBs

Parent and Merger Subs, on a joint and several basis, hereby make the following representations and warranties to the Company Parties, each of which is true as of the date hereof and as of the Closing Date (other than those representations and warranties provided as of a specific date):

Section 5.1.       Organization; Standing and Power; Organizational Documents.

(a)       Organization; Standing and Power. Each of Parent and Merger Subs is a corporation or limited liability company duly organized, validly existing and in good standing (to the extent that the concept applies) under the laws of the state of its jurisdiction of organization, and has all requisite corporate or limited liability company power and authority, as applicable, to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted. Each of Parent and Merger Subs is duly qualified or authorized to do business as a foreign corporation or limited liability company, as applicable, and is in good standing (to the extent that such concept applies) under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization. Parent has delivered or made available true and correct copies of the Organizational Documents of Parent as of the Effective Date. Neither Parent nor the Merger Subs are in material violation of any of the provisions of its Organizational Documents.

Section 5.2.       Capital Structure.

(a)       As of the March 31, 2021, the authorized capital stock of the Parent consists of: (i) 19,000,000 Common Shares ("Parent Common Shares"); and (ii) 1,000,000 Preferred Shares (the "Parent Preferred Shares"). As of March 31, 2021, 11,179,041 Parent Common Shares were issued and outstanding and no Parent Preferred Shares were issued and outstanding. All of the outstanding shares of capital stock of Parent are, and all of the Parent Common Shares which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No subsidiary of Parent owns any Parent Common Shares or Parent Preferred Shares. As of March 31, 2021, Parent has no other equity securities or securities convertible into equity securities that are issued or outstanding.

(b)       As of March 31, 2021, there are 1,334,442 Parent Common Shares reserved for issuance pursuant to Parent's Amended and Restated 2018 Equity Incentive Plan, as amended (the "Equity Plan"), of which 671,330 Parent Common Shares were subject to outstanding options and 663,112 Parent Common Shares were available for future awards under the Equity Plan.

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Section 5.3.       Legal Proceedings. There is no Matter pending or, to Parent's Knowledge, threatened against Parent or its subsidiaries as of the Effective Date, or to which Parent or its subsidiaries is otherwise a party, nor to Parent's Knowledge is there any reasonable basis for any such Matter that challenges or could reasonably be expected to affect, prevent, delay or make illegal any of the transactions contemplated by this Agreement or the Transaction Documents or result in a Material Adverse Effect. Neither Parent nor its subsidiaries is subject to any Order, and Parent and its subsidiaries are not in breach of any Order. Parent and its subsidiaries are not engaged in any legal action or Matter to recover monies due it or for Damages sustained by it. To Parent's Knowledge, no investigation is threatened or contemplated by any Governmental Authority in respect of Parent or its subsidiaries.

Section 5.4.       Authority; Binding Nature of Agreement. Each of Parent, Merger Sub, and Merger Sub LLC has all necessary corporate power and authority to execute and deliver this Agreement and the Transaction Documents and to perform its respective obligations under this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby subject to approval by the Parent Board; and the execution, delivery and performance by Parent, Merger Sub, and Merger Sub LLC, as applicable, of this Agreement and the Transaction Documents have been duly authorized by all necessary corporate action on the part of Parent and its board of directors, Merger Sub and its board of directors, and Merger Sub LLC and its Board of Managers, respectively. This Agreement has been, and each Transaction Document will be at or prior to Closing, duly and validly executed and delivered by Parent and Merger Subs and this Agreement constitutes, and, upon execution and delivery thereof, each of the Transaction Documents to which Parent or either Merger Sub is a party will constitute, the valid and binding obligation of Parent and Merger Subs, as applicable, enforceable against such party in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 5.5.       Non-Contravention; Consents.

(a)       The execution and delivery by Parent and Merger Subs of this Agreement and the Transaction Documents, the consummation of the transactions contemplated hereby and thereby, and compliance by Parent and Merger Subs with the provisions hereof or thereof will not result in any violation or breach of, or conflict with or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation of the loss of a material benefit under, or give rise to any obligation of Parent or Merger Subs to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of Parent under any provision under any provision of the Organizational Documents of Parent.

(b)       The execution and delivery of this Agreement and the Transaction Documents, and the performance of hereof and thereof, by each of Parent, Merger Sub and Merger Sub LLC will not require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, and any state securities laws, and filing and recordation of appropriate merger documents as required by the CCAA and the Indiana Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the transactions contemplated hereby or otherwise prevent Parent, Merger Sub or Merger Sub LLC from performing its material obligations under this Agreement and the Transaction Documents.

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Section 5.6.       SEC Filings; Financial Statements.

(a)       Parent has timely filed and furnished with the SEC all forms, reports, certifications, prospectuses, proxy statements, schedules, statements, and other documents required to be filed by it since October 1, 2019 under the Securities Act, the Exchange Act, and all other federal securities laws. All forms, reports, certifications, prospectuses, proxy statements, schedules, statements, and other documents (including all amendments thereto) filed or furnished on a voluntary basis on Form 8-K by Parent with the SEC since such date are herein collectively referred to as the “SEC Filings.” The SEC Filings, at the time filed, complied as to form in all material respects with applicable requirements of federal securities laws. None of the SEC Filings, including any financial statements or schedules included therein, at the time filed, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. All Parent Material Contracts have been included in the SEC Filings, except for those contracts not required to be filed pursuant to the rules and regulations of the SEC. The consolidated financial statements (including all related notes and schedules) of Parent included in (a) Parent's annual report on Form 10-K filed December 22, 2020, for the fiscal year ended September 30, 2020 (including the notes thereto), and (b) Parent's quarterly report on Form 10-Q for the period ended December 31, 2020 (collectively, the “Parent Financial Statements”), fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including any notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(b)       Except as and to the extent set forth in Parent’s SEC Filings, neither Parent, Merger Sub, nor Merger Sub LLC has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on the Parent Financial Statements, except for liabilities and obligations arising in the ordinary course of Parent’s, Merger Sub’s and Merger Sub LLC’s business.

(c)       Parent (including any employee thereof) has not received notice from Parent's independent auditors that Parent’s independent auditors have identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent, (ii) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent or (iii) any claim or allegation regarding any of the foregoing.

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(d)       As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Filings. To the Parent's Knowledge, none of the SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.7.       No Prior Operations of Merger Subs. Merger Sub and Merger Sub LLC were formed solely for the purpose of engaging in the transactions contemplated hereby and have not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement and the Transaction Documents.

Section 5.8.       Taxes.

(a)       Parent, Merger Sub and Merger Sub LLC (i) have duly filed all material Tax Returns they are required to have filed as of the date hereof (taking into account any extension of time within which to file) and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are required to have paid as of the date hereof to avoid penalties or charges for late payment; (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the ordinary course of business); (iv) do not have any material deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending or asserted, proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of Parent, for any material Taxes of Parent as of the date of such financial statements that have not been paid.

(b)      Neither Parent, Merger Sub nor Merger Sub LLC has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return.

(c)      Neither Parent, Merger Sub nor Merger Sub LLC has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(d)      For U.S. federal income tax purposes, (i) Parent is, and has been since its formation, classified as a corporation, (ii) Merger Sub is, and has been since its formation, classified as a corporation, and (iii) Merger Sub LLC is, and has been since its formation, classified as an entity disregarded as separate from Parent.

(e)       Each of Merger Sub and Merger Sub LLC is, and at all times since their respective formations has been, wholly-owned by Parent.

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(f)       Parent, Merger Sub and Merger Sub LLC, after consultation with their tax advisors, are not aware of the existence of any fact, or any action it has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Mergers from qualifying as a reorganization within the meaning of and in accordance with the intended Tax treatment set forth in Section 3.5 hereof.

Section 5.9.       No Brokers or Finders. Parent has not incurred any obligation or Liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with the transactions contemplated by this Agreement.

Section 5.10.     Registration and Listing. The issued and outstanding Parent Common Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “NOTV.” As of the Effective Date, there is no Matter pending or, to Parent's Knowledge, threatened in writing against Parent by the Nasdaq Capital Market or the SEC with respect to any intention by such entity to deregister the Parent Common Shares or terminate the listing of Parent on the Nasdaq Capital Market. None of Parent or any of its Affiliates has taken any action in an attempt to terminate the registration of the Parent Common Shares under the Exchange Act. Parent is in compliance in all material respects with all of the applicable listing and corporate governance rules of the Nasdaq Capital Market.

Section 5.11.     Parent Stock. The shares of Parent Stock issued pursuant to the terms of this Agreement will be issued in a transaction exempt from registration under the Securities Act by reason of Section 4(a)(2) thereof and/or Regulation D promulgated under the Securities Act and may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom. If certificated, the Parent Stock shall bear the following legend(s) (or if held in book entry form, will be noted with a similar restriction):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY, AND THE RESALE OF SUCH SECURITIES HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SECURITIES MAY NOT BE RESOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT.”

Section 5.12.     Controls and Procedures. Parent’s “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) are designed to provide reasonable assurances that material information required to be disclosed by Parent in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. Parent maintains “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) as required by Rule 13a-15 under the Exchange Act.

Section 5.13.     Investment Company Status. Parent is not, and after giving effect to the Transactions, Parent will not be, (a) an “investment company” as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”), or (b) a “business development company” (as defined in Section 2(a)(48) of the Investment Company Act).

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Section 5.14.     Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this ARTICLE IV, the Parent and Merger Subs hereby expressly disclaim and negate, any other express or implied representation or warranty whatsoever (whether at law or in equity). Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither the Parent, Merger Subs, nor any other person on behalf of the Parent or Merger Subs have made or makes, any representation or warranty, whether express or implied, with respect to, or in connection with, this Agreement and any such representations or warranties are expressly disclaimed.

ARTICLE VI.
COVENANTS OF THE PARTIES

Section 6.1.       Conduct of the Business Prior to Closing. The Company agrees that, between the date hereof and the earlier of the Closing Date and the date this Agreement is terminated in accordance with ARTICLE X, except as (a)  otherwise expressly contemplated by this Agreement, (b) otherwise consented to by Parent, in writing, (c) set forth on Schedule 6.1, or (d) required by applicable Legal Requirement, the Company shall, and the Stockholders shall cause the Company to: (i) conduct its business and operations only in the ordinary course of business consistent with past practice, (ii) use commercially reasonable efforts to maintain its assets and properties and to preserve its current relationships with customers, employees, suppliers and others having business dealings with it, and (iii) use commercially reasonable efforts to preserve the goodwill and ongoing operations of the Business. Without limiting the generality of the foregoing, except as otherwise expressly contemplated by this Agreement or as otherwise consented to by Parent, in writing, during such period, which consent will not be unreasonably withheld, conditioned or delayed, the Company shall not, and the Stockholders shall cause the Company not to:

(a)       declare, accrue, set aside or pay any cash or non-cash dividend or make any other cash or non-cash distribution in respect of any of its Equity Interests (other than cash distributions to pay the Stockholders’ estimated income tax liabilities with respect to allocable income of the Company and other cash distributions in the normal course of business of the Company consistent with past practice), and shall not repurchase, redeem or otherwise reacquire any such Equity Interests;

(b)      authorize for issuance, issue, or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Equity Interests;

(c)       amend or propose to make any change to the Company Organizational Documents;

(d)       materially increase the rates of direct compensation or bonus compensation payable or to become payable to any officer or employee of the Company, except in the ordinary course of business or in accordance with the existing terms of contracts entered into prior to the date of this Agreement;

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(e)       issue, sell, pledge, dispose of, or encumber any Equity Interests of the Company;

(f)        except as required by applicable Legal Requirement or by any Company Employee Plan or Contract in effect as of the Effective Date (i) increase the compensation payable or that could become payable by the Company or any of its subsidiaries to directors, officers, or employees, other than increases in compensation made to non-officer employees in the ordinary course of business consistent with past practice, (ii) promote any officers or employees, except in connection with the Company's annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, or (iii) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company Employee Plans or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Company Employee Plan if it were in existence as of the Effective Date, or make any contribution to any Company Employee Plan, other than contributions required by Legal Requirement, the terms of such Company Employee Plans as in effect on the date hereof, or that are made in the ordinary course of business consistent with past practice;

(g)       acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person in excess of $10,000 in the aggregate;

(h)       transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, mortgage, or otherwise subject to any Lien (other than a Permitted Lien), any assets, including the capital stock or other Equity Interests in any subsidiary of the Company;

(i)        repurchase, prepay, or incur any Indebtedness for borrowed money or guarantee any such Indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other Contract to maintain any financial statement condition of any other Person (other than any wholly-owned subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(j)        enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Company Material Contract;

(k)       institute, settle, or compromise any legal action or Matter involving the payment of monetary damages by the Company or acknowledgement of wrongdoing or fault, other than any claims arising out of a breach or alleged breach settlement of claims, liabilities, or obligations reserved against on the Most Recent Balance Sheet or settlements or compromises that are solely monetary in nature and do not exceed $15,000 individually or $30,000 in the aggregate; provided, that neither the Company nor any of its subsidiaries shall settle or agree to settle any legal action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company's business;

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(l)        make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Legal Requirement;

(m)      (i) settle or compromise any material Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Most Recent Balance Sheet, (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its subsidiaries;

(n)       enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;

(o)       abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any Company Intellectual Property, or grant any right or license to any Company Intellectual Property other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

(p)       terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(q)       agree or commit to do any of the foregoing.

Nothing herein shall require the Company to obtain consent from Parent to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Legal Requirements, and nothing contained in this Section 6.1 shall give to Parent, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company prior to the Closing Date. Prior to the Closing Date, the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations.

Section 6.2.       Cooperation; Financial Information.

(a)       Except as otherwise provided herein, Parent shall use its commercially reasonable efforts to arrange the Financing as promptly as reasonably practicable.

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(b)       Each of the Stockholders and the Company shall, and shall cause their respective Representatives to, provide such cooperation and assistance to Parent in connection with the arrangement of the Financing as may be reasonably requested by Parent (provided that such cooperation and assistance does not unreasonably interfere with the ongoing operations of the Company), including the following actions:

(i)        Cooperating reasonably with the Financing Sources' customary due diligence and participating in a reasonable number of meetings with the Financing Sources and prospective investors in the Financing (and to cause the members of senior management and Representatives of the Company to participate in such meetings), road shows, and due diligence sessions, and cooperating reasonably with the marketing efforts of Parent and the Financing Sources, in connection with all or any portion of the Financing;

(ii)       Assisting Parent and the Financing Sources in the preparation of offering documents, business projections and pro formas, lender and investor presentations, and other similar materials for any bank or other debt or equity financing and similar documents required in connection with any of the Financing;

(iii)      Furnishing to Parent and the Financing Sources as promptly as reasonably practical and, in all cases, in a timely manner, such financial or pertinent information regarding the Company as may be reasonably available to the Company, and which is (1) reasonably requested by Parent in connection with the preparation of offering documents customary for a public offering of securities, and (2) reasonably necessary in order to consummate the Financing, including in connection with the preparation of customary pro forma financial information (all of the foregoing, the "Required Information"), all of which is Compliant;

(iv)      Taking such actions as are reasonably requested by Parent or the Financing Sources to facilitate the consummation of any debt financing that is part of the Financing (including reasonably facilitating the taking of collateral contemplated thereby) and the taking of corporate actions by the Company with respect to entering into definitive documentation with respect to the Financing; provided that any such corporate actions shall be contingent upon and effective as of the Closing;

(v)       To the extent required in connection with the Financing, requesting the Company's independent auditor to provide reasonable assistance to Parent consistent with customary practices (including to provide consent to Parent to use audit reports relating to the Most Recent Audited Financial Statements and, to the extent applicable, any other audited financial statements delivered pursuant to this Section 6.2(b) on customary terms in connection with the Financing, participating in due diligence sessions with the Financing Sources and requesting the provision to the Financing Sources of customary "comfort" letters from such auditor prior to the Closing Date (which shall provide customary "negative assurance" comfort);

(vi)      Executing and delivering, at and effective as of the Closing, such definitive financing documents, and other customary closing documents, as may be reasonably requested by Parent and are required in connection with the Financing; and

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(vii)     Providing all providing all documentation and other information required by regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including the USA PATRIOT Act, that has been requested in writing by Parent or any of the Financing Sources.

(c)       The Company shall give Parent prompt written notice if it becomes aware that the Required Information taken as a whole is or becomes incorrect in any material respect. Notwithstanding the foregoing or anything to the contrary herein, neither the Company nor the Stockholders shall be deemed to have breached any of their representations, warranties, or covenants hereunder as a result of any action or omission taken at the request of the Parent or its authorized Representatives pursuant to this Section 6.2. The Company hereby consents to the use of its logos in connection with the Financing; provided that such logos are used solely in a manner that does not harm or disparage the Company or any of its Affiliates or their reputation or goodwill. All non-public information regarding the Company and its Affiliates provided to any of Parent, the Financing Sources or their respective Representatives pursuant to this Section 6.2 shall be kept confidential in accordance with Section 6.4, except for disclosure to potential lenders and investors and their respective Representatives that is reasonably required in connection with the Financing or that is otherwise required to be disclosed by the Parent in connection with the Financing, subject to customary confidentiality protections to the extent applicable.

(d)       Promptly upon the Company’s request, all reasonable and documented out-of-pocket costs incurred by Company, the Stockholders or their Affiliates in connection with complying with the provisions of this Section 6.2 shall be paid by Parent, and, in the event the Closing shall not occur, Parent shall indemnify and hold harmless the Company, Stockholders, their Affiliates and their Representatives from and against any and all losses actually suffered or incurred by them in connection with the arrangement or consummation of such financing arrangement.

Section 6.3.       Access to Information. Without undue disruption of its business, between the date of this Agreement and the earlier of the Closing Date and the date this Agreement is terminated in accordance with ARTICLE X, the Company and Parent shall, and shall cause each of their Representatives, officers, and employees to, adhere to that certain Due Diligence and Exclusivity Agreement dated February 17, 2021, by and between the Company and Parent (the "Exclusivity Agreement"), which the parties hereto agree shall automatically terminate without further action as of the Effective Time.

Section  6.4.      Confidentiality. The parties shall adhere to the terms and conditions of that Mutual Confidential Disclosure Agreement dated February 6, 2020, by and between the Company and Parent (the "Confidentiality Agreement"), which the parties hereto agree shall automatically terminate without further action as of the Effective Time.

Section 6.5.       Regulatory and Other Authorization; Consents. The Company, Stockholders, Parent and Merger Subs shall use their commercially reasonable efforts to obtain the authorizations, consents, Orders, and approvals necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement (including without limitation those set forth on Schedule 4.12.

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Section 6.6.       Press Releases. From and after the date hereof, each party hereto will, and will cause each of its Affiliates and representatives, in each case, to whom the Agreement and/or the details of the transactions contemplated herein have been disclosed by such party, to, maintain the confidentiality of this Agreement and will not, and will cause each of its Affiliates and representatives not to, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto. Notwithstanding the foregoing, upon the Closing, the parties hereto shall release a joint press release mutually agreed upon by Parent and the Stockholders as set forth in Section 11.4.

Section 6.7.       Releases.

(a)       Effective as of the First Effective Time, the Company and each Stockholder, for itself and its agents, successors, assigns, direct and indirect Affiliates and any other similar Persons (collectively, the "Releasing Persons"), does hereby and forever irrevocably and unconditionally release and discharge (i) each of Parent, the Company, Merger Subs, Surviving Entity, and their Affiliates, shareholders, members, managers, officers, controlling persons, subsidiaries, directors, successors, and assigns (each, a "Releasee"), from any and all actions, governmental Orders, encumbrances, debts, Contracts, Indebtedness, losses, rights, interests, Liabilities, and all other losses and Damages whatsoever kind or character, known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, whether or not heretofore brought that such Releasing Person now has, has ever had, or may hereafter have against any Releasee arising contemporaneously with or prior to the Closing Date or on account of or arising out of any Matter, cause, or event occurring contemporaneously with or prior to the Closing Date, and (ii) each of Parent and its shareholders and Affiliates (each, a "Parent Releasee"), from any and all actions, governmental Orders, encumbrances, debts, Contracts, Indebtedness, losses, rights, interests, Liabilities, and all other losses or Damages of whatsoever kind or character, known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, whether or not heretofore brought that such Releasing Person now has, has ever had or may hereafter have against any Parent Releasee relating in any way to such Person's status as a stockholder of the Company or regarding the amount of the payments made to the Stockholders by Parent and/or the Surviving Entity hereunder.

(b)      Notwithstanding Section 6.7(a), nothing contained herein will operate to release any obligations of any Releasee or Parent Releasee (i) arising under the Transaction Documents or the transactions contemplated thereby or (ii) arising under or in connection with the terms of any Stockholder's employment with the Company or Surviving Entity; provided, further, that nothing herein will limit the rights of an Indemnified Party to indemnification under ARTICLE VIII with respect to matters arising out of such claim.

(c)       Each Stockholder, for itself and its Releasing Persons, hereby irrevocably agrees not to seek any indemnification or other remedy or institute, commence, prosecute or assert or otherwise threaten, directly or indirectly, any action of any kind, or in any manner voluntarily aid the seeking of any indemnification or other remedy or the institution, commencement, prosecution, or assertion or threat of any proceeding of any kind or in any manner serve or seek to serve as a plaintiff for any derivative proceeding of any kind, arising out of, based in whole or in part upon, relating to or existing by reason of any matter as to which the Stockholders have purposed to release and discharge another Person under this Section 6.7.

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(d)      Without in any way limiting any of the rights and remedies otherwise available to any Releasee, the Company and each Stockholder acknowledges and agrees that any loss, Liability, claim, Damage, or expense (including costs of investigation, defense, and reasonable attorneys' fees) arising out of or in connection with (i) the assertion by or on behalf of the Company and such Stockholder or any such Stockholder's Releasing Persons of any claim or other matter purported to be released and discharged under this Section 6.7, and (ii) the assertion by any Third Party of any claim or demand against any Releasee which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of such Stockholder against such Third Party of any claims or other matters purported to be released pursuant to this Section 6.7 shall comprise Damages for which an Indemnified Party will be entitled to seek indemnification under ARTICLE VIII.

Section 6.8.       No Solicitation. From the date hereof and until the earlier of the Closing Date and the date this Agreement is terminated in accordance with ARTICLE X, the Company and the Stockholders shall not, and shall cause any of their Representatives not to, directly or indirectly, (a) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of all or substantially all of the assets of the Company (other than the sale of assets in the ordinary course of business) or all or substantially all of the Equity Interests of the Company other than the transactions contemplated by this Agreement (an "Acquisition Transaction"), (b) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (c) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company in connection with a potential Acquisition Transaction, (d) enter into any letter of intent or agreement in principle or any Contract providing for, relating to or in connection with any potential Acquisition Transaction, or (e) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

Section 6.9.       Mutual Cooperation. Subsequent to Closing, Parent, Merger Subs, the Company, and the Stockholders, at the request of such other parties hereto, shall each execute, deliver and acknowledge all such further instruments and documents and do and perform all such other acts and deeds as may be reasonably required to consummate the Merger and the other transactions contemplated by the Transaction Documents. The Stockholders shall reasonably work with Parent and Merger Subs to limit disruption to the Business during the transitionary period.

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Section 6.10.     Preservation of Records. To the extent not transferred to Parent, the Stockholders agree to preserve and keep records held by them or their Affiliates relating to the Business for a period of three (3) years from the Closing Date and shall make such records and personnel available to Parent as may be reasonably required by Parent in connection with, among other things, any insurance claims by, Matters against or governmental investigations of the Company, Stockholders, and Parent or any of their Affiliates or in order to enable the Company, Stockholders, and Parent to comply with their respective obligations under this Agreement and the Transaction Documents. To the extent transferred to Parent and except to the extent destroyed under Parent's regularly scheduled document destruction policies or practices, Parent agrees to preserve and keep records held by it or its Affiliates relating to the Business for a period of three (3) years from the Closing Date and shall make such records reasonably available to the Stockholders as may be reasonably required in connection with, among other things, filing of a tax return by any Company Party, any insurance claims by, Matters against or governmental investigations of a Company Party, or in order to enable Company Parties to comply with their respective obligations under this Agreement and the Transaction Documents. After the expiration of such three (3) year period, except, with respect to Parent, to the extent destroyed under Parent's regularly scheduled document destruction policies or practices, neither the Stockholders nor Parent will destroy any of such books or records of the Business without giving the other party written notice thereof and the opportunity, at the other party's sole expense, to take possession thereof within thirty (30) days following receipt of such notice.

Section 6.11.     Restrictive Covenants.

(a)       To induce Parent to enter into this Agreement, each Restricted Party covenants and agrees that during the period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date (in each case, the "Restricted Period"), such Restricted Party will not, and shall cause each of its Affiliates not to, directly or indirectly, own, invest in, lend to, engage in, manage, consult to, operate, control, maintain any interest in (proprietary, financial or otherwise), otherwise affiliate with, or participate in the ownership, management, operation or control of, any business, whether corporate, proprietorship or partnership form or otherwise, that is engaged in any Competitive Enterprise (i) in the area within one hundred (100) miles of the Company's offices in Boulder, Colorado, (ii) in the State of Colorado, (iii) in any state with a common border with Colorado, (iv) in the United States of America, and (v) in any market or jurisdiction in which the Company's products or services were sold or provided (through the internet or otherwise and, in the case of the internet, in any market or jurisdiction where the purchaser or user of the Company's products or services was located) during the twelve (12) months ended on the Closing Date. "Competitive Enterprise" shall mean the conduct of any activity that was conducted by the Company as part of the Business during the twelve (12) month period ending on the Closing Date that is engaged in any business that is competitive with the Business.

(b)      During the Restricted Period, each Restricted Party will not, and shall cause each of its Representatives not to, directly or indirectly on behalf of any other Person, solicit, induce, or encourage any employee of Parent or any of its subsidiaries to leave his or her employment with Parent or any of its subsidiaries, or hire, employ or otherwise engage any such individual. Nothing contained in this Section 6.11(b) shall prohibit generalized solicitations of potential employees by use of advertisements in the media that are not targeted at the employees of Parent or its subsidiaries.

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(c)       After the Closing until the earlier of (i) one (1) year following the Closing Date, and (ii) the date on which neither Restricted Party is employed by Parent or its Affiliates, each Restricted Party shall cooperate with Parent and its subsidiaries and use his, her or its commercially reasonable best efforts to continue and maintain for the benefit of Parent those business relationships of the Company existing prior to the Closing, including relationships with lessors, Personnel, regulatory authorities, licensors, customers, suppliers and others, and the Company shall satisfy all Designated Pre-Closing Liabilities of the Company in a manner that is not detrimental to any of such relationships. The Restricted Parties shall refer to Parent all inquiries relating to the Business. No Restricted Party shall take any action that would tend to diminish the value of the Business after the Closing or that would interfere with the Business after the Closing. Without limiting the foregoing, except in connection with Restricted Party’s employment or other services for Parent or its Affiliates, during the Restricted Period each Restricted Party will not (A) directly or indirectly solicit or provide competitive services to any current client of Parent, the Surviving Entity or any person or entity who has been a client of Parent or Company at any time during the two (2) years immediately before Closing, or (B) directly or indirectly divert or influence or attempt to divert or influence any business of Parent or its subsidiaries to a competitor of Parent or its subsidiaries.

(d)      From and after the Closing Date, the Restricted Parties shall, and shall cause each of their Representatives, (i) not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Parent or the Surviving Entity or use or otherwise exploit for its own benefit or for the benefit of anyone other than Parent or the Surviving Entity, any Confidential Information used in the operations of or associated with the Business and (ii) to keep confidential any Confidential Information used in the operations of or associated with the Business, except for any such information that (A) is available to the public on the Closing Date, (B) thereafter becomes available to the public other than as a result of a disclosure by the Restricted Parties or their Representatives (other than pursuant to a legal obligation to do so or in connection with the enforcement of its rights under this Agreement), or (iii) is or becomes available to the Restricted Parties or their Representatives on a non-confidential basis from a source that is not prohibited from disclosing such information to such Representative by legal, contractual or fiduciary obligation to any other Person; provided, that nothing contained in this Section 6.11(d) shall prohibit the Restricted Parties from disclosing any information should such Restricted Parties or its Representative be required to disclose any such information in response to an Order or as otherwise required by Legal Requirements; provided, further that in any such case such Restricted Party shall inform Parent in writing of such request or obligation as soon as possible after such Restricted Party is informed of it and, if possible, before any information is disclosed, so that a protective Order or other appropriate remedy may be obtained by Parent. If any Restricted Party or its Representatives are obligated to make such disclosure, it shall only make such disclosure to the extent to which it is so obligated, but not further or otherwise.

(e)       Notwithstanding anything to the contrary, in the case of breach or threatened breach of the covenants in this Section 6.11(e), (i) Parent may seek an injunction or specific performance to cause Restricted Parties to cease such breach and refrain from any such future breaches and (ii) the claiming of damages for any losses incurred by Parent due to actions prohibited by the aforesaid covenants shall remain unaffected.

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(f)       The parties hereto acknowledge that the covenants set forth in this Section 6.11 are an essential element to this Agreement and that, but for these covenants, the parties hereto would not have entered into this Agreement. The parties hereto specifically acknowledge and agree that each party has received adequate consideration in exchange for entering into these covenants, the foregoing restrictions are reasonable and necessary to protect the legitimate interest of Parent and its subsidiaries and the Business post-Closing, including the goodwill that Parent shall be purchasing from the Company pursuant to the transactions contemplated by this Agreement and the Transaction Documents. The parties hereto acknowledge that this Section 6.11 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provisions of this Agreement or any other document contemplated by this Agreement.

(g)      It is the intention of the parties hereto that if any of the restrictions or covenants contained in this Section 6.11 is held to cover a geographic area or to be for length of time which is not permitted by Legal Requirements, or is in any way construed to be too broad or to any extent invalid, such restrictions or covenants shall be construed to be null, void, and of no effect, but to the extent such restrictions or covenants would be valid or enforceable under applicable Legal Requirements, a court of competent jurisdiction shall construe and interpret this Section 6.11 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained in this Section 6.11 that would be valid and enforceable under law.

Section 6.12.     Books and Records. Until the seventh (7th) annual anniversary of the Closing Date, Parent and Merger Subs shall, and shall cause the Surviving Entity and any of their respective Affiliates to, retain all books, records and other documents pertaining to the business of the Company in existence on the Closing Date and to make the same available for inspection and copying by the Stockholders or any of their respective Representatives (at their sole expense) during the normal business hours of Parent, Merger Subs, the Surviving Entity, or any of their respective Affiliates, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) annual anniversary of the Closing Date without first advising the Stockholders in writing and giving the Stockholders a reasonable opportunity to obtain possession thereof.

Section 6.13.     Further Action. Each party hereto shall use its respective commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable and execute and deliver such documents and other papers, as may be required to carry out the Merger and the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

Section 6.14.     Frustration of Closing Conditions. Subject to the terms and conditions herein and applicable Legal Requirement, none of the parties hereto shall knowingly take or cause to be taken any action that would reasonably be expected to delay or prevent the satisfaction of the conditions set forth in ARTICLE IX and, without limiting the foregoing, none of the parties hereto shall, or shall permit any of such party's Affiliates to, take any action (including without limitation the filing of any claim or action), directly or indirectly, the result of which would cause, or would reasonably be expected to cause, the delay or failure of the conditions to Closing set forth in ARTICLE IX.

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Section 6.15.     Termination of Certain Agreements. The Company shall terminate, or cause to be terminated, all agreements set forth on Schedule 6.15, as of the Closing Date, and all liabilities thereunder shall have been satisfied (except to the extent that any such agreement provides for provisions that survive any termination thereof, in which case such provisions shall survive in accordance with the terms of the terminated agreements).

Section 6.16.     Stockholder Written Consent. Following the execution of this Agreement on the Effective Date, the Stockholders shall execute and deliver to the Company and Parent the Stockholder Written Consent.

Section 6.17.     Options to Purchase Parent Common Shares. Parent agrees to issue options to purchase an aggregate of 200,000 Parent Common Shares to certain Business Employees. Options will be issued on the Closing Date and subject to the terms of the Equity Plan, and will vest in three installments of 40%, 30%, and 30% on the first, second, and third anniversaries of the Closing Date, respectively. Such options shall be allocated to the Business Employees by Parent based on seniority and other such criteria as Parent deems appropriate.

Section 6.18.     Listing of the Parent Stock. Parent shall use its reasonable best efforts to cause the Parent Stock to be approved for listing on the NASDAQ prior to the Closing, subject to official notice of issuance.

Section 6.19.     Company 401(k) Plan. If requested by Parent in writing no later than five (5) Business Days prior to the Closing Date, the Stockholders and the Company shall, prior to the Closing Date, take such corporate action as necessary to cause the Company 401(k) Plan to be amended such that the Company shall no longer be a participating employer, and the Business Employees will no longer be eligible to participate, in the Company 401(k) Plan as of the Closing Date, subject to the consummation of the transactions contemplated by this Agreement, and provided that, prior to the Closing Date, Parent and Merger Subs shall take, or cause to be taken, all reasonable action as is necessary, including amendments to the "Inotiv 401(k) Plan" (as defined below), to permit eligible Business Employees to roll any eligible rollover distributions (not including loans unless permitted by the Inotiv 401(k) Plan and the applicable third party administration agreement) over into a 401(k) plan maintained by Parent or one of its subsidiaries or any of their Affiliates (the "Inotiv 401(k) Plan") following the Closing Date.

Section 6.20.     Lock-up Agreements. On the Closing Date, Parent and each Stockholder shall enter into a mutually acceptable form of lock-up agreement (each, a "Lock-up Agreement") wherein each Stockholder agrees not to offer, sell, pledge or otherwise dispose of any of the shares of Parent Stock received by such Stockholder in the Merger without the written consent of Parent for a period of one (1) year following the Effective Time, subject to customary exceptions for bona fide gifts, estate planning transfers and similar transactions, and Parent agrees to remove and not reinstate any restrictive legends and stop transfer instructions relating to all such shares of Parent Stock promptly upon request of a Stockholder following the end of such one-year period.

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ARTICLE VII.
TAX MATTERS.

Section 7.1.       Straddle Period Tax Allocation. Where required for purposes of this Agreement, in the case of any Tax period that begins on or before and ends after the Closing Date (a "Straddle Period"), the Taxes allocable to the Pre-Closing Tax Period shall (i) in the case of any such Taxes based upon or related to income, gross receipts, sales, use and payroll, be deemed to be the amount of such Taxes that would be payable if the Tax year or period ended as of the close of business on the Closing Date based on an interim closing of the books, and (ii) in the case of all other such Taxes, be deemed equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

Section 7.2.       Filing of Tax Returns; Payment of Taxes; Tax Refunds.

(a)       Following the Closing, except as set forth at Section 7.2(b), Parent shall cause to be timely filed all Tax Returns with respect to taxable periods or portions thereof ending on or prior to the Closing Date required to be filed by or with respect to the Surviving Entity after the Closing Date and pay or cause to be paid all Taxes shown due from the Surviving Entity thereon. All such Tax Returns that relate to a Pre-Closing Tax Period shall be prepared in a manner consistent with applicable Legal Requirement and consistent with prior practice. Parent shall provide the Stockholders with copies of completed drafts of the Tax Returns described in the preceding sentence at least twenty (20) days prior to the due date for filing thereof, along with supporting work papers, for the Stockholders' review and approval, such approval not to be unreasonably withheld, and Parent shall make all changes requested by the Stockholders unless not permitted by applicable Legal Requirement. Parent and the Stockholders shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing; provided, that, in the event that Parent and the Stockholders are unable to resolve any dispute with respect to such Tax Return at least ten (10) days prior to the due date for filing, such Tax Return shall be prepared and filed in the manner directed by the Stockholders, and such dispute shall thereafter be resolved by the Independent Accounting Firm in accordance with the procedures set forth in Section 3.3(c), which resolution shall be binding on the parties, and, if necessary, the Tax Return shall be amended to reflect such resolution.

(b)      The Stockholders and Parent agree with respect to certain Tax matters as follows: (A) Parent shall be a "C corporation" for purposes of the Code and shall cause the Surviving Entity to be disregarded as an entity separate from Parent for federal income tax purposes pursuant to Treasury Regulations Section 301.7701-3; (B) all U.S. federal (and applicable state and local) income Tax Returns for Taxes and Tax items relating to the operations, income or assets of Company that is allocable to, and reportable as income of, Stockholders under applicable Legal Requirement that are due after the Closing Date (the “Flow Through Returns”), shall be prepared and filed after giving Parent a reasonable opportunity (and in any event, no less than ten (10) Business Days prior to the filing thereof) to review and approve such Flow Through Returns, which approval will not be

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unreasonably withheld, conditioned, or delayed, under the control of Stockholders, and Stockholders shall elect or cause to be elected to have the Tax year of the Company end on the Closing Date such that the Stockholders shall cause Company to file final year Flow Through Returns for the Tax year that ends on the Closing Date ; (C) unless otherwise required by applicable Legal Requirement, to treat all indemnification payments under this Agreement as adjustments to the Merger Consideration for all relevant Tax purposes, and (D) any Tax deductions attributable to expenses borne directly or indirectly by the Company, or the Stockholders in connection with the transactions contemplated hereby (including, for the avoidance of doubt, any amounts reflected in Indebtedness, Closing Net Working Capital, or Company Expenses) shall be for the benefit of Stockholders and attributed to the Pre-Closing Tax Period and reflected on the Flow Through Returns of Company for the Pre-Closing Tax Period to the maximum extent permitted under applicable Legal Requirement. Unless otherwise required by a determination as defined in Section 1313 of the Code, neither the Stockholders nor Parent shall take any position (and Parent shall not allow the Surviving Entity or any of its other Affiliates to take any position) during the course of any audit or other Tax Matter with respect to any Taxes or Tax Returns that is inconsistent with any election, position, or other decision that is to be made in accordance with this Section 7.2(b).

(c)       After the Closing Date, Parent shall not, and shall not permit any of its Affiliates (including, after the Closing for the avoidance of doubt, the Surviving Entity) to, (A) except upon the Stockholders' written request, file, re-file, supplement, or amend any Tax Return of the Company for any Pre-Closing Tax Period, (B) voluntarily approach any taxing authority regarding any Taxes or Tax Returns of the Company that were originally due on or before the Closing Date, (C) make any Tax election, including under Section 338 of the Code (or any comparable applicable provision of state, local or foreign Tax law), with respect to the transactions contemplated by this Agreement, (D) change any method or period of accounting or make any Tax election for the Company effective on or before the Closing Date, (E) enter into any closing agreement or settle any Tax claim or assessment with respect to the Company for any Pre-Closing Tax Period, (F) surrender any right to claim a refund of Taxes of the Company for any Pre-Closing Tax Period; or (G) take any action relating to Taxes or that could create a Tax liability on the Closing Date (other than as expressly contemplated by this Agreement.

(d)      The amount of any cash refund (or credit in lieu of a refund) of Taxes paid by the Company with respect to a Pre-Closing Tax Period (net of any reasonable costs incurred by Parent or its Affiliates to secure such refund or credit) shall be delivered to Stockholders (based on their pro rata share of the Closing consideration received under this Agreement) within ten (10) Business Days after receipt of the refund by Parent, Surviving Entity or their Affiliates from the applicable Governmental Authority (or the filing of the Tax Return claiming such credit), by wire transfer of immediately available funds, provided that if any such Tax refund (or credit in lieu thereof) is subsequently determined by a Governmental Authority to be less than the amount of such refund or credit paid to Stockholders under this Section 7.2(d), then Stockholders shall promptly pay such difference to Parent).

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Section 7.3.       Transfer Taxes. The Company shall be liable for any transfer, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes ("Transfer Taxes") that become payable in connection with the transactions contemplated hereby and shall file, upon review and prior written approval by Parent of, any Tax Returns with respect to such Transfer Taxes. The applicable parties shall cooperate in filing such forms and documents as may be necessary to permit any such Transfer Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure, and to obtain any exemption or refund of any such Transfer Tax.

Section 7.4.       Cooperation. Parent and the Stockholders shall cooperate fully, as and to the extent reasonably requested by any party, in connection with (i) the filing of Tax Returns pursuant to this Section 7.4 and (ii) any Tax Contest. Such cooperation shall include the retention and (upon the other party's request) the provision of business records and information reasonably relevant to any such Tax Return or Tax Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent and the Stockholders shall (i) retain all business records with respect to Tax matters pertinent to the Company and the Company's assets or activities, as applicable, until the expiration of the statute of limitations (and, to the extent notified by Parent or the Stockholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such business records and, if the other party so requests, Parent or the Stockholders, as the case may be, shall allow the other party to take possession of such business records. The Company and the Stockholders acknowledge that no provision of this Agreement requires Parent to provide any party any right to access or review any Tax Return or Tax work papers of Parent or any Affiliate thereof (other than the Surviving Entity).

Section 7.5.       Tax Contest. Following the Closing, Parent shall give prompt notice to the Stockholders after receipt by any Governmental Authority of any assertion of, or notice of any intent to conduct, any Tax Contest relating to any Pre-Closing Tax Period of the Company. The Stockholders shall have the right to control the conduct of any Tax Contest involving the Taxes of the Company with respect to any Pre-Closing Tax Period, provided, however, that the Stockholders shall (i) keep Parent reasonably informed with respect to such Tax Contest, and (ii) with respect to any such Tax Contest that will result in a Material Adverse Effect to the Company for any taxable period (or portion thereof) beginning after the Closing Date, not enter into any settlement or compromise of such Tax Contest without the prior written consent of Parent, which consent shall not be unreasonably conditioned, delayed, or withheld. To the extent Parent controls any Tax Contest of the Surviving Entity relating to any Pre-Closing Tax Period or any other Tax Contest for which the Stockholders may have liability under this Agreement, Parent shall not settle or compromise such Tax Contest without the prior written consent of the Stockholders, which consent shall not be unreasonably conditioned, delayed, or withheld

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ARTICLE VIII.
INDEMNIFICATION

Section 8.1.       Survival.

(a)       Except as set forth in Section 8.1(b), the representations and warranties in this Agreement will survive the Closing and will terminate and expire, and will cease to be of any force or effect, on the date that is twenty-four (24) months following the Closing Date (the "Expiration Date"), and all Liability of the Indemnifying Party with respect to such representations and warranties will thereupon be extinguished.

(b)      The representations and warranties set forth in Section 4.1, Section 4.2, Section 4.5(a), Section 4.11, Section 4.22, Section 5.1, Section 5.2, Section 5.4 and Section 5.9 (the "Fundamental Representations") will survive the Closing and the Effective Time indefinitely. The representations and warranties set forth in Section 4.18 will survive the Closing but will terminate and expire, and will cease to be of any force or effect, on the date that is three (3) years following the Closing Date. The representations and warranties set forth in Section 4.8, Section 4.14, and Section 5.8 will survive the Closing until the expiration of the applicable statute of limitations under which a claim could be asserted, plus thirty (30) days.

(c)       Notwithstanding the foregoing, if, at any time prior to the expiration of the applicable survival period set forth in this Section 8.1, an Indemnified Party shall have duly delivered to the Indemnifying Parties, in conformity with all of the applicable procedures set forth in Section 8.5, a Claim Notice setting forth a claim for indemnification based upon a breach by the Stockholders, on the one hand, or Parent, on the other, of any of such representations or warranties, then with respect to the claim asserted in such Claim Notice, the Expiration Date shall be extended until such time as such claim is fully and finally resolved.

Section 8.2.       Indemnification by the Stockholders. Subject to the limitations set forth in this ARTICLE VIII, from and after the Closing, the Stockholders, jointly and severally, shall indemnify, defend and hold harmless Parent, the Surviving Entity, their respective Affiliates and their and their Affiliates' respective successors, assigns, officers, directors, principals, attorneys, agents, employees or other Representatives (collectively, the "Parent Indemnified Parties" and each individually a "Parent Indemnified Party") against any Damages that a Parent Indemnified Party incurs arising out of or as a result of:

(a)       any breach, misrepresentation or inaccuracy of any of the representations and warranties set forth in ARTICLE IV in this Agreement or on any certificate or other instrument or document furnished by any Company Party to Parent or Merger Subs pursuant to this Agreement or any Transaction Document;

(b)      any breach or nonfulfillment of any pre-Closing covenants, agreements, or obligations of any Company Party contained in this Agreement or any other Transaction Document;

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(c)       any and all Taxes of any Company Party for any Pre-Closing Tax Period (including any payroll Taxes deferred under the CARES Act) and any Taxes payable by any Company Party as a result of the transactions contemplated by this Agreement;

(d)      any Designated Pre-Closing Liabilities;

(e)       any and all Liabilities arising out of the PPP Loan;

(f)       any inaccuracy in the amount or form of Merger Consideration to be received by each Stockholder as set forth in the Pre-Closing Statement and any claim arising out of the distribution of the Merger Consideration in accordance with the Pre-Closing Statement to any Stockholder who makes an election under Section 3.1(b); and

(g)      any and all Matters, demands, assessments, audits or judgments arising out of any of the foregoing.

Section 8.3.       Indemnification by Parent and Merger Subs. Subject to the limitations set forth in this ARTICLE VIII, from and after the Closing, Parent and the Surviving Entity, jointly and severally, shall indemnify the Stockholders, their Affiliates and their respective successors, assigns, officers, directors, principals, attorneys, agents, employees or other Representatives (collectively, the "Stockholder Indemnified Parties" and each individually a "Stockholder Indemnified Party") against any Damages that a Stockholder Indemnified Party incurs arising out of or as a result of:

(a)       any breach, misrepresentation or inaccuracy of the representations and warranties set forth in ARTICLE V in this Agreement or on any certificate or other instrument or document furnished by Parent or Merger Subs to any Company Party pursuant to this Agreement or any Transaction Document;

(b)      any breach or nonfulfillment by Parent of the covenants or agreements of Parent or Merger Subs set forth in this Agreement or any other Transaction Document; and

(c)       any and all Matters, demands, assessments, audits or judgments arising out of any of the foregoing.

Section 8.4.       Limitations on Liability.

(a)       Other than with respect to the Fundamental Representations, the Indemnifying Party will not be required to indemnify the Indemnified Party under Section 8.2(a) or Section 8.3(a), except to the extent that the cumulative amount of the Damages actually incurred by the Indemnified Party as a result of all such breaches exceeds One Hundred Thousand Dollars ($100,000.00) (the "Threshold Amount"), after which time only the amount of such Damages that exceeds the Threshold Amount will be indemnifiable, subject to the limitations set forth in clause (c) below.

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(b)      Other than with respect to the Fundamental Representations, the total amount of the payments that the Indemnifying Party can be required to make with respect to all claims for indemnification under Section 8.2(a) or Section 8.3(a) will be limited in the aggregate to a maximum of Four Million Seven Hundred Thousand Dollars ($4,700,000.00) (the "Cap"), and the cumulative Liability of the Stockholders, on the one hand, and Parent, on the other hand, as Indemnifying Parties for such claims will in no event exceed such amount. The total amount of the payments that the Indemnifying Party can be required to make with respect to any breach of its Fundamental Representations will be limited in the aggregate to a maximum of the Merger Consideration.

(c)       In no event shall the Threshold Amount and Cap apply to any claims by any Indemnified Party for indemnification pursuant to (i) Section 8.2(b), Section 8.2(c), Section 8.2(d), Section 8.2(e), Section 8.2(g), or Section 8.2(g) (to the extent incurred in connection with a claim for indemnification under Section 8.2(b) through (e)), (ii) Section 8.3(b), or Section 8.3(c) (to the extent incurred in connection with a claim for indemnification under Section 8.3(b)), and (iii) Damages any Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by fraud or intentional misrepresentation.

(d)      The amount of any Damages that are subject to indemnification under this ARTICLE VIII shall be calculated net of the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by the Indemnified Party or any Affiliate of the Indemnified Party in connection with such Damages (less the costs incurred by the Indemnified Party and its Affiliates in collecting such amounts, including any resulting increases in insurance premiums). In the event that an insurance recovery is made by the Indemnified Party or any Affiliate of the Indemnified Party with respect to any Damages for which the Indemnified Party has been indemnified hereunder, the Indemnified Party shall promptly pay to the Indemnifying Party, a sum equal to the lesser of (i) the actual amount of such insurance proceeds recoveries or (ii) the actual amount of the indemnification payment previously paid with respect to such Damages.

(e)       To the extent the Indemnifying Party makes or is required to make any indemnification payment to the Indemnified Party, no right of subrogation against the Indemnifying Party will accrue hereunder to or for the benefit of the Indemnifying Party or any Third Party.

(f)       After the Effective Time, except with respect to specific performance for the breach by any Restricted Party of the restrictive covenants contained in Section 6.11 and except in the case of intentional misrepresentation or fraud, the right to indemnification under this ARTICLE VIII, subject to all of the terms, conditions and limitations hereof, shall constitute the sole and exclusive right and remedy available to any party hereto for any actual or threatened breach of the representations, warranties, covenants and obligations set forth in this Agreement, and none of the parties hereto shall initiate or maintain any legal action at law or in equity against any other party hereto which is directly or indirectly related to any breach or threatened breach of the representations, warranties, covenants or obligations set forth in this Agreement. In furtherance of the foregoing, from and after the Effective Time, subject to the exceptions described in the immediately preceding sentence, each party hereby waives, to the fullest extent permitted under Legal Requirement, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and its Affiliates and each of their respective Representatives arising under or based upon any Legal Requirement, except pursuant to the indemnification provisions set forth in this ARTICLE VIII.

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Section 8.5.       Indemnification Procedures.

(a)       Third Party Claims. If a party entitled to be indemnified under this ARTICLE VIII (an "Indemnified Party") receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding or Matter made or brought by a Third Party (a "Third Party Claim") against such Indemnified Party with respect to which the Indemnified Party wishes to assert an indemnification claim against the party or parties subject to such indemnification obligation under this ARTICLE VIII (the "Indemnifying Party"), the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof ("Claim Notice"). The failure to promptly provide such a Claim Notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. A Claim Notice shall describe the Third Party Claim in reasonable detail, and shall indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel (as reasonably acceptable to the Indemnified Party), and the Indemnified Party shall use commercially reasonable efforts to cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.5(b), it shall have the right to take such action as it deems necessary to defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 8.5(b) pay, compromise, defend such Third Party Claim and seek indemnification for any and all Damages based upon, arising from or relating to such Third Party Claim. The Company, Stockholders, Parent, and the Surviving Entity shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim.

(b)      Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into a settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 8.5. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party or others or providing any restrictions on the operation of such Person's business as conducted, and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.4(a) it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

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(c)       Direct Claims. Any claim by an Indemnified Party on account of Damages which do not result from a Third Party Claim (a "Direct Claim") shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, and shall indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its Representatives a reasonable opportunity to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall use commercially reasonable efforts to assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Indemnified Party's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its Representatives may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have accepted such claim.

Section 8.6.       Payments; Escrow; Set-off.

(a)       Within ten (10) Business Days after the resolution of any indemnification claim by any Parent Indemnified Party hereunder pursuant to which such Parent Indemnified Party is entitled to any payment from the Stockholders pursuant to Section 8.1, such payment shall be made by the Stockholders. Any claims for indemnification made by a Purchaser Indemnified Party hereunder shall be satisfied first out of the amounts held in the Indemnity Escrow Account, and the Stockholders agree to execute and deliver to the Escrow Agent such joint written instructions or other documentation required by the Escrow Agent in order to make any disbursement from the Indemnity Escrow Account required hereunder. After the amounts in the Indemnity Escrow Account have been fully exhausted and prior to pursuing payment from the Stockholders, Parent shall set-off against the aggregate remaining principal balance of the Stockholder Notes (pro rata as between the Stockholders in accordance with the principal balances of their Stockholder Notes) an amount equal to the portion of the indemnification claim which is not paid from the Indemnity Escrow Account. The amount of any indemnification claim owed to the Purchaser Indemnified Parties hereunder that is not satisfied from the Indemnity Escrow Account or by setoff against the Stockholder Notes as provided herein shall be paid by the Stockholders to such Purchaser Indemnified Parties in cash by wire transfer of immediately available funds to the account(s) designated in writing by the Purchaser Indemnified Parties.

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(b)       After the resolution of any indemnification claim by any Stockholder Indemnified Party hereunder pursuant to which such Stockholder Indemnified Party is entitled to any payment from Parent, Parent shall make such payment in cash by wire transfer of immediately available funds to the account(s) designated in writing by the Stockholder Indemnified Parties within ten (10) Business Days of such resolution.

(c)       The Indemnifying Party shall reimburse the Indemnified Party for any and all reasonable costs or expenses of any nature or kind whatsoever (including, but not limited to, all reasonable attorneys' fees) incurred in seeking to collect any payments due under this Section 8.6.

Section 8.7.       Mitigation. Parent, the Surviving Entity, the Stockholders, and the Company agree to, and will cause their respective Affiliates to, use their commercially reasonable efforts to mitigate any Damages in accordance with applicable Legal Requirements; provided, however, that no party will be required to use such efforts if they would be detrimental in any material respect to such party.

Section 8.8.       Treatment of Payments. Any indemnification payments made by any party hereto pursuant to this Agreement and any payments made pursuant to Section 3.3 shall be treated by all parties as an adjustment to the Merger Consideration.

Section 8.9.       Effect of Knowledge. Each of the parties acknowledges and agrees that the right to indemnification or any other remedy based on the representations, warranties, covenants and agreements contained in this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

Section 8.10.     Materiality. For purposes of determining whether there has been a breach of any representation or warranty contained in this Agreement or any Transaction Document and calculating the amount of Damages that are subject matter of a claim for indemnification hereunder, each representation and warranty in this Agreement or any Transaction Document shall be read without regard and without giving effect to any materiality or Material Adverse Effect standard or qualification or any qualification of similar import contained in such representation or warranty (as if such standard or qualification were deleted from such representation and warranty).

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ARTICLE IX.
CONDITIONS TO CLOSING; CLOSING

Section 9.1.       Conditions to Obligations of Parent and Merger Subs. The obligations of Parent and Merger Subs to effect the Mergers are further subject to the satisfaction of the following conditions, any one or more of which may be waived by Parent and Merger Subs at or prior to the Effective Time:

(a)       No Governmental Authority. No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any legal proceeding or Order (whether temporary, preliminary, or permanent), in any case which is in effect and which prevents or prohibits consummation of the transactions contemplated hereby.

(b)      Representations and Warranties. The representations and warranties set forth in Section 4.1, Section 4.2 and Section 4.11 shall be true and correct in all respects, as of the date hereof and as of the Closing Date, except that representations and warranties made as of a specified date, shall be measured only as of such specified date. Each of the other representations and warranties made by the Stockholders contained in this Agreement or in any certificate or other writing delivered by the Stockholders or the Company pursuant hereto shall be true and correct in all material respects, except that any such representation or warranty that includes any qualification as to "material", or "materiality" or "material adverse effect" (or any correlative terms) shall be true and correct in all respects, as of the date hereof and as of the Closing Date, except for representations and warranties made as of a specified date, which shall be measured only as of such specified date.

(c)       Performance of Obligations. The Company and the Stockholders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(d)       No Material Adverse Effect. Since the Effective Date, there shall not have been, individually, or in the aggregate, a Material Adverse Effect.

(e)       Financing. On or prior to the Closing Date, Parent shall have arranged the Financing and received the proceeds thereof on terms and conditions that are satisfactory to Parent.

(f)       Landlord Consent. On or prior to the Closing Date, the Company shall have obtained the written consent of the landlord under the lease for the Company's facilities consenting to the assignment of such lease to the Surviving Entity in form and substance reasonably satisfactory to Parent and such consent shall be in full force and effect as of the Effective Time.

(g)      Closing Deliverables. The Parent and Merger Subs shall have received all the deliverables contemplated by Section 9.4.

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Section 9.2.       Conditions to Obligations of the Company. The obligations of the Company and Stockholders to effect the Mergers are further subject to the satisfaction of the following conditions, any one or more of which may be waived by the Company and Stockholders at or prior to the Effective Time:

(a)       No Governmental Authority. No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any legal proceeding or Order (whether temporary, preliminary, or permanent), in any case which is in effect and which prevents or prohibits consummation of the transactions contemplated hereby.

(b)      Representations and Warranties. The representations and warranties set forth in Section 5.1 and Section 5.4 shall be true and correct in all respects, as of the date hereof and as of the Closing Date, except that representations and warranties made as of a specified date, shall be measured only as of such specified date. Each of the other representations and warranties made by the Stockholders contained in this Agreement or in any certificate or other writing delivered by the Stockholders or the Company pursuant hereto shall be true and correct in all material respects, except that any such representation or warranty that includes any qualification as to "material", or "materiality" or "material adverse effect" (or any correlative terms) shall be true and correct in all respects, as of the date hereof and as of the Closing Date, except for representations and warranties made as of a specified date, which shall be measured only as of such specified date.

(c)       Performance of Obligations. Parent and Merger Subs shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(d)       Closing Deliverables. The Company and the Stockholders shall have received all the deliverables contemplated by Section 9.2(g).

(e)       Extension Payment. The Company shall have received the applicable Extension Payment(s), if any.

(f)       List of Parent Stock. The Parent Stock shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

(g)      Reorganization. Taking into account that portion of the Company Stock exchanged for the Merger Consideration other than Parent Stock, the aggregate fair market value (determined as of the Business Day immediately prior to Closing) of the Parent Stock will not be less than forty percent (40%) of the value (determined as of the Business Day immediately prior to Closing) of the aggregate Merger Consideration.

Section 9.3.       Deliveries by Parent and Merger Subs. At or prior to the Closing, Parent and Merger Subs shall deliver, or cause to be delivered:

(a)       to the persons identified in Section 3.2(b), the cash and other items required to be delivered by Parent to such person by Section 3.2(b);

(b)      to each Stockholder and the Escrow Agent, duly executed copies of the Escrow Agreement;

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(c)       a certificate of an authorized officer, dated as of the Closing Date, certifying as to (i) the incumbency of its officers executing documents executed and delivered in connection herewith, (ii) copies of their respective Organizational Documents as in effect as of the Closing Date, (iii) a copy of the consents of their respective boards of directors and boards of managers, as applicable (and in the case of Merger Subs the resolutions of Parent as their sole equity owner) (the "Parent Consents") authorizing and approving the applicable matters contemplated hereunder and (iv) the satisfaction of the conditions set forth in Section 9.2(b) and Section 9.2(c);

(d)      a certificate of good standing or existence, as applicable, of each of Parent and Merger Sub issued by the secretary of state of the state of incorporation or organization, as applicable, no more than five (5) Business Days prior to the Closing Date;

(e)       Parent shall cause the Parent Stock to be issued to the Stockholders, free and clear of any and all liens, claims and encumbrances;

(f)       to each Stockholder, a duly executed copy of the Lock-up Agreement;

(g)       such other documents as reasonably required for transactions similar to the transactions as contemplated at the Closing.

Section 9.4.       Deliveries by the Company and Stockholders. At or prior to the Closing, the Company and Stockholders shall deliver, or cause to be delivered:

(a)       a counterpart of the Escrow Agreement, duly executed by each Stockholder;

(b)       a copy of the escrow agreement and consent from the PPP Lender relating to the PPP Loan or written notification from the PPP Lender to evidence forgiveness of the PPP Loan as reasonably required by Parent;

(c)       a certificate of an authorized officer of the Company, dated as of the Closing Date, certifying as to (i) the incumbency of the Company's officers executing documents executed and delivered in connection herewith, (ii) copies of their respective Organizational Documents as in effect as of the Closing Date, (iii) a copy of the consents of the Company Board and Stockholders authorizing and approving the applicable matters contemplated hereunder and (iv) the satisfaction of the conditions set forth in Section 9.1(b), Section 9.1(c) and Section 9.1(d);

(d)       a certificate of good standing of the Company issued by the Secretary of State of the State of Colorado, no more than five (5) Business Days prior to the Closing Date;

(e)       a certificate certifying that the Company is not a foreign person within the meaning of Section 1445 of the Code and complying with the requirements of Treasury Regulation Section 1.1445-2(b)(iv);

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(f)       payoff letters for each instrument evidencing all outstanding Indebtedness of the Company from the obligees thereunder, as set forth on Schedule 9.4(f) (the "Payoff Letters"), setting forth the amounts necessary to pay off all such Indebtedness under such instrument as of the Closing Date along with the per diem interest amount with respect thereto, and evidence reasonably satisfactory to Parent and Merger Subs of the release of all Liens (other than Permitted Liens) on the Business and its assets and all UCC financing statements related thereto;

(g)       the Consents set forth on Schedule 9.4(g);

(h)       a counterpart of the Lock-up Agreement, duly executed by each Stockholder; and

(i)        such other documents as reasonably required for transactions similar to the transactions as contemplated at the Closing.

ARTICLE X.
Termination

Section 10.1.     Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(a)       at any time, by mutual written agreement of Parent and the Company;

(b)       by Parent, at any time prior to the Closing, if (i) any of the Company or Stockholders is in breach, in any material respect, of the representations, warranties or covenants made by it in this Agreement, (ii) such breach is not cured within ten (10) Business Days of written notice of such breach from Parent (to the extent such breach is curable) and (iii) such breach, if not cured, would render the conditions set forth in Section 9.1 incapable of being satisfied; provided, however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 10.1 if there has been a violation or breach of this Agreement by Parent that has prevented or would prevent satisfaction of any conditions set forth in Section 9.2;

(c)       by the Company, at any time prior to the Closing, if (i) Parent is in breach, in any material respect, of the representations, warranties or covenants made by it in this Agreement, (ii) such breach is not cured within ten (10) Business Days of written notice of such breach from the Company (to the extent such breach is curable) and (iii) such breach, if not cured, would render the conditions set forth in Section 9.2 incapable of being satisfied; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 10.1 if there has been a violation or breach of this Agreement by the Company or the Stockholders that has prevented or would prevent satisfaction of any conditions set forth in Section 9.1;

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(d)       by Parent or the Company, at any time more than ten (10) days following the expiration of the Marketing Period (the "End Date"), if the Closing shall not have occurred on or prior to such date; provided that the right to terminate this Agreement under this Section 10.1 shall not be available to such party if the action or inaction of such party or any of its Affiliates has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; and provided further that if all conditions set forth in ARTICLE IX shall have been satisfied or waived (other than those that are satisfied by action taken at the Closing) other than the closing of the Financing, then the Parent may extend the Marketing Period for up to two additional periods of sixty (60) days (“First Extension Period”) and ninety (90) days (“Second Extension Period”; each of the First Extension Period and Second Extension Period may be individually referred to herein as an “Extension Period” and collectively, the “Extension Periods”), respectively, by (i) providing written notice to the Company and Stockholders not later than (1) with respect to the First Extension Period, the expiration of the Marketing Period, and (2) with respect to the Second Extension Period, the expiration of the First Extension Period, and (ii) paying to the Company an extension payment of (A) with respect to the First Extension Period, Fifty Thousand and No/100 Dollars ($50,000.00), and (B) with respect to the Second Extension Period, Two Hundred Thousand and No/100 Dollars ($200,000.00) (each, an “Extension Payment” and collectively, the “Extension Payments”). Any Extension Payment shall be payable by wire transfer of immediately available funds to an account designated in writing by the Company not later than two (2) Business Days after timely notice by Parent of its intent to exercise the applicable Extension Period. During any Extension Period, Parent shall use reasonable best efforts to obtain the Financing or to obtain alternative financing on terms that are comparable to or more favorable to Parent than the terms of the Financing; provided that Parent shall not be obligated to consummate the Closing during the Extension Period unless it has obtained the Financing. Each Extension Payment made by Parent shall be nonrefundable upon receipt and treated an option payment made by Parent to retain the right to consummate the Mergers. No Extension Payment shall be applied to reduce the Merger Consideration or Termination Fee. shall be nonrefundable and fully earned upon receipt. Notwithstanding the foregoing, nothing in the preceding sentence shall affect Parent’s obligations to consummate the Closing on the Closing Date or to pay the Termination Fee in accordance with Section 10.3(b) upon any termination subject thereto; or

(e)       by Parent or the Company if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Legal Requirement or Order, or refused to grant any required consent or approval, that has the effect of making the consummation of the transactions contemplated by this Agreement illegal or that otherwise prohibits the consummation of transactions contemplated by this Agreement and such Legal Requirement, Order or other action shall have become final and non-appealable.

Section 10.2.     Procedure Upon Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby, written notice thereof shall be given by a terminating party to the other parties, and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any of the parties.

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Section 10.3.     Effect of Termination; Fees on Termination. If this Agreement is validly terminated pursuant to Section 10.1, then:

(a)       Parent on the one hand, and the Company on the other hand, shall promptly cause to be returned to Parent or the Company, as applicable, or cause the destruction of, all documents and information obtained in connection with this Agreement and the transactions contemplated hereby and all documents and information obtained by either party in connection with Parent's investigation of the Company, including any copies made by or supplied to Parent, Stockholders or any of their respective Representatives of any such documents or information. Notwithstanding the foregoing, one copy of such documents or information may be retained by each of Parent and the Company's external legal counsel for evidentiary purposes in the case of any legal Matters or threatened legal Matters relating to this Agreement or any of the transactions contemplated hereby; and each of Parent and the Company need not delete from its electronic archival systems any information archived in an integrated fashion with other, unrelated information of Parent or the Company, as applicable, as long as Parent and the Company make no effort to retrieve such archived information.

(b)      If this Agreement is terminated by the Company pursuant to Section 10.1(c) or by either party pursuant Section 10.1(d), Parent shall pay to the Company a fee of Two Hundred Thousand and No/100 Dollars ($200,000.00) (the “Termination Fee”), which fee shall be payable within two (2) Business Days after written notice of such termination, by wire transfer of immediately available funds to an account designated in writing by the Company. The Company agrees that in the event that the Termination Fee is paid to the Company pursuant to this Section 10.3(b), (i) the payment of such Termination Fee shall be the sole and exclusive remedy of the Company, the Stockholders, and all of their Affiliates against Parent, the Merger Subs or any of their Affiliates or Representatives, and (ii) in no event will the Company, its Stockholders or any of their Affiliates be entitled to recover any other money damages or any other remedy based on a claim in law or equity with respect to, (1) any loss suffered as a result of the failure of the Mergers to be consummated, (2) the termination of this Agreement, (3) any liabilities or obligations arising under this Agreement, or (4) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and upon payment to the Company of the Termination Fee in accordance with this Section 10.3(b), neither Parent, the Merger Subs nor any of their directors, officers or other Affiliates shall have any further liability or obligation to the Company, its Stockholders or any of their Affiliates relating to or arising out of this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, in any circumstance in which the Termination Fee is paid (whether due to any willful, intentional or unintentional breach by Parent or a Merger Sub, or for any other reason), then the Company’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against Parent, the Merger Subs or any of their Affiliates, controlling persons, stockholders, directors, officers, employees, agents or other representatives (the “Parent Related Parties”) for any breach, loss or damage shall be to terminate this Agreement and receive payment of the Termination Fee, only to the extent provided for by this Section 10.3(b), and upon payment of such amount in accordance with this Section 10.3(b) no Person shall have any rights or claims against any of the Parent Related Parties under this Agreement, in respect of any oral representations made or alleged to be made in connection herewith, in respect of the transactions contemplated hereby, whether at law or equity, in contract, in tort or otherwise, and none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or in respect of the transactions contemplated hereby or thereby. Nothing herein shall limit the Company’s rights under this Section 10.3 prior to the termination of this Agreement or the Company’s right to seek payment of and be paid the Termination Fee in accordance with this Agreement if the Company has pursued alternative remedies hereunder in lieu of pursuing the Termination Fee and the Company ceases to pursue such remedies without having obtained them.

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(c)       Each of the Company, Parent and each Merger Sub acknowledges that (i) the agreements contained in Section 10.3(b) above are an integral part of the transactions contemplated by this Agreement, (ii) the Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Company and its Affiliates in the circumstances in which such fee is paid for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the parties would not enter into this Agreement.

(d)       Except as otherwise set forth in Section 10.3(b) above, no party shall have any duties or obligations to the other parties hereto after the date of such termination and none of the parties will have any further liability hereunder; provided, however, (i) except as provided in Section 10.3, no such termination shall relieve any party from Liability for any fraud or willful breach by that party, and (ii) this Section 10.3, ARTICLE VIII, and ARTICLE XI shall remain in full force and effect and survive any termination of this Agreement (together with any corresponding defined terms) in accordance with their respective terms.

Section 10.4.     Exclusive Remedy. From and after the date of this Agreement until the Closing, except pursuant to Section 10.3(b) above, the sole and exclusive remedy of each party in the event of a breach (including any willful breach) of any representation, warranty, covenant or agreement set forth in this Agreement by another party will be (i) termination of this Agreement in accordance with ARTICLE X or (ii) specific performance in accordance with Section 11.9. For the avoidance of doubt, while the parties may seek specific performance in accordance with Section 11.9 in no circumstance shall the any party hereto be permitted or entitled to receive (A) payment of monetary damages prior to the termination of this Agreement, or (B) both a grant of specific performance to cause the consummation of the transactions contemplated by this Agreement and payment of any monetary damages.

ARTICLE XI.
MISCELLANEOUS

Section 11.1.     Governing Legal Requirement. This Agreement will be construed in accordance with, and governed in all respects by, the laws of the State of Indiana (without giving effect to principles of conflicts of law).

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Section 11.2.     Venue and Jurisdiction.

(a)       If any Matter or other legal action relating to this Agreement is brought or otherwise initiated, the venue therefor will be in a state or federal court located in the State of Indiana, which will be deemed to be a convenient forum. Parent and the Selling Parties hereby expressly and irrevocably consent and submit to the jurisdiction of the state court located in a state or federal court located in the State of Indiana.

(b)       To the extent permitted by applicable Legal Requirements, each of the parties hereto hereby irrevocably waives any and all right to a trial by jury in any Matter arising out of or related to this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby.

Section 11.3.     Notices. Any notice or other communication required or permitted to be delivered to a party under this Agreement must be in writing and will be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service, by facsimile or, with respect to Selling Parties, via electronic mail) to the address, facsimile telephone number, or with respect to the Selling Parties, the electronic mail address set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

if to Parent or Parent:

Inotiv, Inc.

2701 Kent Avenue

West Lafayette, IN 47906

Attn: Robert Leasure, Jr.

Email: bleasure@inotivco.com

with a copy (which shall not constitute notice) to:

Ice Miller LLP

One American Square

Suite 2900

Indianapolis, IN 46282

Attn: Stephen J. Hackman

Email: Stephen.Hackman@icemiller.com

If to the Company or the Stockholders:

Alison Bendele

3618 Plateau Rd.

Longmont, CO 80503

Email: ______________________

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Phillip Bendele

5541 Central Avenue

Boulder, CO 80301

Email: ______________________

with a copy (which shall not constitute notice) to:

Stewart D. Cables

Hassan + Cables, LLC

1035 Pearl St. Suite 200

Boulder, CO 80302

stewart@hassancables.com

Section 11.4.     Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Parent and the Company, except as Parent reasonably believes, after receiving the advice of outside counsel and after informing all other parties to this Agreement, another form of press release may be required by Legal Requirement or by the rules of a national securities exchange or trading market. Thereafter, so long as this Agreement is in effect, neither the Company nor Parent shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the prior consultation of the other party, except as Parent reasonably believes, after receiving the advice of outside counsel and after informing all other parties to this Agreement, another form of press release may be required by Legal Requirement or by the rules of a national securities exchange or trading market.

Section 11.5.     Assignment. No party hereto may assign any of its rights or delegate any of its obligations under this Agreement (whether voluntarily, involuntarily, by way of merger or otherwise) to any other Person without the prior written consent of the other party; provided, however, that (a) Parent shall have the right to assign any of its rights or obligations under this Agreement to one or more of its Affiliates, and Parent and each such Affiliate shall have the right to assign any or all of its rights or obligations under this Agreement to any purchaser of a material portion of its assets or the line of business that includes the Business as conducted by Parent or to a successor as part of Parent's reorganization, sale or merger to or with such successor, and (b) Parent may assign its rights hereunder for collateral security purposes to any lender or lenders, or agent therefor, providing financing to Parent or any of its Affiliates in connection with the transactions contemplated hereby, or to any assignee or assignees of any such lender, lenders or agent.

Section 11.6.     Parties in Interest. Nothing in this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto.

Section 11.7.     Bulk Sales Legal Requirements. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Legal Requirements of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Business to Parent. As between Parent and the Company, Parent shall have no obligation to give bulk transfer notices to creditors, claimants or other Persons.

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Section 11.8.     Severability. In the event that any provision of this Agreement, or the application of such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be affected and will continue to be valid and enforceable to the fullest extent permitted by law.

Section 11.9.     Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any state or federal court located in the State of Indiana, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.10.   Entire Agreement. This Agreement, the Confidentiality Agreement, and the Exclusivity Agreement, the Transaction Documents set forth the entire understanding of the parties hereto and supersede all other agreements and understandings among the parties relating to the subject matter hereof and thereof.

Section 11.11.   Waiver. No failure on the part of a party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of such party in exercising any power, right, privilege or remedy under this Agreement, will operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Any waiver of any provision of this Agreement and any consent given hereunder must be in writing signed by the party sought to be bound. The waiver by any party of breach or violation of any provision of this Agreement will not operate as, or be construed to constitute, a waiver of any subsequent breach or violation of the same or any other provision hereof.

Section 11.12.   Amendments. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of each party hereto.

Section 11.13.   Counterparts. This Agreement may be executed in several counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

Section 11.14.   Legal Representation. Parent (on its own behalf and on behalf of its Affiliates and the Surviving Entity) and Stockholders agree that, notwithstanding any current or prior representation of any Stockholders by Hassan and Cables, LLC ("H+C"), H+C shall be allowed to represent any Stockholder or such Stockholder’s Affiliates in any matters and disputes adverse to Parent, the Company, or the Surviving Entity that either is existing on the date hereof or that arises in the future and, in each case, relates to this Agreement, any Transaction Document, or the transactions contemplated hereby or thereby. Parent (on behalf of itself and the Company) hereby (a) waives any claim that it has or may have that H+C has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) agrees that, in the event that a dispute arises with respect to matters related to this Agreement, any Transaction Document, or the transactions contemplated hereby or thereby after the Closing between Parent or the Surviving

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Entity, on the one hand, and the Stockholders or any of their respective Affiliates, on the other hand, H+C may represent the Stockholders or their respective Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Parent or the Surviving Entity and even though H+C may have represented the Company in a matter substantially related to such dispute, or handled matters for the Company at any time prior to the Closing. Parent (on behalf of itself and the Surviving Entity) and Stockholders each further agree that (x) any and all documents in H+C’s files which constitute attorney-client privileged communications or attorney work-product relating to this Agreement, any Transaction Document or the transactions contemplated hereby or thereby, in each case, relating to periods prior to the Closing which constitute attorney-client privileged communications or attorney work-products shall be the property of and shall be retained by H+C and shall not be delivered to Parent or the Company in connection with the transactions contemplated by this Agreement and (y) as to all privileged communications among H+C and the Company or its Affiliates and representatives, that relate in any way to this Agreement or the transactions contemplated by this Agreement or any of the Transaction Documents, the attorney-client privilege and the expectation of client confidence belongs to the Stockholders and may be controlled by the Stockholders and shall not pass to or be claimed by the Parent or the Surviving Entity. Notwithstanding the foregoing, in the event that a dispute arises between the Parent or the Surviving Entity or any of their respective Affiliates or Subsidiaries and a third party other than a party to this Agreement, Parent and the Surviving Entity, including on behalf of the Company as to matters prior to Closing, may assert the attorney-client privilege to prevent disclosure of confidential communications by H+C to such third party; provided, however, that neither the Parent nor the Surviving Entity may waive such privilege without the prior written consent of the Stockholders.

Section 11.15.   Interpretation of Agreement.

(a)       Each party hereto acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in connection with the construction or interpretation of this Agreement.

(b)       Whenever required by the context hereof, the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; and the neuter gender will include the masculine and feminine genders.

(c)       As used in this Agreement, the words "include" and "including," and variations thereof, will not be deemed to be terms of limitation, and will be deemed to be followed by the words "without limitation."

(d)       Unless the context otherwise requires, references in this Agreement to "Sections," "Disclosure Schedules" and "Exhibits" are intended to refer to Sections of and Disclosure Schedules and Exhibits attached to this Agreement.

(e)       The table of contents of this Agreement and the headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.

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Section 11.16.   Expenses. Except as otherwise expressly provided herein, each party hereto shall bear his, her, or its own costs and expenses (including legal fees and expenses) incurred in connection with the Transaction Documents and transactions contemplated thereby.

[SIGNATURE PAGES TO FOLLOW]

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The parties hereto have caused this Asset Purchase Agreement to be executed as of the date first set forth above.

[Signature Page to Agreement and Plan of Merger]

[Signature Page to Agreement and Plan of Merger]

SCHEDULE 6.1

CONDUCT OF THE BUSINESS PRIOR TO CLOSING

SCHEDULE 6.15

TERMINATION OF CERTAIN AGREEMENTS

SCHEDULE 9.4(f)

PAYOFF LETTERS

1.	Payoff Letter regarding that certain Loan Agreement dated August 1, 2019, between Ray and Alison Bendele, as lenders, and Bolder BioPath Inc., as borrower, for the original principal amount of $2,000,000.

SCHEDULE 9.4(g)

CONSENTS

1.	Landlord Consent Agreement from GPIF Flatiron Business Park, LLC, the landlord under the Company's existing lease agreement.

EXHIBIT A

FORM OF STOCKHOLDER WRITTEN CONSENT

ACTION BY WRITTEN CONSENT or THE STOCKHOLDERS or BOLDER BIOPATH INC The undersigned stockholders of BOLDER BIOPATH INC, a Colorado corporation (the “Company”), pursuant to the applicable provisions of the Colorado Business Corporations Act at COLO. REV, STAT. §§ 7-101-101, et seq., as amended (the “E1 hereby unconditionally adopt and consent to adoption of, and deliver to the officer of the Company having custody of the books and records in which proceedings of meetings of the stockholders of the Company are recorded, resolutions by written consent in lieu of a meeting pursuant to § 7-108-202 of the Act and the Company’s Articles of Incorporation dated May I4, 2002, as amended by the Articles of Amendment dated February 12, 2003, ‘and as may be amended from time to time (the “Articles”), as follows: APPROVAL OF AGREEMENT AND PLAN OF MERGER. ESCROW AGREEMENT AND RELATED MATTERS WHEREAS, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Inotiv, Inc., an Indiana corporation (“Parent”), Rock Mergeco, Inc., a Colorado corporation (“Merger Sub”), Inotiv Boulder, LLC, an Indiana limited liability company (“Merger Sub LLC”), Alison Bendele and Phillip Bendele, collectively, the holders of all of the outstanding shares of common stock of the Company (collectively, the “Stockho1ders”), and together with the exhibits and schedules thereto and any and all agreements contemplated by the Merger Agreement, each in the fonn heretofore presented to the Board (collectively, the “Ancillag Agreements”), (i) Merger Sub will merge with and into the Company (“First Merger”), with the Company surviving the First Merger as a wholly- owned subsidiary of Parent; and (ii) immediately thereafter, Company will merge with and into Merger Sub LLC (the “Second Merger” and together with the First Merger, the “Mergers”), with Merger Sub LLC surviving the Second Merger as a wholly-owned subsidiary of Parent, all upon the terms and subject to the conditions set forth in the Merger Agreement (each capitalized tenn used but not otherwise deﬁned herein shall have the meaning assigned to such term in the Merger Agreement); WHEREAS, in connection with the Mergers, among other things, and subject to the terms and conditions of the Merger Agreement, (i) all of the issued and outstanding shares of capital stock of the Company will be converted into the right to receive Parent Common Shares, cash, and one or more unsecured promissory notes as set forth in the Merger Agreement, and (ii) a portion of the consideration otherwise payable by Parent in connection with the Mergers shall be placed in the Escrow Accounts by Parent as security for the indemniﬁcation rights set forth in the Merger Agreement; WHEREAS, pursuant to the Escrow Agreement (“Escrow Agreement”), by and among Parent, the Stockholders, and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as escrow agent (“Escrow Agent”), Escrow Agent will accept the Adjustment Escrow Amount and Indemnity Escrow Amount, hold the same in the Escrow Accounts, and disburse such amounts, together with and any eamings thereon, in accordance with the tenns of the Escrow Agreement (each capitalized temi used but not otherwise deﬁned herein or in the Merger Agreement shall have the meaning assigned to such term in the Merger Agreement); 1 Note to Draft: Was there an amendment for the name change ﬁled in August 2020? 4819-4267~978l.3 WHEREAS, pursuant to the Act, the Articles, and the Bylaws of the Company, (i) at least a majority of the voting power of the outstanding shares of Common Stock of the Company (the “Common M"), voting together as a single class are required to adopt the Merger Agreement and the Ancillary Agreements; WHEREAS, the board of directors of the Company (the “Board”) has (i) approved the Mergers, Merger Agreement, and Ancillary Agreements, (ii) determined that it is advisable, fair to and in the best interests of the Company and the Stockholders to enter into, approve, and authorize the transactions contemplated by the Merger Agreement and the Ancillary Agreements, and (m) recommended that the Stockholders adopt the Merger Agreement and approve the consummation, execution, and delivery of the Merger Agreement, Ancillary Agreements, the Mergers; and NOW, THEREFORE, BE IT RESOLVED, that after consideration of the terms and conditions of the Mergers, the Merger Agreement, and the Ancillary Agreements, each of the undersigned Stockholders hereby approves, conﬁnris, and adopts the Merger Agreement in the fonn attached as Exhibit A hereto, as amended, the Ancillary Agreements, and approves the transactions contemplated thereby, including without limitation, the Mergers; RESOLVED, that after consideration of the terms and conditions of the Escrow Agreement, each of the undersigned Stockholders adopts the Escrow Agreement in the form attached as Exhibit B hereto, as amended, and approves the transactions contemplated thereby; RESOLVED FURTHER, that the Stockholders hereby irrevocably authorize and appoint Phillip Bendele as Stockholder Representative and true and lawful attomey-in-fact and agent to act in the name, place and stead of the Stockholders as contemplated by Section 6 of the Escrow Agreement, to give and receive notices and communications, to authorize disbursements of cash from the Escrow Accounts to Parent in satisfaction of any Indemnity Claim, to object to such claims, to consent or agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims, to consent or agree to any amendment of the Escrow Agreement and to take all actions necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any under any circumstance; RESOLVED FURTHER, that the escrow obligations of the Stockholders set forth in Section 3.3 of the Merger Agreement and the escrow and indemniﬁcation obligations of the Stockholders as set forth in Article VIII of the Merger Agreement be, and hereby are, approved and adopted in all respects and that by signing this Action by Written Consent of the Stockholders, the undersigned agrees to be bound by the escrow obligations set forth in Section 3.3 of the Merger Agreement and the escrow and indemniﬁcation provisions set forth in Article VIII of the Merger Agreement; RESOLVED FURTHER, that the deposit of an amount of cash equal to the Escrow Amounts into the Escrow Accounts be, and hereby is, approved and adopted in all respects; RESOLVED FURTHER, that, notwithstanding the foregoing resolutions, the Board may, at any time prior to the ﬁling of the Statement of Merger with the Secretary of State of Colorado, abandon the proposed Merger without further action by the Stockholders; provided that, after the execution of the Merger Agreement, the Board acts in accordance with the tenns thereof; and RESOLVED FURTHER, that the appropriate ofﬁcers of the Company be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Company, to prepare, execute, deliver and ﬁle or cause to be prepared, executed, delivered and ﬁled such further agreements, certiﬁcates, instruments and documents and to take such actions as contemplated by the Merger 2 Documents or as such ofﬁcer or ofﬁcers deem necessary, appropriate or advisable to carry out the intent of the foregoing resolutions. WAIVER OF APPRAISAL RIGHTS WHEREAS, each Stockholder acknowledges the availability of appraisal rights pursuant to § 7- 113-102 ofthe Act; WHEREAS, each Stockholder acknowledges that such Stockholder has received and read the notice of appraisal rights provided pursuant to § 7-113-201 of the Act, a copy of which is attached hereto as Exhibit C; WHEREAS, each Stockholder acknowledges that such Stockholder has received and read a copy of Article 1 13 of Title 7 of the Colorado Revised Statutes, a copy of which is attached hereto as Exhibit D; WHEREAS, each Stockholder acknowledges that such Stockholder has received and reviewed the 2019 and 2020 annual ﬁnancial statements of the Company, a copy of which are attached hereto as ; WHEREAS, each Stockholder acknowledges that such Stockholder has received and reviewed the 2019 and 2020 quarterly ﬁnancial statements of the Company, a copy of which are attached hereto as M; WHEREAS, each Stockholder acknowledges that such Stockholder must follow the appropriate procedures under the Act, or suffer the termination or waiver of such Stockholder’s appraisal rights; and NOW, THEREFORE, BE IT RESOLVED, that each Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any appraisal rights or dissenters’ rights relating to the Mergers that each of the undersigned may have by virtue of, or with respect to, any shares of Common Stock of the Company owned by each such Stockholder (including without limitation those rights under § 7-1 13-102 of the Act). WAIVER OF RIGHTS RELATED TO ALLOCATION OF MERGER CONSIDERATION WHEREAS, each Stockholder acknowledges that Section 3. l(b) of the Merger Agreement permits the Stockholders to elect to receive a greater or lesser proportion of the Merger Consideration payable to such Stockholder in cash or in Parent Stock by making a written election with respect thereto that is delivered to the Company and Parent on or prior to the Closing Date of the Merger; WHEREAS, each Stockholder acknowledges that the election provisions of Section 3.1(b) were included in the Merger Agreement at the Stockholders‘ request and that neither Parent nor the Surviving Entity shall bear any responsibility for the consequences of any such election made by a Stockholder; Now, THEREFORE, BE IT RESOLVED, that each Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived, any claims of any kind whatsoever, at law or in equity, that he or she, or any person whose rights may arise through him or her, may have, now or in the future, as a result of the allocation of the Merger Consideration between the Stockholders in the manner set forth in any written election delivered to the Company and Parent as contemplated by Section 3. l(b) of the Merger Agreement, and each Stockholder further agrees that he or she will not make any claim or commence any proceeding against the Company, the Surviving Entity or Parent, or any of their respective, directors, ofﬁcers, managers, members, stockholders, affiliates or advisors relating thereto. 3 MISCELLANEOUS NOW, THEREFORE, BE IT RESOLVED, that the directors of the Company are authorized, empowered and directed to take any and all such further action as may be deemed necessary or advisable to effectuate the purposes and intent of the resolutions hereby adopted; RESOLVED FURTHER, that the ofﬁcers of the Company are authorized, empowered, and directed to take any and all such further action, to execute and deliver any and all such further agreements, instruments, documents, certiﬁcates and communications and to pay such expenses, in the name and on behalf of the Company or such officer, as any such ofﬁcer may deem necessary or advisable to effectuate the purposes and intent of the resolutions hereby adopted, the taking of such actions, the execution and delivery of such agreements, instruments, documents, certiﬁcates or communications and the payment of such expenses by any such ofﬁcer to be conclusive evidence of his or her authorization hereunder and approval thereof; and RESOLVED FURTHER, that any and all actions taken by the directors or ofﬁcers of the Company to carry out the purposes and intent of the foregoing resolutions prior to their adoption are approved, ratiﬁed and conﬁrmed; RESOLVED FURTHER, that this Action by Written Consent of the Stockholders is irrevocable; and RESOLVED FURTHER, that this Action by Written Consent of the Stockholders shall be effective and binding on all stockholders of the Company upon its execution by the minimum number of stockholders holding at least a majority of the voting power of the outstanding shares of Common Stock of the Company. SIGNATURE PAGE FOLLOWS 4 Eigik, » %¥5i3“2:.i .4‘ M ¢§,. II“ - " ‘ 4-, ...,‘_._..,.....-E....._...-...._-~. \/ 1 I i I L ‘i ii Ii ii 3'1 -. ._ >/ ‘YA A A’ __ 7_= IN W11-N April 2021. E58 WHERE“ “‘° “"‘*°'§isned has STOCKHOLDERS- / Phillip Bendele / , set their hand hereto effective as of the 15“ day of COMPANY: By: 6LL,;W Alison Bendele Name: Phillip Bendele Title: Chief Executive Ofﬁcer &. Treasurer Name: Alison Bendele Title: Secretary SIGNATURE PAGE TO THE ACTION BY WRITIEN CONSENT OF THE STOCKHOLDERS OF BOLDER BIOPATH INC ATTACHMENTS2 EXHIBIT A ExI-IIBIT B - ESCROW AGREEMENT ExI-IIBIT C - NOTICE OF APPRAISAL RIGHTS - AGREEMENT AND PLAN or MERGER _ COPY OF ARTICLF I3 THIL7 C RS (§ 7-H3'1°\ ¢lS¢q~) EXHIBITD = T ~ -~‘ -I EXHIBIT E - COPY OF 2019 AND 2020 ANNUAL FINANCIAL STATEMENTS EXHIBIT F - COPY OF 2019 AND 2020 QUARTERLY FINANCIAL STATEMENTS ” — ~~‘——~---—~-W--—-~~ 5 A

Exhibit B

Escrow Agreement

Exhibit C

Notice of Appraisal Rights

EXHIBIT D ARTICLE 13, TITLE 7, C.R,S, (§ 7-113-101, , etseq.) COLORADO BUSINESS CORPORATIONS ACT — ARTICLE 13 (§ 7-113-101, , et seq.) 7-113-101. DEFINITIONS. As used in this article 1 13, unless the context otherwise requires: (1) “Affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with another person or is a senior executive of the other person. For purposes of section 7-113-102 (2)(d), a person is deemed to be an afﬁliate of its senior executives. (2) "Corporation" means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections 7-113-203 to 7-1 13-401, includes the surviving entity in a merger. (3) “Fair value” means the value of the corporation’s shares detennined: (a) Immediately before the effectuation of the corporate action to which the shareholder objects; (b) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and (c) Without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to section 7-113-102 (1)(e). (4) “Interest” means interest, from the effective date of the corporate action until the date of payment, at the legal rate as speciﬁed in section 5-12-101. (5) “Interested transaction” means a corporate action described in section 7-1 13-102 (1), other than a merger pursuant to section 7-111-104, involving an interested person in which any of the shares or assets of the corporation are being acquired or converted. As used only in this subsection (5): (a) (I) “Beneﬁcial owner” means any person that, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares; except that a member of a national securities exchange is not deemed to be a beneﬁcial owner of securities held directly or indirectly by it on behalf of another person solely because the member is the record holder of the securities if the member is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. (II) When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed by the agreement is deemed to have acquired beneﬁcial ownership, as of the date of the agreement, of all voting shares of the corporation beneﬁcially owned by any member of the group. (b) “Excluded shares” means shares acquired pursuant to an offer for all shares having voting power if the offer was made within one year before the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action. (c) “Interested person” means a person, or a.n afﬁliate of a person, that, at any time during the one- year period immediately preceding approval by the board of directors of the corporate action: 9 (I) Was the beneﬁcial owner of twenty percent or more of the voting power of the corporation, other than as owner of excluded shares; (II) Had the power, contractually or otherwise, other than as owner of excluded shares, to cause the appointment or election of twenty-ﬁve percent or more of the directors to the board of directors of the corporation; or (III) Was a senior executive or director of the corporation or a senior executive of any afﬁliate of the corporation and will receive, as a result of the corporate action, a ﬁnancial beneﬁt not generally available to other shareholders as such, other than: (A) Employment, consulting, retirement, or similar beneﬁts established separately, and not as part of, or in contemplation of, the corporate action; or (B) Employment, consulting, retirement, or similar beneﬁts established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in section 7- 108-501; or (C) In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its afﬁliates, rights and beneﬁts as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of the entity or affiliate. (6) “Preferred shares” means a class or series of shares whose holders have preference over any other class or series with respect to distributions. (7) “Senior executive” means the chief executive ofﬁcer, chief operating ofﬁcer, chief ﬁnancial ofﬁcer, and anyone in charge of a principal business unit or function. 7-113-102. RIGHT TO APPRAISAL. (1) A shareholder is entitled to appraisal rights and to obtain payment of the fair value of that shareholder’s shares in the event of any of the following corporate actions: (a) Consummation of a merger to which the corporation is a party if: (I) Shareholder approval is required for the merger by section 7-111-103 and the shareholder is entitled to vote on the merger; except that appraisal rights are not available to a shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger; or (II) The corporation is a subsidiary that is merged with its parent corporation under section 7-111-104; (b) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange; except that appraisal rights are not available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged; (c) Consummation of a disposition of assets pursuant to section 7-1 12-102 (1) if the shareholder is entitled to vote on the disposition; (d) Consummation of a disposition of assets of an entity controlled by the corporation pursuant to section 7-1 12-102 (2) if the shareholders of the corporation were entitled to vote on the consent of the corporation to the disposition; 10 (e) An amendment to the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created; (1) Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or resolution of the board of directors; (g) Consummation of a conversion of the corporation to nonproﬁt status pursuant to section 7-90- 20l; or (h) Consummation of a conversion of the corporation to an unincorporated entity pursuant to section 7-90-206 (2) if the shareholder is entitled to vote on the conversion. Notwithstanding subsection (1) of this section, the availability of appraisal rights under subsections (l)(a), (l)(h), (l)(c), (1)(d), (l)(e), and (l)(h) of this section are limited in accordance with the following provisions: (a) Appraisal rights are not available for the holders of shares of any class or series of shares that is: (I) A covered security under section 18 (b)(l)(A) or 18 (b)(l)(B) of the federal “Securities Act of 1933”, 15 U.S.C. 77r (b)(l)(A) and 77r (b)(l)(B); or (II) Not a covered security but is traded in an organized market and has a market value of at least twenty million dollars, exclusive of the value of the shares held by the corporation’s subsidiaries, senior executives, directors, and persons known to the corporation owning more than ten percent of the shares; or (III) Issued by an open-end management investment company registered with the federal securities and exchange commission under the federal “Investment Company Act of l940”, 15 U,S.C. sec. 80a-1 et seq., and that may be redeemed at the option of the holder at net asset value. (b) The applicability of subsection (2)(a) of this section is determined as of: (I) The record date ﬁxed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or (II) The day before the effective date of the corporate action if there is no meeting of shareholders. (c) Subsection (2)(a) of this section does not apply and appraisal rights are available pursuant to subsection (1) of this section for the holders of any class or series of shares that is required by the tenns of the corporate action requiring appraisal rights to accept for the shares anything other than: (I) Cash; or (II) Shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfy the standards set forth in subsection (2)(a) of this section at the time the corporate action becomes effective. (d) Subsection (2)(a) of this section does not apply and appraisal rights are available pursuant to subsection (1) of this section for the holders of any class or series of shares where the corporate action is an interested transaction. 11 (3) Notwithstanding any other provision of this section, the articles of incorporation as originally ﬁled or as amended may limit or eliminate appraisal rights for any class or series of preferred shares; except that an amendment to the articles of incorporation does not apply to any corporate action that becomes effective Within one year after the effective date of the amendment if: (a) That action would otherwise afford appraisal rights; and (b) The amendment limits or eliminates appraisal rights for shares that: (I) Are outstanding immediately before the effective date of the amendment; or (II) The corporation is or may be required to issue or sell after the effective date of the amendment pursuant to any conversion, exchange, or other right existing immediately before the effective date of the amendment. 7-I13-103. ASSERTION OF RIGHTS BY NOMINEES AND BENEFICIAL OWNERS. (1) A shareholder may assert appraisal rights as to fewer than all the shares registered in the shareholder’s name but owned by a beneﬁcial owner other than the shareholder only if the shareholder objects with respect to all shares of the class or series owned by the beneﬁcial owner and notiﬁes the corporation in writing of the name and address and federal taxpayer identiﬁcation number, if any, of each beneﬁcial owner on whose behalf appraisal rights are being asserted. The rights of a shareholder Who asserts appraisal rights under this subsection (1) for only part of the shares held of record in the shareholder’s name are determined as if the shares as to which the shareholder objects and the shareholder’s other shares were registered in the names of different shareholders. (2) A beneﬁcial owner may assert appraisal rights as to shares of any class or series held on behalf of the beneﬁcial owner only if the beneﬁcial owner: (a) Submits to the corporation the shareholder’s written consent to the assertion of the rights no later than the date speciﬁed in section 7-113-203 (2)(b)(Il); and (b) Does so with respect to all shares of the class or series that are owned by the beneﬁcial owner. (3) The corporation may require that, when a shareholder objects with respect to the shares of any class or series held by any one or more beneﬁcial owners, each such beneﬁcial owner must certify to the corporation that the beneﬁcial owner and the shareholder or shareholders of all shares of that class or series owned by the beneﬁcial owner have asserted, or will timely assert, the beneﬁcial owner’s appraisal rights as to all shares as to which there is no limitation on the ability to exercise appraisal rights. Any such requirement must be stated in the notice given pursuant to section 7-113-202. 7-13-201. NOTICE OF APPRAISAL RIGHTS. (1) Where any corporate action speciﬁed in section 7-1 l3-102 (1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that the shareholders are, are not, or may be entitled to assert appraisal rights under this article 113. If the corporation concludes that appraisal rights are or may be available, a copy of this article 113 must accompany the meeting notice sent to those shareholders entitled to exercise appraisal rights. (2) In a merger pursuant to section 7-l l l-104, the parent corporation shall notify in writing all shareholders of the subsidiary that are entitled to assert appraisal rights that the corporate action became effective. The notice shall be sent within ten days after the corporate action became effective and must include the materials described in section 7-1 13-203. (3) Where any corporate action speciﬁed in section 7-113-102 (1) is to be approved by written consent of the shareholders pursuant to section 7-107-104: 12 (a) Written notice that appraisal rights are, are not, or may be available shall be given to each shareholder from whom a consent is solicited at the time consent of the shareholder is ﬁrst solicited and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this article 113; and (b) Written notice that appraisal rights are, are not, or may be available shall be delivered, together with the notice to nonconsenting and nonvoting shareholders required by section 7-107-104 (5.5); may include the materials described in section 7-113-203; and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this article 1 13. (4) Where corporate action described in section 7-113-102 (1) is proposed or a merger pursuant to section 7-111-104 is effected, the notice required by subsection (1) or (3) of this section, if the corporation concludes that appraisal rights are or may be available and by subsection (2) of this section, must be accompanied by: (a) The annual ﬁnancial statements speciﬁed in section 7-116-105 of the corporation that issued the shares that may be subject to appraisal, which statements must be as of a date ending not more than sixteen months before the date of the notice and must comply With section 7-116-105; except that, if the annual ﬁnancial statements are not reasonably available, the corporation shall provide reasonably equivalent ﬁnancial information; and (b) The latest available quarterly ﬁnancial statements of the coiporation, if any. (5) The right to receive the infonnation described in subsection (4) of this section may be Waived in writing by a shareholder before or after the corporate action. 7-13-Z02. NOTICE OF INTENT TO DEMAND PAYMENT. (1) If a proposed corporate action speciﬁed in section 7-113-102 (1) is submitted to a vote at a shareholders’ meeting, a shareholder that wishes to assert appraisal rights with respect to any class or series of shares: (a) Must deliver to the coiporation, before the vote is taken, written notice of the shareholder’s intent to demand payment if the proposed corporate action is effectuated; and (b) Must not vote, or cause or permit to be voted, any shares of the class or series in favor of the proposed corporate action. (2) If a proposed corporate action speciﬁed in section 7-113-102 (1) is to be approved by less than unanimous written consent, a shareholder that wishes to assert appraisal rights with respect to any class or series of shares must not execute a consent in favor of the proposed corporate action with respect to that class or series of shares. (3) A shareholder that fails to satisfy the requirements of subsection (1) or (2) of this section is not entitled to demand payment under this article 113. 7-13-203. APPRAISAL NOTICE AND FORM. (1) If a proposed corporate action requiring appraisal rights under section 7-1 13-102 (1) becomes effective, the corporation shall deliver a written appraisal notice and form to all shareholders that may be entitled to assert appraisal rights. (2) The appraisal notice required by subsection (1) of this section shall be sent no earlier than the date the corporate action speciﬁed in section 7-l 13-102 (1) became effective, and no later than ten days after that date, and must: (a) Include a form that: 13 (I) Speciﬁes the ﬁrst date of any announcement to shareholders, made before the date the corporate action became effective, of the principal tenns of the proposed corporate action; (II) If the announcement was made, requires the shareholder asserting appraisal rights to certify whether beneﬁcial ownership of those shares for which appraisal rights are asserted was acquired before that date; and (III) Requires the shareholder asserting appraisal rights to certify that the shareholder did not vote for or consent to the transaction; (b) State: (I) Where the form must be sent, where certiﬁcates for certiﬁcated shares must be deposited, and the date by which those certiﬁcates must be deposited, which date must not be earlier than the date for receiving the required form under subsection (2)(b)(II) of this section; (II) A date by which the corporation must receive the form, which date must not be fewer than forty nor more than sixty days after the date the appraisal notice and form are required to be sent pursuant to the introductory portion to subsection (2) of this section, and state that the shareholder waives the right to demand appraisal with respect to the shares unless the form is received by the corporation by the speciﬁed date; (III) The corporation’s estimate of the fair value of the shares; (IV) That, if requested in writing, the corporation will provide to the shareholder so requesting, within ten days after the date speciﬁed in subsection (Z)(b)(II) of this section, a statement of the number of shareholders that retum the forms by the speciﬁed date and the total number of shares owned by them; and (V) The date by which the notice to withdraw under section 7-113-204 must be received, which date must be within twenty days after the date speciﬁed in subsection (2)(b)(II) of this section; and (c) Be accompanied by a copy of this article 113. 7-I3-Z04. PERFECTION OF RIGHTS - RIGHT TO WITHDRAW. (1) A shareholder that receives notice pursuant to section 7-1 13-203 and that wishes to exercise appraisal rights must sign and retum the form sent by the corporation and, in the case of certiﬁcated shares, deposit the shareholder’s certiﬁcates in accordance with the terms of the notice by the date referred to in the notice given pursuant to section 7-113-203 (2)(b)(II). In addition, if applicable, the shareholder must certify on the form whether the beneﬁcial owner of the shares acquired beneﬁcial ownership of the shares before the date required to be set forth in the notice pursuant to section 7-1 13- 203 (2)(a). If a shareholder fails to make this certiﬁcation, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section 7-1 13-206. Once a shareholder deposits that shareholder’s certiﬁcates or, in the case of uncertiﬁcated shares, returns the signed fonrrs, that shareholder loses all rights as a shareholder unless the shareholder withdraws pursuant to subsection (2) of this section. (2) A shareholder who has complied with subsection (1) of this section may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in Writing by the date set forth in the appraisal notice given pursuant to section 7-113-203 (2)(b)(V). A shareholder that fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent. (3) A shareholder that does not sign and retum the form and, in the case of certiﬁed shares, deposit that shareholder’s share certiﬁcates where required, each by the date set forth in the notice described in section 7-113-203 (2), is not entitled to payment under this article 1 13. 14 7-13-205. PAYMENT. (1) Except as provided in section 7-113-206, within thirty days after the date speciﬁed in section 7- 113-203 (2)(b)(1I), the corporation shall pay in cash to those shareholders who complied With section 7- 1 13-204 (1) the amount the corporation estimates to be the fair value of their shares, plus interest. (2) The payment to each shareholder pursuant to subsection (1) of this section must be accompanied by: (3) (I) The annual ﬁnancial statements speciﬁed in section 7-1 16-105 of the corporation that issued the shares to be appraised, which statement must be as of a date ending not more than sixteen months before the date of payment; except that, if the annual ﬁnancial statements are not reasonably available, the corporation shall provide reasonably equivalent ﬁnancial infonnation; and (II) The latest available quarterly ﬁnancial statements of the corporation, if any; (b) A statement of the corporation’s estimate of the fair value of the shares, which estimate must equal or exceed the corporation’s estimate given pursuant to section 7-113-203 (2)(b)(III); and (c) A statement that shareholders described in subsection (1) of this section have the right to demand further payment under section 7-113-207 and that if any such shareholder does not do so within the period speciﬁed in section 7-1 13-207 (2), the shareholder shall be deemed to have accepted the payment in full satisfaction of the corporation’s obligations under this article 113. 7-13-206. AFTER-ACQUIRED SHARES. (1) The corporation may elect to withhold payment otherwise required by section 7-113-205 from any shareholder that was required to certify, but did not certify, that beneﬁcial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notices sent pursuant to section 7-113-203 (2)(a). (2) If the corporation elected to withhold payment under subsection (1) of this section, it must, within thirty days after the date speciﬁed in section 7-1 13-203 (2)(b)(II), notify all shareholders that are described in subsection (1) of this section: (a) Of the infonnation required by section 7-113-205 (2)(a); (b) Of the corporation’s estimate of fair value pursuant to section 7-113-205 (2)(b); (c) That they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section 7-1 13-207; (d) That those shareholders that wish to accept the offer must notify the corporation of their acceptance of the corporation’s offer within thirty days after receiving the offer; and (e) That those shareholders who do not satisfy the requirements for demanding appraisal under section 7-1 13-207 shall be deemed to have accepted the corporation’s offer. (3) Within ten days after receiving the shareholder’s acceptance pursuant to subsection (2)(d) of this section, the corporation shall pay in cash the amount it offered under section 7-113-206 (2)(b) to each shareholder that agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand. (4) Within forty days after sending the notice described in subsection (2) of this section, the corporation shall pay in cash the amount it offered to pay under subsection (2)(b) of this section to each shareholder described in subsection (3) of this section. 7-I3-207. PROCEDURE IF SHAREHOLDER IS DISSATISFIED WITH PAYMENT OR OFFER. (1) A shareholder that is paid pursuant to section 7-113-205 and is dissatisﬁed with the amount of the payment must notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate, plus interest, less any payment made under section 7-1 13- 205. A shareholder that is offered payment under section 7-1 13-206 and is dissatisﬁed with that offer must reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares, plus interest. (2) A shareholder that fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (1) of this section within thirty days after receiving the corporation’s payment or offer of payment under section 7-113- 205 or 7-1 13-206, respectively, waives the right to demand payment under this section and is entitled only to the payment made or offered pursuant to those respective sections. 7-I3-301. COURT ACTION. (1) If a demand for payment under section 7-113-207 remains unresolved, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 7-113-207 plus interest. (2) The corporation shall commence the proceeding described in subsection (1) of this section in: (a) The district court for the county in this state in which the street address of the corporation’s principal ofﬁce is located; (b) The district court for the county in which the street address of its registered agent is located if the corporation has no principal ofﬁce in this state; or (c) The district court for the city and county of Denver if the corporation has no registered agent; except that, if the corporation is a foreign corporation without a registered agent, the corporation shall commence the proceeding in the county in this state where the principal office or registered ofﬁce of the domestic corporation that merged with the foreign corporation was located at the time of the merger. (3) (a) The corporation shall: (I) Make all shareholders whose demands remain unresolved, whether or not residents of this state, parties to the proceeding as in an action against their shares; and (II) Sen/e all parties with a copy of the petition. (b) Service on each shareholder demanding appraisal rights must be by registered or certiﬁed mail to the address stated in the shareholder’s payment demand or, if no such address is stated in the payment demand, to the address shown on the corporation’s current record of shareholders for the shareholder holding the shares as to which appraisal rights are demanded, or as provided by law. (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There is no right to a jury trial. (5) Each shareholder made a party to the proceeding commenced under subsection (2) of this section is entitled to judgment: (a) For the amount, if any, by which the court ﬁnds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation for the shares; or (b) For the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section 7-113-206. 7-13-302. COURT cosrs AND EXPENSES. (1) The court in an appraisal proceeding commenced under section 7-113-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation; except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court ﬁnds equitable, to the extent the court ﬁnds the shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article 113. (2) The court in an appraisal proceeding may also assess the fees and expenses of the respective parties, in amounts the court ﬁnds equitable: (a) Against the corporation and in favor of any or all shareholders demanding appraisal if the court ﬁnds the corporation did not substantially comply with section 7-1 13-201, 7-113-203, 7-113-205, or 7-113-206; or (b) Against either the corporation or one or more shareholders demanding appraisal, in favor of any other party, if the court ﬁnds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article 113. (3) If the court in an appraisal proceeding ﬁnds that the expenses incurred by any shareholder were of substantial beneﬁt to other shareholders similarly situated and that the expenses should not be assessed against the corporation, the court may direct that the expenses be paid out of the amounts awarded to the shareholders who were beneﬁted. (4) To the extent the corporation fails to make a required payment pursuant to section 7-113-205, 7- 113-206, or 7-113-207, the shareholder may sue directly for the amount owed and, to the extent successful, is entitled to recover from the corporation all expenses of the suit, including reasonable attorney fees. 7-I3-401. OTHER REMEDIES LIMITED. (1) The legality of a proposed or completed corporate action described in section 7-113-102 (1) may not be contested, nor may the corporate action be enjoined, set aside, or rescinded, in a legal or equitable proceeding by a shareholder after the shareholders have approved the corporate action. (2) Subsection (1) of this section does not apply to a corporate action that: (a) Was not authorized and approved in accordance With the applicable provisions of: (I) Article 109, 110, 111, or 112 ofthis title 7; 17 (II) The articles of incorporation or bylaws; or (III) The resolution of the board of directors authorizing the corporate action; (b) Was procured as a result of fraud, a material misrepresentation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading; (c) Is an interested transaction, unless it has been recommended by the board of directors in the same manner as is provided in section 7-108-501 and has been approved by the shareholders, in the same manner as is provided in section 7-108-501, as if the interested transaction were a director’s conﬂicting interest transaction; or (d) Was approved by less than unanimous consent of the voting shareholders pursuant to section 7- 107-104 if: (I) The challenge to the corporate action is brought by a shareholder that did not consent and as to whom notice of the approval of the corporate action was not effective at least ten days before the corporate action was effected; and (II) The proceeding challenging the corporate action is commenced within ten days after notice of the approval of the corporate action is effective as to the shareholder bringing the proceeding. 18

Exhibit E

Copy of 2019 and 2020 Annual Financial Statements

(to be Attached)

Bolder Bi0PATH, Inc. Financial Statements and Independent Audit0r’s Report December 31, 2020 and 2019 Table of Contents Page Independent Auditor's Report ..l Financial Statements: Balance Sheets ..3 Statements of Operations .4 Statements of Changes in Stockholders‘ Equity,......... Statements of Cash Flows .6 Notes to the Financial Statements ..7 - 18 2032 Caribou Drive, Suite 200 S O Fort Collins, CO 80525 ABUSH 970.223.2727 & Associotes, CPAs, PC. Fax 970.ZZ6,08l3 Independent Audit0r’s Report To the Stockholders Bolder BioPATH, Inc. Boulder, CO Report on the Financial Statements We have audited the accompanying ﬁnancial statements of Bolder BioPATH, Inc. (the "Company") (an S Corporation), which comprise the balance sheets as of December 31, 2020 and 2019, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, and the notes to the ﬁnancial statements. Management's Responsibility for the Financial Statements Management is responsible for the preparation and fair presentation of these ﬁnancial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of ﬁnancial statements that are free from material misstatement, Whether due to fraud or error. Auditor's Responsibility Our responsibility is to express an opinion on these ﬁnancial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about Whether the ﬁnancial statements are free of material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the ﬁnancial statements. The procedures selected depend on the auditor‘s judgment, including the assessment of the risks of material misstatement of the ﬁnancial statements, Whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the ﬁnancial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of signiﬁcant accounting estimates made by management, as well as evaluating the overall presentation of the ﬁnancial statements. WWW.SOUKUPBUSH .COM To the Stockholders Bolder BioPATH, Inc. Page 2 We believe that the audit evidence we have obtained is sufﬁcient and appropriate to provide a basis for our audit opinion. Opinion In our opinion, the ﬁnancial statements referred to above present fairly, in all material respects, the ﬁnancial position of Bolder BioPATH, Inc. as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America. Emphasis of Matter As described in Note l3 to the ﬁnancial statements, subsequent to the issuance of the Company's 2020 and 2019 ﬁnancial statements and our report dated March 24, 2021, management determined an error as it relates to the calculation of the Company's contract assets, liabilities, and revenues on contracts in progress. In our original report, We expressed an unmodiﬁed opinion on the 2020 and 2019 ﬁnancial statements, and our opinion on the revised statements, as expressed herein, remains unmodiﬁed. §§Lv@oP/®,§L A<<.a¢,al¢§ Fort Collins, CO March 24, 2021 (except for Note 13, as to which the date is April 6, 2021) Bolder Bi0PATH, Inc. Balance Sheets December 31, 2020 and 2019 Assets Current assets: Cash Accounts receivable, net Right of use asset - operating Unbilled revenue Prepaid expenses Total current assets Property and equipment, net Security deposit Total long-term assets Total assets Liabilities and Stockholders‘ Equity Current liabilities: Accounts payable Accrued liabilities Deferred revenue Deferred rent, current portion Lease liability - operating, current portion Long-tenn debt - related party, current portion Long-term debt, current portion Total current liabilities Deferred rent, non-current portion Lease liability - operating, non-current portion Long-term debt - related party, non-current portion Long-tenn debt, non-cmrent portion Total liabilities Common stock, $0.01 par value: 100,000 shares authorized, issued and outstanding Retained earnings Total stockholders‘ equity Total liabilities and stockholders’ equity Restated 2020 8 41,398 2,886,869 1,845,438 1,456,126 45,326 6,275,157 5,094,384 69,637 5,164,021 $ 11,439 178 $ 147,1 13 199,599 777,775 328,984 1,439,632 196 114 3,089,217 2,307,174 173 672 5,570,063 1,000 5,868 115 5,869,115 $ 11,439178 Restated 2019 $ 110,362 3,351,126 1,392,672 45,311 4,899,471 4,537,254 69,637 4,606,891 $ 9,506 362 8 601,367 232,1 12 252,597 99,757 555,220 31 754 1,772,807 730,880 1,444,780 50182 3,998,649 1,000 5,506,713 5,507,713 $ 9,506 362 See accompanying notes to the ﬁnancial statements and independent auditor‘s f€pOl’ll. 3 Bolder Bi0PATH, Inc. Statements of Operations For the Years Ended December 31, 2020 and 2019 Restated 2020 Revenues, net $ 12,932,434 Cost ofrevenues 7,165,258 Gross proﬁt 5,767,176 Operating expenses General and administrative Salaries, wages, and employee beneﬁts Depreciation expense 1,836,934 1,343,646 995 623 Total operating expenses 4,176,203 Income from operations 1,590,973 Other income (expense) (Loss) on disposal of property and equipment Other income Interest (expense) (4,883) 10,000 95 599) 590 482) Total other (expense) Net income $ Restated 2019 $ 12,985,335 6,078,476 6,906,859 1,634,138 1,082,465 344 152 3,060,755 3 846 104 6,258 (36,624) 530,366) 8 3 815 738 See accompanying notes to the ﬁnancial statements and independent audit0r‘s repon. 4 Bolder Bi0PATH, Inc. Statements of Changes in Stockholders’ Equity For the Years Ended December 31, 2020 and 2019 Restated Restated Common Stock Retained Stockholders‘ Shares Amount Earnings Equitv Balances at December 31, 2018 Restated 100,000 $ 1,000 $ 4,845,564 $ 4,846,564 Distributions to stockholders - - (3,154,589) (3,154,589) Net income - - 3.815.738 3.815.738 Balances at December 31, 2019 Restated 100,000 $ 1,000 $ 5,506,713 $ 5,507,713 Distributions to stockholders - - (1,139,089) (1,139,089) Net income - - 1,500,491 1,500,491 Balances at December 31, 2020 Restated 100,000 $ 1,000 $ 5.868.115 $ 5.869.115 See accompanying notes to the ﬁnancial statements and independent audit0r‘s f€pOl’I. 5 Bolder Bi0PATH, Inc. Statements of Cash Flows For the Years Ended December 31, 2020 and 2019 Cash ﬂows from operating activities: Net income Adjustments to reconcile net income to net cash provided by operating activities: Loss on disposal of property and equipment Bad debt expense Depreciation expense Changes in assets and liabilities: Accounts receivable Unbilled revenue Prepaid expenses Accounts payable Accrued liabilities Deferred revenue Net cash provided by operating activities Cash flows from investing activities: Cash paid for the purchase of property and equipment Proceeds from disposal of property and equipment Net cash (used in) investing activities Cash flows from ﬁnancing activities: Principal payments on line of credit Proceeds from line of credit Principal payments on long-tenn debt - related party Principal payments on long-term debt Proceeds from long-term debt Distributions to stockholders Net cash (used in) ﬁnancing activities Net change in cash during the year Cash - beginning of year Cash - end of year Non-cash investing and ﬁnancing activities: Purchase of ﬁxed assets through promissory notes Supplemental disclosure of cash ﬂow information: Cash paid for interest expense Restated 2020 Restated 2019 $ 1,500,491 $ 3,815,738 4,883 36,035 995,623 428,222 (63,454) (15) (454,254) (72,430) 525 178 2,900,279 (1,459,116) 18,000 (1,441,116) (2,308,076) 2,308,076 (560,368) (53,134) 224,464 (1,139 089) (1,528,127) (68,964) 110 362 $ 41,398 $ 116519 ii $ 99,511 108,226 344,152 (1,123,063) 488,214 1,283 450,910 978,379 ) 4,834,877 (3,551,992) (3,551,992) (33,467) 2,000,000 (3,154 589) (1,188,056) 94,829 15 533 $ 110,362 $ _ $ 41,859 See accompanying notes to the ﬁnancial statements and independent auditor‘s f€pOl’1l. 6 Bolder BioPATH, Inc. Notes to the Financial Statements December 31, 2020 and 2019 Note 1 - Summarv of Significant Accounting Policies The accounting and reporting policies of Bolder BioPATH, Inc. (the "Company") conform to accounting principles generally accepted in the United States of America. The following summary of signiﬁcant accounting policies is presented to assist the reader in evaluating the Company's ﬁnancial statements. Business Activity - The Company, incorporated on May 14, 2002, is headquartered in Boulder, Colorado and provides contract pharmacology, toxicology, and pathology services specializing in In Vivo models of rheumatoid arthritis, osteoarthritis, and cancer as well as other autoimmune and inﬂammation models with the goal of providing pre-clinical data to support advancing proteins and small molecules to investigational new drug or new drug application (“IND/NDA") stage. Basis of Accounting - The Company maintains its accounting records on the accrual basis of accounting. This method is based on the matching concept of accounting principles generally accepted in the United States of America. As a result, revenues are recognized when they are earned and expenses are recognized when they are incurred. Use of Estimates - The preparation of ﬁnancial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the ﬁnancial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Cash and Cash Equivalents - For purposes of the balance sheets and cash ﬂow statements, cash and cash equivalents include all bank accounts of the Company that have maturities of three months or less. Accounts receivable - Accounts receivable include customer obligations due under normal trade terms for amounts billed pursuant to the agreed upon billing schedule for each respective study. The Company records accounts receivable at their net realizable value, which requires management to estimate the collectability of the Company's receivables. Judgment is required in assessing the realization of these receivables, including the credit worthiness of each counterparty and the related aging of past due balances. 7 Bolder B1oPATH, Inc. Notes to the Financial Statements December 31, 2020 and 2019 Note 1 - Summarv of Signiﬁcant Accounting Policies (continued) Accounts receivable continued - Management evaluates all accounts and a reserve is established based on the best facts available based on management's assessment of their collectability. After all attempts to collect a receivable have failed, the receivable is written off through the allowance for doubtful accounts. The allowance for doubtful accounts is estimated by analyzing the payment history of customers and current economic conditions. The allowance for doubtful accounts was $51,058 and $53,027 as of December 31, 2020 and 2019, respectively. Property and Equipment - Property and equipment are stated at cost net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Expenditures for major renewals and bettennents that extend the useful lives of equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. All tangible personal property with a useful life of more than one year and a unit acquisition cost of $1,500 or more is capitalized and depreciated over its useful life using the straight-line method. The Company expenses the full acquisition cost of tangible personal property below this threshold in the year of purchase. Estimated useful lives on property and equipment are as follows: Years Leasehold improvements 5-ll years Machinery and equipment 5 years Vehicles 5 years Computer equipment 5 years Furniture and ﬁxtures 7 years Leasehold improvements are amortized over the shorter of the lease term or useful life of the asset. Depreciation expense was $995,623 and $344,152 for the years ended December 31, 2020 and 2019, respectively. Long-Lived Assets - The Company evaluates its long-lived assets in accordance with Accounting Standards Codiﬁcation ("ASC") 360-10-50, “Accounting for the Impairment or Disposal of Long-lived Assets, ” which requires reviewing long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be reasonable. Recoverability of these assets is measured by comparison of their carrying amounts to future undiscounted cash ﬂows the assets are expected to generate. If long-lived assets are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the assets exceeds fair market value and is recorded in the year the determination was made. There was no impairment of long-lived assets as of December 31, 2020 or 2019, respectively. 8 older Bi0PATH, Inc. Notes to the Financial Statements December 31, 2020 and 2019 Note 1 - Summarv of Signiﬁcant Accounting Policies (continued) Revenue Recognition - In accordance with the Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers ” (Topic 606), the Company recognizes revenue upon the transfer of goods and services to a customer at an amount that reﬂects the consideration it expects to receive in exchange for those goods or services. The Company eams revenue through service contracts, which are generally ﬁxed price arrangements subject to pricing adjustments based on changes in scope. In cases Where performance spans multiple accounting periods, revenue is recognized as the respective clinical study progresses. The total contract value, or total contractual payments, represents the aggregate contracted price for each of the agreed upon services to be provided. Changes in the scope of work are common and generally result in a change in contract value. When a customer has agreed to a change in scope and renegotiated pricing terms, the contract value is amended with revenue recognized as described above. Revenue is recognized as services are performed, generally using an output method based on milestones speciﬁc to each respective contract, multiplied by the total contract value. The Company believes that this method used reasonably depict the progress of the Company towards completing its obligations. Billing schedules and payment terms are generally negotiated on a contract-by-contract basis. The Company bills the customer for the total contract value in progress-based installments as certain non-contingent billing milestones are reached over the contract duration, such as contract signing, completion of the study, and delivery of the report. The term "billing milestone“ relates only to a billing trigger in a contract whereby amounts become billable and payable in accordance with a negotiated predetermined billing schedule throughout the term of the project. These billing milestones are generally not performance- based (i.e., there is no potential additional consideration tied to speciﬁc deliverables or performance). In other cases, services may be provided and revenue recognized before the customer is invoiced. In these cases, revenue recognized will exceed amounts billed and represents a contract asset on the balance sheet. Once the customer is invoiced, the contract asset is reduced for the amount billed and a corresponding accounts receivable is recorded. In some cases, payments received are in excess of revenue recognized. Payments received in advance of services being provided are deferred as unearned revenue on the balance sheet. As the contracted services are subsequently performed and the associated revenue is recognized, the unearned revenue balance is reduced by the amount of revenue recognized during the period. 9

Bolder BioPATH, Inc. Notes to the Financial Statements December 31, 2020 and 2019 Note 1 - Summarv of Signiﬁcant Accounting Policies (continued) Advertising - The Company expenses advertising costs as incurred. Advertising expenses charged to operations were $9,687 and $64,996 for the years ended December 31, 2020 and 2019, respectively. Research and Development Costs - Costs and expenses that can be clearly identiﬁed as research and development are charged to expense. Concentration of Credit Risk - The Company‘s operations are concentrated in the preclinical Contract Research Organization ("CRO") industry. As such, the Company‘s trade accounts receivable, payables and operations are concentrated in this industry. The Company extends trade credit, with no interest charged, to its customers on terms that are generally standard practice in the industry and performs ongoing evaluations of its customers‘ ﬁnancial condition. Management believes any credit risk is minimal. For the years ended December 31, 2020 and 2019, one customer totaled approximately 15% and 36% of accounts receivable and 16% and 25% of sales, respectively. The Company maintains cash accounts Which, at times, may exceed the federally insured limit. Federal Deposit Insurance Corporation ("FDIC") insures accounts up to $250,000. As of December 31, 2020, cash balances in excess of federally insured limits were $372,578. There were no cash balances in excess of federally insured limits as of December 31, 2019. Income Taxes - The Company operates as a Subchapter S Corporation. As such, income and expenses of the Company are reported on the stockholders’ individual income tax return. The Company is subject to certain state and local taxes. The Company accounts for uncertain tax positions in accordance with ASC 740-10, "Income Taxes. ” ASC 740-10, "Income Taxes, ” provides several clariﬁcations related to uncertain tax positions. Most notably, a "more-likely-than-not" standard for initial recognition of tax positions, a presumption of audit detection and a measurement of recognized tax beneﬁts based on the largest amount that has a greater than 50 percent likelihood of realization. ASC 740-10, "Income Taxes, ” applies a two-step process to detennine the amount of tax beneﬁt to be recognized in the ﬁnancial statements. First, the Company must detennine whether any amount of tax beneﬁt may be recognized. Second, the Company determines how much of the tax beneﬁt should be recognized for tax positions that qualify for recognition. No additional liabilities have been recognized. Accordingly, the Company has not recognized any penalty, interest or tax impact related to uncertain tax positions. 10 Bolder B1oPATH, Inc. Notes to the Financial Statements December 31, 2020 and 2019 Note 1 - Summarv of Signiﬁcant Accounting Policies (continued) Fair Value Measurements - The Company adopted the provisions of ASC 820, “Fair Value Measurements” for ﬁnancial assets and ﬁnancial liabilities. ASC 820 deﬁnes fair value, establishes a framework for measuring fair value under GAAP, and expands disclosure about fair value measurements. ASC 820 applies to all ﬁnancial instruments that are being measured and reported on a fair value basis. ASC 820 deﬁnes fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 also establishes a fair value hierarchy that prioritizes the inputs used in valuation methodologies into the following three levels: - Level 1 Inputs - Unadjusted: quoted prices in active markets for identical assets or liabilities. - Level 2 Inputs - Observable: inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. ~ Level 3 Inputs - Unobservable: inputs that are supported by little or no market activity and that are signiﬁcant to the fair value of the assets or liabilities. Level 3 assets and liabilities include ﬁnancial instruments whose value is determined using pricing models, discounted cash flow methodologies, or other valuation techniques, as well as instmments for which the determination of fair value requires signiﬁcant management judgment or estimation. The carrying amounts of cash, accounts receivable, prepaid expenses, account payable and other accruals approximate their fair values because of the short-term maturities or expected settlement dates of these instruments. All other signiﬁcant ﬁnancial assets or liabilities of the Company are either recognized or disclosed in the financial statements together with information relevant for making a reasonable assessment of future cash flows, interest rate risk, and credit risk. Leases - In February 2016, the FASB issued ASU 2016-02, "Leases," (Topic 842) (“ASU 2016-02”), which supersedes the guidance in former ASC 840, "Leases. ” The new accounting guidance requires recognition of all long-term lease assets and lease liabilities by lessees and sets forth new disclosure requirements for those lease assets and liabilities. It requires lessees to recognize right-of-use ("ROU") assets and lease liabilities on the balance sheet using a modiﬁed retrospective approach at the beginning of the earliest comparative period in the ﬁnancial statements with a term of greater than 12 months regardless of the classiﬁcation. Leases with a tenn of 12 months or less will be accounted for similar to existing guidance for operating leases. 11 Bolder Br0PATH, Inc. Notes to the Financial Statements December 31, 2020 and 2019 Note 1 - Summarv of Signiﬁcant Accounting Policies (continued) Leases gcontinuedy - The Company adopted this new standard on January 1, 2020 using the required modiﬁed retrospective approach and utilizing the effective date as its date of initial application. The Company determines if a contract contains a lease at the inception of the contract. The Company currently has a lease related to its facility leased for ofﬁce and laboratory space, which is classiﬁed as an operating lease. The lease results in an operating right-of-use asset, current operating lease liability, and non-current lease liability in the Company’s balance sheet. The Company does not have any ﬁnancing leases. ASU 2016-02 provides a number of optional practical expedients in transition. The Company elected to adopt the ‘package of practical expedients', which permits the Company (i) not to reassess whether expired existing contracts are or contain leases, (ii) not to reassess the classification of expired or existing leases, and (m) not to reassess initial direct costs for any existing leases. The Company will continue to differentiate between ﬁnance leases (previously referred to as capital leases) and operating leases using classiﬁcation criteria that are substantially similar to the previous guidance. Adoption of this standard resulted in the recognition of a right-of-use asset and a lease liability on the Company’s January l, 2020 balance sheet of $2,109,204 and $2,939,162, respectively. There was no material impact resulting from the adoption on the Company’s statement of operations for the year ended December 31, 2020. Lease liabilities represent an obligation to make lease payments arising from the lease and ROU assets represent the right to use the underlying asset identiﬁed in the lease for the lease term. Lease liabilities are measured at the present value of the lease payments not yet paid discounted using the discount rate for the lease established at the lease commencement date. To determine the present value, the implicit rate is used when readily determinable. For leases where the implicit rate is not provided, the Company determines an incremental borrowing rate based on the information available at the lease commencement date in determining the present value of lease payments. ROU assets are measured at the present value of the lease payments and also include any prepaid lease payments made and any other indirect costs incurred, and exclude any lease incentives received. Lease expense is recognized on a straight-line basis over the lease term. In transition to ASC 842, the Company utilized the remaining lease term of its lease in determining the appropriate incremental borrowing rate. The application of the new standard required netting of unamortized balance of lease incentives and deferred lease obligation to right-of-use asset at the adoption date. The Company’s operating lease includes rental escalation clauses that are factored into the determination of lease payments when appropriate. The Company does not separate lease and non-lease components of contracts. l2 Bolder Bi0PATH, Inc. Notes t0 the Financial Statements December 31, 2020 and 2019 Note 2 - Property and Eguigment Property and equipment consists of the following as of December 31: 2020 2019 Leasehold improvements $ 6,992,809 $ 5,775,802 Machinery and equipment 306,278 1 17,777 Vehicles 252,422 185,829 Computer equipment 97,106 45,009 Furniture and ﬁxtures 17,215 15,704 7,665,830 6,140,121 Less: accumulated depreciation §2,571 446) 1 1,602,867) Property and equipment, net $ 5,094,384 $ 4,537,254 Note 3 - Accrued Liabilities Accrued liabilities consists of the following as of December 31: 2020 2019 Stockholder payable $ 136,339 $ 41,795 Accrued payroll and beneﬁts 36,534 - Accrued bonuses - 148,832 Use taxes 23,734 38,495 Other 2 992 2 990 m Total accrued liabilities $ 199 599 $ 232 112 Note 4 - Line of Credit The Company has a revolving line of credit with a maximum amount available of $1,000,000. The line of credit bears interest at variable rate equal to the annual prime rate plus an applicable percentage of 2.00%. The effective interest rates were 5.25% and 6.75% as of December 31, 2020 and 2019, respectively. The line of credit calls for monthly interest only payments with all unpaid principal and interest due at maturity on April 16, 2021. The line is secured by substantially all assets of the Company. The Company had no principal amounts outstanding as of December 31, 2020 or 2019, respectively, and through the date of issuance of these ﬁnancial statements. 13 Bolder Bi0PATH, Inc. Notes t0 the Financial Statements December 31, 2020 and 2019 Note 5 - Long-term Debt The Company regularly purchases vehicles through promissory notes in the ordinary course of operations. As of December 31, 2020, and 2019, the notes bear interest at ﬁxed rates ranging from 1.90% to 3.74%, respectively. The notes require monthly principal and interest payments of $965 to $2,374 and $3,604 to $68,886 with maturity dates ranging from May 2020 to September 2023 and November 2022 to April 2026 as of December 31, 2020, and 2019, respectively. The notes are secured by the underlying asset, as deﬁned in each respective note agreement. The principal amounts due on the vehicle loans were $145,322 and $81,936 as of December 31, 2020, and 2019, respectively. PPP Loan On April 20, 2020, the Organization entered into a Paycheck Protection Program (“PPP") loan agreement with an original principal balance of $224,464 and a ﬁxed interest rate of 1.00%. The loan requires monthly principal payments of $12,634 beginning November 20, 2020 with all principal and unpaid interest due at maturity on April 20, 2022. The Company accounted for the PPP loan in accordance with ASC 470, "Debt, ” which requires the Company to record the proceeds from the loan as a liability until it has been forgiven, either wholly or in part, and the Company is legally released from the obligation by the govemment. Once released, the Company will reduce the liability by the amount forgiven and record a gain extinguishment in accordance with ASC 450-30, "Gain contingencies. "As of December 31, 2020, the outstanding principal balance was $224,464. Maturities of the long-term debt are as follows for the years ended December 31: PPP Loan Third Part;/_ Total 2021 $ 151,613 $ 44,501 $ 196,114 2022 72,851 39,128 111,979 2023 - 18,738 18,738 2024 - 19,422 19,422 2025 — Thereafter - 20,132 3.401 20,132 3.401 $ 224.464 145.322 $ 369.786 Bolder Bi0PATH, Inc. Notes to the Financial Statements December 31, 2020 and 2019 Note 6 - Related Partv Note Pavable On August 1, 2019 the Company entered into an unsecured note payable agreement with the owners of the Company with an original principal amount not to exceed $2,000,000 to assist with the expansion cost of the Company’s facility. The Company borrowed $1,000,000 on the effective date of the agreement and an additional $1,000,000 on November 1, 2019. The related party note payable bore interest at a ﬁxed rate of 8.00% per annum through December 31, 2019 and decreased to 5.00% on January 1, 2020. The ﬁxed rate is subject to change at the demand of the owners, however will not exceed 8.00% per annum, as deﬁned in the agreement. The related party note payable requires, at minimum, monthly interest payments in addition to an undeﬁned amount of principal. All unpaid amount of principal and interest are due at maturity on August 1, 2021. The principal amounts due on the related party note payable was $1,439,632 and $2,000,000 as of December 31, 2020, and 2019, respectively. Note 7 - EIDL Advance On May 1 2020, the Company received an Economic Injury Disaster Loan Advance ("EIDL Advance") of $10,000 from the United States Small Business Administration (the "SBA") under its Economic Disaster Loan assistance program in light of the impact of the coronavirus ("COVID-19") pandemic on the Company's business. The advance is not repayable and is recorded as other income in the accompanying statements of operations. Note 8 - Related Partv Transactions The Company receives report writing services from Report Right, LLC ("Report Right"), a related entity owned by a direct relative of a stockholder. Amounts paid to Report Right totaled $312,796 and $331,095 for the years ended December 31, 2020 and 2019, respectively. There were no amounts due to Report Right as of December 31, 2020 or 2019, respectively. Note 9 - Leases The Company is obligated under a non-cancelable lease agreement for its ofﬁce and laboratory facility in Boulder, Colorado. This operating lease requires escalating rental payments and expires on November 30, 2026. As of December 31, 2020, future undiscounted minimum contractual payments under the Company’s operating lease were $3,267,182. The discount rate for the operating lease liability was 6.75% which was the Company’s incremental borrowing rate at the ASC 842 adoption date as the discount rate implicit in the lease could not be readily determined. 15 Bolder Bi0PATH, Inc. Notes t0 the Financial Statements December 31, 2020 and 2019 Note 9 - Leases (continued) In addition to ﬁxed lease payments, the Company also has variable lease costs that requires the Company to pay its pro-rata share of real estate taxes and operating costs. The components of lease expense are as follows related to the Company‘s leases for the year ended December 31, 2020: Fixed operating lease costs $ 428,268 Variable lease costs 239 054 Total lease cost $ 667,322 Future ﬁxed minimum rental payments required under the non-cancelable operating lease agreements are as follows for the years ending December 31: 2021 $ 495,585 2022 51 1,831 2023 528,573 2024 545,890 2025 607,841 Thereafter 577 462 Total undiscounted lease payments 3,267,182 Less: imputed interest §631,024) Total lease liability $ 2,636,158 Other information: Operating cash flows used for operating lease $ 704,305 Weighted average remaining lease tenn (in years) 5.9 Weighted-average discount rate 6.75% Under the prior lease accounting guidance, minimum rental commitments under non-cancelable leases as were as follows as of December 31 2019: 2020 2021 2022 2023 2024 451,523 495,585 511,831 528,573 545,890 Thereafter 1,185 303 Total minimum lease payments $ 3 718 705 16 iaizi Bolder Bi0PATH, Inc. Notes t0 the Financial Statements December 31, 2020 and 2019 Note 10 - Retirement Plan The Company sponsors an Internal Revenue Code Section 401(k) safe harbor proﬁt sharing plan covering substantially all of its employees. The Company provides a matching contribution equal to i) 100% up to the ﬁrst 3% plus ii) 50% on the next 2% of eligible compensation. Company contributions totaled $119,790 and $77,805 for the years ended December 31, 2020 and 2019, respectively. Note ll - Risks and Uncertainties The new strain of COVID-l9 in 2020 and the efforts to contain it have negatively impacted the global economy, disrupted manufacturing operations and global supply chains and created signiﬁcant volatility and disruption of ﬁnancial markets. In addition, the COVID-19 pandemic has signiﬁcantly increased economic and demand uncertainty. The Company believes the estimates and assumptions underlying the ﬁnancial statements are reasonable and supportable based on the information available at the time the ﬁnancial statements were prepared. However, uncertainty over the impact COVID-19 will have on the global economy and the Company in particular makes many of the estimates and assumptions reﬂected in the 2020 ﬁnancial statements inherently less certain. Therefore, actual results may ultimately differ from those estimates to a greater degree than historically. Note 12 - Subseguent Events In accordance with ASC 855, "Subsequent Events, ” management has evaluated all material events or transactions that occurred after December 31, 2020, the balance sheet date, through March Z4, 2021, the date the ﬁnancial statements were available to be issued, except Note 13 which is through April 6, 2021. Management has determined there are no events or transactions which would impact the ﬁnancial statements for the year ended December 31, 2020, except as follows: In March 2021, the Company paid $400,000 towards the balance due on the related party note payable. l7 Bolder B10PATH, Inc. Notes t0 the Financial Statements December 31, 2020 and 2019 Note 13 - Revisions to Previouslv Issued Financial Statements December 31 2020 Unbilled revenue Deferred revenue Retained earnings Revenues, net Net income December 31 2019 Unbilled revenue Deferred revenue Retained earnings Revenues, net Net income As Previously Reported 1,084,308 698,560 5,575,512 12,945,469 1,513,526 9§99E€99% As Previously Reported 1,036,397 201,960 5,201,075 13,444,792 4,275,195 %b999%&Q 18 9§99E€99% %b999%&Q Subsequent to the issuance of the Company‘s 2020 and 2019 ﬁnancial statements, management determined an error in the calculation of its contract assets, liabilities, and revenues, as 1t relates to the Company‘s contracts in progress resulting in the following adjustments as of and for the years ended: Restated 1,456,126 777,775 5,868,1 15 12,932,434 1,500,491 Restated 1,392,672 252,597 5,506,713 12,985,335 3,815,738

Exhibit F

Copy Of 2019 And 2020 Quarterly Financial Statements

(To Be Attached)

Bolder BioPATH Balance Sheet As of March 31, 2021 Accrual Basis Friday, April 16, 2021 04:19 PM GMT-06:00 1/4 TOTAL ASSETS Current Assets Bank Accounts Bank Accounts Operating Accounts Deposit Account 0.04 General Account (NEW) - Compass 413,306.40 OLD General Account - Compass 0.00 Payroll - Compass Bank 41,063.82 Total Operating Accounts 454,370.26 Secondary Accounts Compass Bank - Money Market 303,321.19 Total Secondary Accounts 303,321.19 Total Bank Accounts 757,691.45 Total Bank Accounts $757,691.45 Accounts Receivable Accounts Receivable 2,229,826.21 Total Accounts Receivable $2,229,826.21 Other Current Assets Other Current Assets 0.00 Undeposited Funds 0.00 Total Other Current Assets $0.00 Total Current Assets $2,987,517.66 Fixed Assets Fixed Asset Accounts A/D - Facility Expansion - 2015 -1,376,552.00 Auto 2014 Land Rover Evoque 0.00 2017 Land Rover Evoque 31,926.52 2017 Land Rover Range Rover 112,906.00 A/D - Auto -230,160.00 Auto Honda Pilot 22,996.79 Auto Range Rover 0.00 Ford F350 74,946.81 Bolder BioPATH Balance Sheet As of March 31, 2021 Accrual Basis Friday, April 16, 2021 04:19 PM GMT-06:00 2/4 TOTAL Total Auto 12,616.12 Equipment 0.00 Animal Facility 99,237.19 A/D -Animal Facility -114,946.00 Rodent Caging/Rack Systems 234,084.66 Total Animal Facility 218,375.85 Computer 3,464.54 A/D Computer Equipment -44,506.60 Computer Equipment 97,106.28 Total Computer 56,064.22 Laboratory 421,870.74 A/D Laboratory Equipment -286,974.69 Flow Cytometer 155,778.42 LUMINEX 200 0.00 Total Laboratory 290,674.47 Office 0.00 A/D - Furniture -15,704.00 Office Furniture 18,850.57 Total Office 3,146.57 Total Equipment 568,261.11 Facility Expansion - 2015 1,581,988.06 Facility Expansion 2019 4,160,187.77 New Facility (5541 Central) 282,662.00 A/D New Facility -3,607,345.00 Lab 42,434.02 Security System 23,168.58 Total New Facility (5541 Central) -3,259,080.40 Total Fixed Asset Accounts 1,687,420.66 Total Fixed Assets $1,687,420.66 Other Assets Flatiron Park Security Deposit 17,015.50 Total Other Assets $17,015.50 TOTAL ASSETS $4,691,953.82 Bolder BioPATH Balance Sheet As of March 31, 2021 Accrual Basis Friday, April 16, 2021 04:19 PM GMT-06:00 3/4 TOTAL LIABILITIES AND EQUITY Liabilities Current Liabilities Accounts Payable Accounts Payable 318,217.16 Total Accounts Payable $318,217.16 Other Current Liabilities Current Liabilities Boulder City Use Tax 9,886.57 Credit Cards American Express 0.00 Chase ....1645 13,419.58 Chase ...1787 0.00 Company Owes - Phil 3,271.72 Total Credit Cards 16,691.30 FSA Prepaid -280.66 Total Current Liabilities 26,297.21 Line of Credit (BBVA) 0.00 Total Other Current Liabilities $26,297.21 Total Current Liabilities $344,514.37 Long-Term Liabilities 2019 Facility Expansion Loan 660,412.86 EIDL Loan 2020 10,000.00 Long Term Liability Accounts Note Payable - Range Rover 0.00 Total Long Term Liability Accounts 0.00 Note Payable - 2016 LR Evoque 0.00 Note Payable - 2017 Ford F350 32,955.36 Note Payable - 2017 LR Evoque 5,593.18 Note Payable - 2017 LR Range Ro 76,343.00 Payroll Protection Program Loan - 2020 224,464.00 Total Long-Term Liabilities $1,009,768.40 Total Liabilities $1,354,282.77 Bolder BioPATH Balance Sheet As of March 31, 2021 Accrual Basis Friday, April 16, 2021 04:19 PM GMT-06:00 4/4 TOTAL Equity Distribution Alison 0.00 Alison Distribution -2,010,500.00 Total Alison -2,010,500.00 Phillip 0.00 Phillip Distribution -2,010,500.00 Total Phillip -2,010,500.00 Total Distribution -4,021,000.00 Paid in capital 0.00 Retained Earnings 6,630,876.42 Net Income 727,794.63 Total Equity $3,337,671.05 TOTAL LIABILITIES AND EQUITY $4,691,953.82 Bolder BioPATH Profit and Loss January - March, 2021 Accrual Basis Friday, April 16, 2021 04:18 PM GMT-06:00 1/12 TOTAL Income In Vitro and Ex Vivo Assays Clinical Chem/Hematology 65,238.69 Elisa Analysis 67,582.74 FACS 149,214.22 Luminex Analysis 73,311.92 Total In Vitro and Ex Vivo Assays 355,347.57 In Vivo Animal Studies Anemia In Vivo RCKD and MCKD 83,535.98 Total Anemia 83,535.98 Cancer In Vivo Cancer - Xenograft 21,185.59 Total Cancer 21,185.59 Delayed Type Hypersensitivity & Acute Inflammation In Vivo MCPE 12,361.39 In Vivo MNA 12,300.84 In Vivo RMIL 18,280.65 Total Delayed Type Hypersensitivity & Acute Inflammation 42,942.88 Gout & Mono-arthritis In Vivo RAKP, MAKP, RAFP, & MAFP (Acute Knee/Foot Pain) 41,032.32 Total Gout & Mono-arthritis 41,032.32 Hepatic & Kidney Injury, Fibrosis In Vivo MBSD 25,682.08 In Vivo MTSD 14,698.06 In Vivo RDIO & MDIO 122,860.85 In Vivo RHFCD 13,386.52 Total Hepatic & Kidney Injury, Fibrosis 176,627.51 Inflammatory Bowel Disease/IBS 25,692.56 In Vivo IBD - Mouse In Vivo MPIC 8,893.68 Total In Vivo IBD - Mouse 8,893.68 In Vivo MAUC 24,788.45 In Vivo MCD4 446,581.75 In Vivo MIBD (MDSS) 312,569.96 In Vivo MIL10R 34,535.19 In Vivo MMDR 170,686.76 In Vivo RIBD (Indo) 73,816.40 In Vivo RTNBS 11,548.81 Total Inflammatory Bowel Disease/IBS 1,109,113.56 Bolder BioPATH Profit and Loss January - March, 2021 Accrual Basis Friday, April 16, 2021 04:18 PM GMT-06:00 2/12 TOTAL Lupus In Vivo MAIN 14,067.72 In Vivo MRL Lupus -31,135.37 In Vivo NZB Lupus 41,763.44 Total Lupus 24,695.79 Neuropathic & Nociceptive Pain & Behavior In Vivo MFM & RFM (Fibromyalgia) 16,785.75 In Vivo RNTG & MNTG 62,106.06 In Vivo RSN & MSN 57,813.86 Total Neuropathic & Nociceptive Pain & Behavior 136,705.67 Osteoarthritis (Surgical or Spontaneous) In Vivo Arthritis - RDMM 29,789.83 In Vivo Arthritis - ROA 127,475.57 Total Osteoarthritis (Surgical or Spontaneous) 157,265.40 Other Autoimmune Diseases In vivo RMG 21,988.79 Total Other Autoimmune Diseases 21,988.79 Other Models In Vivo MALD 10,117.12 In Vivo MAP 5,170.51 In vivo RFS 3,586.56 In Vivo RLAC 55,029.58 Total Other Models 73,903.77 Pain Pain Testing 25,915.39 Incapacitance Testing 4,192.44 Von Frey Testing 12,556.36 Total Pain Testing 42,664.19 Total Pain 42,664.19 Peritonitis, Sepsis & Pancreatitis In Vivo Acute Cytokine Cascade - Mouse (MLPS, MLPA, MGDQ, MCIC, MPIC, MLTA) 66,033.16 In Vivo CIP 32,162.91 In vivo MPACAP 20,949.33 Total Peritonitis, Sepsis & Pancreatitis 119,145.40 PK & Tox In Vivo MSSKP 8,550.00 In Vivo Pharmacokenetic 151,968.16 In Vivo Tox & Tissue Collection 110,392.80 Total PK & Tox 270,910.96 Bolder BioPATH Profit and Loss January - March, 2021 Accrual Basis Friday, April 16, 2021 04:18 PM GMT-06:00 3/12 TOTAL Psoriasis & Atopic Dermatitis In Vivo M23P 28,853.60 In Vivo MIP 74,787.59 Total Psoriasis & Atopic Dermatitis 103,641.19 Pulmonary Inflammation & Asthma In vivo MLALI 17,656.09 Total Pulmonary Inflammation & Asthma 17,656.09 Rheumatoid Arthritis In Vivo Arthritis - MTTC 13,571.41 In Vivo Arthritis - RTTC 37,297.92 Total Rheumatoid Arthritis 50,869.33 Total In Vivo Animal Studies 2,493,884.42 Pathology In Vivo Pathology 2,531.62 In Vivo Inflammatory Bowel Disease/IBS Pathology In Vivo Pathology - MCD4 22,781.41 In Vivo Pathology - MIBD 11,373.29 In Vivo Pathology - MMDR 8,113.74 In Vivo Pathology - MTNBS & RTNBS 3,565.00 In Vivo Pathology - RIBD 9,796.86 Total In Vivo Inflammatory Bowel Disease/IBS Pathology 55,630.30 In Vivo Pathology - Lupus 15,172.97 In Vivo Peritonitis, Sepsis & Pancreatitis Pathology In Vivo Pathology - RCIP, MCIP 1,564.43 Total In Vivo Peritonitis, Sepsis & Pancreatitis Pathology 1,564.43 In Vivo Psoriasis & Atopic Dermatitis Pathology In VIvo Pathology - MIP 2,714.43 Total In Vivo Psoriasis & Atopic Dermatitis Pathology 2,714.43 In Vivo Rheumatoid Arthritis Pathology In Vivo Pathology - MTTC 11,808.81 In Vivo Pathology - RTTC 2,729.62 Total In Vivo Rheumatoid Arthritis Pathology 14,538.43 In Vivo Surgical or Spontaneous OA Pathology In Vivo Pathology - ROA 44,862.72 Total In Vivo Surgical or Spontaneous OA Pathology 44,862.72 Total In Vivo Pathology 137,014.90 Bolder BioPATH Profit and Loss January - March, 2021 Accrual Basis Friday, April 16, 2021 04:18 PM GMT-06:00 4/12 TOTAL Non In Vivo Pathology Non In Vivo Pathology 59,117.78 Non In Vivo Pathology Shipping 2,025.00 Total Non In Vivo Pathology 61,142.78 Total Pathology 198,157.68 Subcontracted Histology & Pathology Work Subcontract Histology In Vivo Histology - Lupus 12,610.00 In Vivo Inflammatory Bowel Disease/IBS Histology In Vivo Histology - MCD4 54,855.50 In Vivo Histology - MIBD (DSS) 52,107.49 In Vivo Histology - MMDR 5,985.00 In Vivo Histology - MTNBS & RTNBS 1,211.25 In Vivo Histology - RIBD (INDO) 7,782.50 Total In Vivo Inflammatory Bowel Disease/IBS Histology 121,941.74 In Vivo Peritonitis, Sepsis & Pancreatitis Histology In Vivo Histology - MLPS, MLPA, MGDQ, MCIC, MPIC, MLTA, RLPS, RLPA, RGDQ, RCIC, RPIC, RRSQ, RLTA 19,827.50 In Vivo Histology - RCIP & MCIP 1,200.00 Total In Vivo Peritonitis, Sepsis & Pancreatitis Histology 21,027.50 In Vivo Psoriasis & Atopic Dermatitis Histology In Vivo Histology - MIP 2,400.00 Total In Vivo Psoriasis & Atopic Dermatitis Histology 2,400.00 In Vivo Pulmonary Inflammation & Asthma Histology In Vivo Histology - MLALI 924.00 Total In Vivo Pulmonary Inflammation & Asthma Histology 924.00 In vivo Rheumatoid Arthritis Histology In Vivo Histology - MTTC 9,825.60 In Vivo Histology - RTTC 2,484.00 Total In vivo Rheumatoid Arthritis Histology 12,309.60 In Vivo Surgical or Spontaneous Osteoarthritis Histology In Vivo Histology - ROA 13,818.00 Total In Vivo Surgical or Spontaneous Osteoarthritis Histology 13,818.00 In Vivo Tox/PK Histology In Vivo PK Histology 5,310.00 Total In Vivo Tox/PK Histology 5,310.00 Non In Vivo Histology 18,344.41 Total Subcontract Histology 208,685.25 Total Subcontracted Histology & Pathology Work 208,685.25 Total Income $3,256,074.92 Bolder BioPATH Profit and Loss January - March, 2021 Accrual Basis Friday, April 16, 2021 04:18 PM GMT-06:00 5/12 TOTAL Cost of Goods Sold Cost of Goods Sold Accounts Animal Costs In-House Studies Anemia Models Animal Costs RCKD & MCKD 6,750.73 Total Anemia Models Animal Costs 6,750.73 Cancer Models - Animal Costs Bone Pain 1,795.04 Total Cancer Models - Animal Costs 1,795.04 Delayed Type Hypersensitivity & Acute Inflammation - Animal Costs MEDTH & REDTH 796.42 MNA 2,124.00 RCPE & MCPE 1,228.31 Total Delayed Type Hypersensitivity & Acute Inflammation - Animal Costs 4,148.73 Gout & Mono-arthritis Models - Animal Costs RAKP, MAKP, RAFP, MAFP 7,788.18 Total Gout & Mono-arthritis Models - Animal Costs 7,788.18 Hepatic & Kidney Injury, Fibrosis - Animal Costs MBSD 2,897.20 RDIO 23,642.37 Total Hepatic & Kidney Injury, Fibrosis - Animal Costs 26,539.57 Inflammatory Bowel Disease/IBS Models - Animal Costs 2,188.00 MAUC 16,976.00 MCD4 41,460.65 MIBD (DSS) 35,015.57 MIL10R 808.86 MMDR 56,704.00 RIBD (Indo) 11,623.69 Total Inflammatory Bowel Disease/IBS Models - Animal Costs 164,776.77 Lupus Models - Animal Costs MAIN 7,064.27 MLNMRL & MLNNZB 40,102.17 Total Lupus Models - Animal Costs 47,166.44 Neuropathic & Nociceptive Pain & Behavior - Animal Costs MSN & RSN 11,727.73 RFM & MFM 2,562.76 RNTG & MNTG 10,220.55 Total Neuropathic & Nociceptive Pain & Behavior - Animal Costs 24,511.04 Other Autoimmune Diseases Models - Animal Costs RMG 4,118.28 Bolder BioPATH Profit and Loss January - March, 2021 Accrual Basis Friday, April 16, 2021 04:18 PM GMT-06:00 6/12 TOTAL Total Other Autoimmune Diseases Models - Animal Costs 4,118.28 Other Models - Animal Costs MALD 629.00 MAP 548.12 RFS 1,291.96 RLAC 13,675.04 Total Other Models - Animal Costs 16,144.12 Peritonitis, Sepsis & Pancreatitis - Animal Costs MCIP & RCIP 4,978.63 MLPS, MLPA, MGDQ, MCIC, MPIC, MLTA, RLPS, RLPA, RGDQ, RCIC, RPIC, RRSQ, RLTA 8,288.45 Total Peritonitis, Sepsis & Pancreatitis - Animal Costs 13,267.08 Psoriasis & Atopic Dermatitis - Animal Costs RIP & MIP 1,649.26 Total Psoriasis & Atopic Dermatitis - Animal Costs 1,649.26 Pulmonary Inflammation & Asthma - Animal Costs MLALI 14,000.07 Total Pulmonary Inflammation & Asthma - Animal Costs 14,000.07 Rheumatoid Arthritis Models - Animal Costs MTTC 8,322.91 Total Rheumatoid Arthritis Models - Animal Costs 8,322.91 Surgical or Spontaneous Osteoarthritis Models - Animal Costs Rat DMM 5,194.95 ROA (MMT) 17,217.28 Total Surgical or Spontaneous Osteoarthritis Models - Animal Costs 22,412.23 Tox/Lethality/PK PK 44,546.22 Tissue Collection 5,556.97 Toxicity 4,305.21 Total Tox/Lethality/PK 54,408.40 Total In-House Studies 417,798.85 Total Animal Costs 417,798.85 Animal Per Diem Animal Care - Bedding 4,235.46 Animal Care - Food 3,833.18 Total Animal Per Diem 8,068.64 Disposable Goods Model Specific 22,038.83 Caerulein - Disposable Goods 1,356.51 LPS - Disposable Goods 105.93 Lupus - Disposable Goods 1,424.73 Bolder BioPATH Profit and Loss January - March, 2021 Accrual Basis Friday, April 16, 2021 04:18 PM GMT-06:00 7/12 TOTAL MCD4 Disposable Goods Antibody Kits 3,378.55 Secondary Supplies 1,376.96 Sort 6,438.25 Total MCD4 Disposable Goods 11,193.76 MTTC - Disposable Goods 134.56 PGPS-AN - Disposable Goods 793.53 RDIO - Disposable Goods 6,840.00 Total Disposable Goods Model Specific 43,887.85 Disposable goods Non-Model Spec Anesthesia/Surgery 5,394.49 Elisa/Luminex Supplies 38,015.87 Anti-dsDNA Elisa 7,661.00 Cytokine Elisa 1,740.45 Luminex 45,648.79 Total Elisa/Luminex Supplies 93,066.11 Lab Chem/Pharm Supplies -552.93 Cell Biology Supplies 3,904.19 Disease Induction Supplies 51.94 Lab Chemicals/Pharmaceuticals 6,276.11 Positive Controls 9,354.23 Positive Control - Antibodies 34,237.16 Total Positive Controls 43,591.39 Sample Processing / Analyzing 17,926.48 Vehicle / Formulation Supplies 820.41 Total Lab Chem/Pharm Supplies 72,017.59 Research Supplies 50,178.64 Formalin / Histo Supplies 5,211.86 Total Research Supplies 55,390.50 Total Disposable goods Non-Model Spec 225,868.69 Histology Costs (Subcontractor) HistoTox Labs 187,019.10 Total Histology Costs (Subcontractor) 187,019.10 Report Writing 87,340.63 Study-Specific Subcontracting Clinical Chem/Hematology 37,346.25 Total Study-Specific Subcontracting 37,346.25 Total Cost of Goods Sold Accounts 1,007,330.01 Total Cost of Goods Sold $1,007,330.01 GROSS PROFIT $2,248,744.91 Bolder BioPATH Profit and Loss January - March, 2021 Accrual Basis Friday, April 16, 2021 04:18 PM GMT-06:00 8/12 TOTAL Expenses Employment Expense 1099's 295.00 Employee Medical 21,604.10 Dental Insurance Animal Care Staff Dental Office Staff Dental Research Staff Dental Total Dental Insurance Medical HRA 10,527.50 Animal Care HRA Office HRA Research Staff HRA Total HRA 10,527.50 HSA Office Staff HSA Research Staff HSA Total HSA Life Insurance Premium Animal Care Life Office Staff Life Research Staff Life Total Life Insurance Premium Medical Insurance Premium Animal Care Medical Office Staff Medical Research Staff Medical Total Medical Insurance Premium Total Medical 10,527.50 Senior Management Medical Alison Bendele 8,609.07 Owner Dental Owner Life Owner Medical Owner HRA Total Owner Medical Owner Vision Phil Bendele - Medical 31,070.33 Total Senior Management Medical 39,679.40 Bolder BioPATH Profit and Loss January - March, 2021 Accrual Basis Friday, April 16, 2021 04:18 PM GMT-06:00 9/12 TOTAL Vision Insurance Animal Care Vision Insurance Office Staff Vision Research Staff Vision Total Vision Insurance Total Employee Medical 71,811.00 Employee Salary 781,507.57 401K 401k Company Match 23,707.74 401k Employee Contributions 52,137.97 Total 401K 75,845.71 Animal Care Staff Animal Care AFLAC 80.70 Animal Care FICA, FUTA, SUTA Animal Care Technician Payroll 0.00 Total Animal Care Staff 80.70 Office Staff Office Staff AFLAC 46.80 Office Staff FICA, FUTA, SUTA Office Staff Non-Med Benefits 684.60 Office Staff Payroll Total Office Staff 731.40 Owner Owner FICA, FUTA, SUTA Owner Payroll Total Owner Research Staff Research Staff AFLAC 201.60 Research Staff FICA, FUTA, SUTA Research Staff Non-Med Benefits 225.00 Research Staff Payroll Total Research Staff 426.60 Total Employee Salary 858,591.98 Executive Non-Med Benefits Alison Car 7,613.77 Alison Phone 249.26 Misc. Executive Non-Med Benefit 1,702.87 Phil Car 10,539.11 Total Executive Non-Med Benefits 20,105.01 Total Employment Expense 950,802.99 Bolder BioPATH Profit and Loss January - March, 2021 Accrual Basis Friday, April 16, 2021 04:18 PM GMT-06:00 10/12 TOTAL Facility Expense Facility Equipment 2,160.96 Facility Sanitation 5,490.10 Facility Supplies 5,286.29 Facility Utilities/Services Biohazardous Waste 3,446.46 Gas & Electric 49,764.15 Janitorial/Trash Service 8,155.96 Medical Gases (O2, CO2, LN) 3,405.44 Security Monitoring 1,959.00 Total Facility Utilities/Services 66,731.01 HVAC Filtration 325.19 Maintenance Account 12,796.31 Total HVAC 13,121.50 Rent 184,388.25 Tax Property Tax 3,053.48 Total Tax 3,053.48 Total Rent 187,441.73 Sentinel & Environ. Monitoring Sentinel Animals 627.27 Sentinel Serology & PCR 5,574.75 Total Sentinel & Environ. Monitoring 6,202.02 Total Facility Expense 286,433.61 General Business Expense 139.95 Bank Service Charges 745.00 Business Supplies Office Supplies 3,767.23 Total Business Supplies 3,767.23 Computer/Technology Computer Supplies 1,615.67 Software 10,576.33 Website 578.00 Total Computer/Technology 12,770.00 Dues and Subscriptions 20.00 IACUC/Facility Insp Expense 6,545.73 Bolder BioPATH Profit and Loss January - March, 2021 Accrual Basis Friday, April 16, 2021 04:18 PM GMT-06:00 11/12 TOTAL Insurance Disability/Life 20,272.38 Liability Insurance -2,765.00 Workers Comp 3,111.14 Total Insurance 20,618.52 Interest Expense 662.52 Loan Interest 15,698.74 Total Interest Expense 16,361.26 Internet & Phone 3,363.60 Misc. Employment Expense Hiring Expense 2,022.00 Occupational Health & Safety 559.60 Payroll Service 7,415.89 Training 5,662.25 Total Misc. Employment Expense 15,659.74 Miscellaneous 1,420.16 Off-Site Storage 1,246.00 Professional Fees Accountant Fees 72,291.00 Total Professional Fees 72,291.00 Total Miscellaneous 74,957.16 Model Development 59,885.90 Shipping 36,550.93 Travel & Ent Entertainment 42.43 Meals 1,179.01 Travel 1,527.68 Total Travel & Ent 2,749.12 Total General Business Expense 254,134.14 Laboratory Expense (Non Disp.) Equipment Repairs 1,077.65 Lab equipment 7,554.12 Laboratory Supplies 2,053.35 Laboratory/Research Services Dry Ice 9,220.66 Lab Coats/PPE 9,815.51 Total Laboratory/Research Services 19,036.17 Total Laboratory Expense (Non Disp.) 29,721.29 Total Expenses $1,521,092.03 NET OPERATING INCOME $727,652.88 Bolder BioPATH Profit and Loss January - March, 2021 Accrual Basis Friday, April 16, 2021 04:18 PM GMT-06:00 12/12 TOTAL Other Income Other Income 0.01 Interest Income 141.74 Total Other Income 141.75 Total Other Income $141.75 NET OTHER INCOME $141.75 NET INCOME $727,794.63

EXHIBIT B

CALCULATION OF CLOSING NET WORKING CAPITAL

Bolder BioPATH, Inc. Closing Net Working Capital Date: April 2021 Assets Current Assets Accounts Ierélvalllé Prepaid expenses Security deposit Unlnllerl revenue APA Minimum NWC (December 31, Unaudited True up ta Actual Amounts at Beginning Adjusting 2020) Closing Balance Entries Final opening NWC mama 2,ssa,sse 15,325 69,637 1,4se,12e Total Current Assets Liabilities and Members’ Capital Current Liabilities Accounts Payable /\ccruedl1ii-abilities Accrued Vatalion Atcruerl Pay-roll Dell-vrreil revenu€ $ 4.457.953 mwmmﬁ 147.113 23.454 36,534 777.775 0.00 0.00 0.00 0.00 Total Current Liabilities NWC Cunsidl-ration inclunlecl lh PP $ 984,876 $ 3.473.082 |nn@ from /(to) Owners Accounts Receivable Other Receivables Less Allowance for nnnmni Acrounts Less Delinquent. Accounts ova!’ 120 clays 1% 2.9191963 $ 17,904 $ (51,053) 33 2,886.869) Includes write off of delinquent z\c<:0\mls for ORlG3N and Visionary uf$115k These were already considered in allowance above

EXHIBIT C

FORM OF STOCKHOLDER NOTE

Execution Version THIS SUBORDINATED UNSECURED PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TILANSFERRED, PLEDGED OR HYPOTHECATED UNLESS IT IS FIRST REGISTERED UNDER SUCH LAWS OR UNLESS MAKER HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED. THE INDEBTEDNESS EVIDENCED BY THIS INSTRUMENT IS SUBORDINATED TO THE PRIOR PAYMENT IN FULL OF CERTAIN SENIOR DEBT PURSUANT TO, AND TO THE EXTENT PROVIDED IN, THE SUBORDINATION AGREEMENT (AS DEFINED HEREIN). THIS INSTRUMENT MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED UNTIL THE PURCHASER, ASSIGNEE OR TRANSFEREE HAS BECOME A PARTY TO AND BOUND BY THE SUBORDINATION AGREEMENT. UNSECURED SUBORDI NATED PROMISSORY NOTE $750,000.00 Date of Issuance: April 30, 2021 FOR VAL UE RECEIVED, Inotiv Boulder, LLC, an Indiana limited liability company ("Maker"), hereby promises to pay to the order of [Phillip Bendele] / [Alison Bendele] ("Holder"), the principal amount of Seven Hundred Fifty Thousand and No/Dollars ($750,000.00), together with interest as provided herein. 1. Definitions. As used herein, the following capitalized terms shall have the respective meanings set forth below: "Afﬁliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control With, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. "Business Day" means any day other than Saturday, Sunday and any day on which commercial banks in the State of Indiana or the State of Indiana are authorized by law to be closed. "Event of Default" has the meaning assigned to such term in Section 4. "Note" means this Unsecured Subordinated Promissory Note. "Merger Agreement" has the meaning assigned to such term in Section 10. "Parent" has the meaning assigned to such term in Section ll. "Payment Date" has the meaning assigned to such tem'i in Section 21b). 4821-5605-1940.3 "Subordination Agreement" means that certain Subordination Agreement dated April 30, 2021, by and among Maker, Holder, and First Internet Bank of Indiana, an Indiana state bank, as the same may be amended, restated, modiﬁed, supplemented or replaced from time to time. 2. Time and Manner of Pavments; Calculation of Interest; Principal Pavment Schedule. (a) All payments of principal and interest shall be made to Holder by check or wire transfer of immediately available United States funds sent to Holder at the address set forth in Section 8, or at such other address as Holder shall direct in writing, or such bank account of Holder as Holder shall direct in writing. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day. (b) Subject to early payment or set-off as provided elsewhere in this Note, the principal of this Note and the interest due thereon shall be due and payable in 60 monthly installments as set forth in this Section 2, on the ﬁrst day of each month commencing on June l, 2021, with the ﬁnal payment of the remaining outstanding principal amount of this Note, if any, together with all accrued and unpaid interest thereon, due and payable on May l, 2026 (each a "Payment Date"). (c) The outstanding principal balance of this Note shall bear interest (computed on the basis of a 365/366-day year for the actual number of days elapsed) at the rate of four and one-half percent (4.5%) per annum from the date hereof until paid. Notwithstanding anything contained herein to the contrary, in no event shall the interest payable on this Note exceed the maximum rate permitted by applicable law. If any interest paid on this Note is deemed to be in excess of the then legal maximum rate, then the portion of the interest payment representing an amount in excess of the then legal maximum rate will be deemed a payment of principal and applied against the principal due hereunder. (d) Subject to Section 8, the principal of this Note and accrued interest thereon shall be due and payable as set forth below: Payment Number l through 4 5 through l2 13 through 18 19 through 36 37 through 60 Amount Due $0, plus accrued interest $7,500, plus accrued interest $10,500, plus accrued interest $12,500, plus accmed interest $16,875, plus accrued interest 3. Prgayment. Subject to the tenns of Section 8 hereof, at any time, Maker may prepay all or any portion of the unpaid balance of the principal hereof, without premium or penalty. All sums received in prepayment shall ﬁrst be applied in payment of accrued but unpaid interest, if any, and the excess, if any, shall be applied to payment of principal. Unless the Maker and Holder otherwise agree in writing, any prepayment applied to principal shall be applied equally to the remaining principal payments otherwise due on the remaining Payment Dates. 4. Events Of Default. Each of the following events constitutes an “Event of Default" hereunder (except that Maker’s exercise of its set-off rights under Section 10 of this Note shall not constitute an Event of Default under this Section 4): (a) If any installment of principal or interest, including at maturity, is not paid by Maker when due and such non-payment continues for a period of ﬁve (5) Business Days after such due date; provided, however, that such non-payment shall not be an Event of Default if such payment is prohibited by the terms of the Subordination Agreement; provided further, that the Default Rate (as deﬁned below) shall nonetheless apply even if payment is prohibited by the terms of the Subordination Agreement; (b) If Maker defaults in the perfonnance or observance in any material respect of any other covenant, agreement or condition contained in this Note, which default shall continue for a period of ﬁfteen (15) days following the date of delivery of written notice by Holder to Maker that such default has occurred and is continuing; (c) If Maker becomes insolvent or generally fails to pay, or admits in writing its inability to pay, debts as they become due; or Maker applies for, consents to or acquiesces in the appointment of a trustee, receiver or other custodian for Maker or any property or assets of Maker, or makes a general assignment for the beneﬁt of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for Maker or for a substantial part of the property or assets of Maker and is not discharged within sixty (60) days; or any bankruptcy, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or liquidation proceeding, is commenced in respect of Maker and if such case or proceeding is not commenced by Maker it is consented to or acquiesced in by Maker or if such case or proceeding is not vacated, stayed or dismissed within sixty (60) days of such commencement. 5. Remedies Upon an Event Of Default. Subject to Section 7 hereof, if an Event of Default described in Section 41¢) occurs and is continuing, then this Note shall become immediately due and payable, and if an Event of Default described in Section 4(a) or ﬂb) occurs and is continuing, then this Note shall become immediately due and payable upon written declaration to that effect delivered by Holder to Maker, in each case subject to the terms of the Subordination Agreement. Upon this Note becoming due and payable under this Section 5, this Note will forthwith mature and the entire unpaid principal amount of this Note, pll all accrued and unpaid interest thereon, shall be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby expressly waived by Maker. The per annum rate of interest applicable at all times after the occurrence and during the continuance of an Event of Default will be the applicable rate of interest set forth in Section 2(c), plus an additional 3.00%, compounded annually (the “Default Rate”). 3 6. Remedies. The rights and remedies provided by this Note shall be cumulative, and shall be in addition to and not exclusive of any other rights and remedies available at law or in equity. The exercise or waiver by Holder of any right or remedy available under this Note shall not be deemed to be a waiver of any other right or remedy available under this Note, at law or in equity. 7. Subordination and Nature of Obliqation. All claims of Holder hereunder and Maker’s ability to make payments to Holder hereunder shall be subject in all respects to the tenns of the Subordination Agreement. Holder shall from time to time as required by the current or future holders of Senior Indebtedness (as deﬁned in the Subordination Agreement) execute and deliver documentation (including without limitation amendments or replacements of the Subordination Agreement) effectuating or conﬁrming the subordination of the obligations of Maker under this Note to any indebtedness hereafter created, incurred, assumed, or guaranteed by Maker. 8. Notices All notices, requests or other communications required or permitted hereunder shall be given in writing by hand delivery, registered mail, certiﬁed mail or overnight courier, return receipt requested, postage prepaid, or electronic mail, to the party to receive the same at its respective address set forth below, or at such other address as may from time to time be designated by such party to the other in accordance with this Section 8: If to Maker: Inotiv Boulder, LLC 2701 Kent Avenue West Lafayette, IN 47906 Attn: Beth A. Taylor, Chief Financial Officer, VP-Finance Email: btaylor@inotivco.com Ifto Holder: Alison Bendele] / [Phillip Bendele] 3618 Plateau Road] / [5541 Central Avenue] Longmont, CO 80503] / [Boulder, CO 80301] Email: [alisonbendele@gmail.com] / [phillipbendele@gmail.com] |—|r—w—i All such notices and communications hereunder shall be deemed given When received, as evidenced by the acknowledgment of receipt issued with respect thereto by the applicable postal authorities or the signed or electronic acknowledgment of receipt of the person to whom such notice or communication shall have been addressed. 9. Assignability. This Note and the rights and obligations hereunder shall be binding upon and inure to the beneﬁt of the parties hereto and their respective successors and assigns; provided, however, Holder may not assign this Note, whether by operation of law or otherwise, or any rights or duties hereunder, without the prior written consent of Maker, which consent may not be unreasonably withheld, delayed or conditioned, except as expressly provided below. No assignment by Maker shall relieve Maker from any liability under this Note. Notwithstanding the foregoing, Maker may, without the consent of Holder, assign its rights and obligations under this Note, including by operation of law, to Parent or a subsidiary of Parent. 4 10. Set-Off Rights. Payments due from Maker to Holder hereunder are subject to the set-off rights described in Section 8.61a) of that certain Agreement and Plan of Merger, dated as of the date hereof, by and among Maker, Holder, Inotiv, Inc. (“Parent”), [Alison Bendele or Phillip Bendele], and Bolder BioPath Inc. (the "Merger Agreement"), on a dollar-for-dollar basis against the remaining principal amount of this Note or accmed interest thereon. Any set-off right provided for in this Section I0 shall for all purposes be treated as a prepayment pursuant to Section 3 above. Notwithstanding the provisions of Section 4 or any other section hereof, the exercise of any rights pursuant to this Section I0 shall not constitute an Event of Default under this Note. 11. Sever ability. If a court of competent jurisdiction makes a ﬁnal determination that any term or provision of this Note is invalid or unenforceable, and all rights to appeal the determination have been exhausted or the period of time during which any appeal of the detennination may be perfected has been exhausted without appeal, the remaining terms and provisions shall be unimpaired and the invalid or unenforceable term or provision shall be deemed replaced by a tenn or provision that is valid and enforceable and that most closely approximates the intention of the parties with respect to the invalid or unenforceable term or provision, as evidenced by the remaining valid and enforceable terms and conditions of this Note. 12. Amendment. This Note may not be modiﬁed, amended or waived in any manner, except by a written instrument signed by Maker and Holder. 13. Waiver. Failure of Holder, for a period of time or on more than one occasion, to exercise its option to accelerate any payments due hereunder shall not constitute a waiver of the right to exercise the same at any time during the continued existence of the Event of Default or in the event of any subsequent Event of Default. Holder shall not by any other omission or act be deemed to waive any of its rights or remedies hereunder unless such waiver be in writing and signed by Holder, and then only to the extent speciﬁcally set forth therein. A waiver in connection with one event shall not be construed as continuing or as a bar to or waiver of any right or remedy in connection with a subsequent event. 14. Governing Law. The validity, performance, enforcement, interpretation and any other aspect of this Note shall be govemed by the laws of the State of Indiana, notwithstanding the choice of law provisions of the venue where the action is brought, where the violation occurred, where either party may be located, or any other jurisdiction. The parties hereby agree and consent to the exclusive jurisdiction of the state or federal courts located in the State of Indiana and waive any defense of lack of personal jurisdiction or improper venue or forum non conveniens to a claim brought in any such court. 15. Waiver of Jury Trial. FOR ANY ACTION OR PROCEEDING WHICH IS PERMITTED UNDER THIS NOTE, EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVESANY RIGHT TO A TRIAL BY JURY IN SUCH ACTION OR PROCEEDING, INCLUDING, BUT NOT LIMITED TO, THOSE ACTIONS OR PROCEEDINGS TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS NOTE OR UNDER ANY AMENDMENT, CONSENT OR WAIVER IN CONNECTION WITH THIS NOTE. EACH PARTY AGREES THAT IN ANY SUCH ACTION OR PROCEEDING, THE MATTERS SHALL BE TRIED TO A COURT AND NOT TO A JURY. 5 16. Headings. The article, section and paragraph headings in this Note are for reference purposes only and shall not affect the meaning or interpretation of this Note. 17. Binding Effect. This Note shall inure to the beneﬁt of Holder and its representatives, successors and permitted assigns, by operation of law or otherwise, and shall be binding upon Maker and its representatives, successors and permitted assigns by operation of law or otherwise. 18. Counterparts This Note may be executed in multiple counterparts, each of which taken together shall constitute one Note. 19. Guaranty. Subject to the terms of the Subordination Agreement, Parent absolutely, unconditionally and irrevocably guarantees to Holder the full and punctual payment and performance of all present and future obligations, liabilities, covenants and agreements required to be observed and performed or paid or reimbursed by Maker under or relating to this Note, plus all costs, expenses and fees (including the reasonable fees and expenses of Holder’s counsel) in any way relating to the enforcement or protection of Holder’s rights hereunder. [SIGNATURE PAGE FOLLOWS] 6 I N WITNESS WH EREOF, Maker has executed, acknowledged, and delivered this Note as of the date set forth above. " M A K ER" INOTIV BOULDER, LLC By: Beth A. Taylor, Chief Financial Officer, VP- Finance Accepted and Agreed to as of the date ﬁrst written above. " H OL D ER" [ALISON BENDELE] / [PHILLIP BENDELE] " PA RENT" INOTIV, INC. By: Beth A. Taylor, Chief Financial Ofﬁcer, VP-Finance

EXHIBIT D

FORM OF AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

INTERIM SURVIVING CORPORATION

AMENDED AND RESTATED ARTICLES OF INCORPORATION ARTICLE I. Name The name of the corporation is Bolder BioPATH Inc. ARTICLE II. Period of Duration The corporation shall exist perpetually unless dissolved according to law. ARTICLE III. Purpose The corporation is organized for the purpose of conducting any business allowed by the laws of the State of Colorado. ARTICLE IV. Powers The corporation shall have all powers now or hereafter conferred upon a corporation by the Colorado Corporations and Associations Act (the "£0. ARTICLE V. Authorized Capital The aggregate number of shares which the corporation shall have the authority to issue is 100,000 shares, with no par value, which shares shall be designated common stock. No share shall be issued until paid for, and it shall thereafter be nonassessable. The judgment of the board of directors as to the value of any property or services received in exchange for stock shall, in the absence of fraud or bad faith, be conclusive upon all persons. ARTICLE VI. Cumulative Voting The shareholders shall not be entitled to cumulative voting in the election of directors. ARTICLE VII. Stock Transfer Restrictions The corporation shall have the right to impose restrictions upon the transfer of any of its authorized shares or any interest therein. The board of directors is hereby authorized to exercise the corporation's right to impose such restrictions. ARTICLE VIII. Preemptive Rights No shareholder in the corporation shall have preemptive rights to subscribe to any additional issue of stock and/or other securities of any class, or to any additional issue of securities convertible into stock or carrying stock purchase warrants, options or privileges. ARTICLE IX. Directors The initial board of directors of the corporation shall consist of one director, and the name and address of the person who shall sen/e as director until the ﬁrst annual meeting of the shareholders or until their successors are elected and shall qualify are: Name Address Robert W. Leasure, Jr. 2701 Kent Ave., West Lafayette, IN, 47906 Beth A. Taylor 2701 Kent Ave., West Lafayette, IN, 47906 The number of members of the board of directors may from time to time be increased or decreased in such a manner as shall be provided by the bylaws of this corporation. ARTICLE X. Indemniﬁcation of Ofﬁcers and Directors The corporation‘s power to indemnify directors, officers, employees and agents of the corporation shall be subject to the conditions, procedures, limitations and requirements set forth in the Act. ARTICLE XI. Reﬂistered Ofﬁce and Agent: Principal Ofﬁce The address of the registered ofﬁce and the principal office of the corporation shall be 5541 Central Ave, Suite I60, Boulder, CO 80301 and the name of the registered agent at such address Bolder BioPATH Inc. Either the registered office or the registered agent may be changed in the mamaer provided by law. ARTICLE XII. Transactions with Interested Directors No contract or other transaction between the corporation and one or more of its directors or any other corporation, ﬁrm, association, or entity in which one or more or its directors are directors or ofﬁcers or are ﬁnancially interested shall be either void or voidable solely because of such relationship or interest, or solely because such directors are present at the meeting of the board of directors or a committee which authorizes, approves, or ratiﬁes such contract or transaction, or solely because their votes are counted for such purpose if: (A) The fact of such relationship or interest is disclosed or known to the board of directors or committee which authorizes, approves, or ratiﬁes the contract or transaction by a vote or consent sufficient for the purpose without counting the votes or consents of such interested directors; (B) The fact of such relationship or interest is disclosed or know to the shareholders entitled to vote and they authorize, approve, or ratify such contract or transaction by vote or written consent; or (C) The contract or transaction is fair and reasonable to the corporation. Common or interested directors may be counted in determining the presence of a quonim at a meeting of the board of directors or a committee thereof, which authorizes, approves, or ratiﬁes such contract or transaction ARTICLE XIII. Limitation of Director‘s Liabiligg The personal liability of a director to the corporation or to its shareholders for monetary damages for breach of ﬁduciary duty as a director is eliminated; except that this shall not eliminate the liability of a director to the corporation or to its shareholders for monetary damages for (a) any breach of the director‘s duty of loyalty to the corporation or to its shareholders; (b) acts or ornissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) acts speciﬁed in Section 7-108-403 of the Act, as now in effect or hereafter amended; or (d) any transaction from which the director derived an improper personal beneﬁt. ARTICLE XIV. Shareholder Meetings Meetings of shareholders shall be held at such time and place as may be stated in or ﬁxed in accordance with the Bylaws. At all meetings of the shareholders, a majority of all shares entitled to vote shall constitute a quorum.

EXHIBIT E

FORM OF ESCROW AGREEMENT

Execution Version ESCROW AGREEM ENT THIS ESCROW AGREEMENT, dated as of April 30, 2021 (this "Agreement"), is entered into by and among Inotiv, Inc., an Indiana corporation ("Parent"), Alison Bendele ("Alison"), Phillip Bendele ("Phillip" and together with Alison, each a Stockholder and collectively, the "Stockholders"), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as escrow agent hereunder ("Escrow Agent"). BACKGROUND A. Parent and the Stockholders have entered into an Agreement and Plan of Merger (the "Underlying Agreement"), dated as of April 15, 2021, by and among Parent, Rock Mergeco, Inc., a Colorado corporation, Inotiv Boulder, LLC, an Indiana limited liability company (the "Surviving Entity"), Bolder BioPath, Inc., a Colorado corporation (the “Company"), and the Stockholders, pursuant to which Parent and Company are effecting a merger of the Company with and into a wholly-owned subsidialy of Parent, the Surviving Entity. The Underlying Agreement provides that Parent shall deposit on behalf of Stockholders the Escrow Funds (deﬁned below) in a segregated escrow account to be held by Escrow Agent for the purpose of paying a purchase price adjustment in favor of Parent or indemniﬁcation claims that may be due to Parent or cenain other persons pursuant to the Underlying Agreement. B. Escrow Agent has agreed to accept, hold, and disburse the funds deposited with it and any earnings thereon in accordance with the terms of this Agreement. C. Parent and Stockholders have appointed the Representatives (as deﬁned below) to represent them for all purposes in connection with the funds to be deposited with Escrow Agent and this Agreement. D. Parent and Stockholders acknowledge that (i) Escrow Agent is not a party to and has no duties or obligations under the Underlying Agreement, (ii) all references in this Agreement to the Underlying Agreement are solely for the convenience of Parent and Stockholders, and (m) Escrow Agent shall have no implied duties beyond the express duties set forth in this Agreement. NOW TH EREFORE, for good and valuable consideration, the receipt and sufﬁciency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows: l. Deﬁnitions. The following ten'ns shall have the following meanings when used herein: "Adjustment Escrow Account" shall have the meaning set forth in Section 3. "Adjustment Escrow Deposit" shall mean the sum of Five Hundred Thousand Dollars ($500,000.00). 4822-8388-7844.2 "Business Day" shall mean any day, other than a Saturday, Sunday or legal holiday, on which Escrow Agent at its location identiﬁed in Section 15 is open to the public for general banking purposes. "Claim Notice" shall have the meaning set forth in Section 61a}. "Continuing Unresolved Amount" shall mean, as of any date, the amount of all Claims asserted by Parent pursuant to Section 6; at which remain unpaid or in dispute as of such date. "Escrow Accounts" shall have the meaning set forth in Section 3. "Escrow Claim" shall have the meaning set forth in Section 6§a[. "Escrow Funds" shall mean, collectively, the Adjustment Escrow Deposit and the Indemnity Escrow Deposit, each deposited with Escrow Agent pursuant to Section 3 of this Agreement, together with any interest and other income thereon. "Escrow Period" shall mean the period commencing on the date hereof and ending at the close of Escrow Agent’s Business Day on the date that is twenty-four (24) months after the date hereof unless earlier terminated pursuant to this Agreement. "Executive Ofﬁcers" has the meaning set forth in Section I0(h1. "FDIC" has the meaning set forth in Section 7. "Final Order" shall mean a ﬁnal and nonappealable order of a court of competent jurisdiction (an "Ori<i<¢r“), which Order is delivered to Escrow Agent accompanied by a written instruction from Parent or Stockholders given to effectuate such Order and conﬁnriing that such Order is ﬁnal, nonappealable and issued by a court of competent jurisdiction, and Escrow Agent shall be entitled to conclusively rely upon any such conﬁrmation and instruction and shall have no responsibility to review the Order to which such conﬁnnation and instruction refers. "Indemniﬁed Party" shall have the meaning set forth in Section ll. "Indemnity Escrow Account" has the meaning set forth in Section 3. "Indemnity Escrow Deposit" shall mean the sum of Seven Hundred Fifty Thousand Dollars ($750,000). "Joint Written Direction" shall mean a written direction executed by a Parent Representative and a Stockholder Representative in accordance with Section 15 and directing Escrow Agent to disburse all or a portion of the Escrow Funds or to take or refrain from taking any other action pursuant to this Agreement. "Losses" shall have the meaning set forth in Section ll. 2 "Parent Representative" shall mean each person so designated on Schedule C hereto or any other person designated in a writing signed by Parent and delivered to Escrow Agent and the Stockholder Representative in accordance with the notice provisions of this Agreement, to act as its representative under this Agreement. "Representatives" shall mean the Parent Representative and the Stockholder Representative. "Stockholder Representative" shall mean each person so designated on Schedule C hereto or any other person designated in a writing signed by Stockholders and delivered to Escrow Agent and the Parent Representative in accordance with the notice provisions of this Agreement, to act as its representative under this Agreement. 2. Appointment of and Acceptance by Escrow Agent. Parent and Stockholders hereby appoint Escrow Agent to serve as escrow agent hereunder. Escrow Agent hereby accepts such appointment and, upon receipt by wire transfer of the Escrow Funds in accordance with Section 3, agrees to hold, invest and disburse the Escrow Funds in accordance with this Agreement. 3. Deposit of Escrow Funds. Simultaneously with the execution and delivery of this Agreement, Parent will transfer (a) the Adjustment Escrow Deposit by wire transfer of immediately available funds, to an account designated by Escrow Agent (the "Adjustment Escrow Account") and (b) the Indemnity Escrow Deposit by wire transfer of immediately available funds to a separate and distinct account designated by Escrow Agent (the “Indemnity Escrow Account") and together with the Adjustment Escrow Account, the "Escrow Accounts"). The Escrow Funds shall remain uninvested except as provided in Section 7. Escrow Agent shall acknowledge receipt of the Escrow Funds by email to the email addresses set forth in Section 15. 4. Disbursements of Escrow Funds. (a) Escrow Agent shall disburse the Escrow Funds as promptly as practicable at any time and from time to time, in accordance with Section 6gb! and otherwise upon receipt of, and in accordance with, a Joint Written Direction substantially in the form of Attachment 1 hereto and received by Escrow Agent as set forth in Section l5. Such Joint Written Direction shall contain complete payment instructions, including funds transfer instructions or an address to which a check shall be sent. As between themselves, Stockholders and Parent agree to deliver a Joint Written Direction to Escrow Agent within ﬁve (5) Business Days of determination of the recalculated Closing Cash Payment as set forth in the Underlying Agreement. (b) Upon the expiration of the Escrow Period, Escrow Agent shall distribute an equal amount to Stockholders pursuant to the funds transfer instruction set forth in this Section 41b1, as promptly as practicable, any remaining Escrow Funds less any Continuing Unresolved Amount as of the date of such distribution. Parent and Stockholders each acknowledge that the Escrow Agent is authorized to use the following funds transfer instmctions to disburse any funds due to Stockholders: Ifto Alison Bendele: Bank Name: Wells Fargo Bank 3 Bank Address: 1881 9‘h Street, Suite 302, Boulder, CO 80302 ABA No.1 121000248 Account Name: American Enterprise Investment Services, Inc. Account No.: 6886001293 For further credit to: Alison & Raymond Bendele Account No.: 735507105133 If to Phillip Bendele: Bank Name: E*Trade Capital Management, LLC Bank Address: 1675 Broadway #150 Denver, CO 80202 ABA No.: 056073573 Account Name: E*Trade Account f/b/o Phillip Bendele Account No.1 3865-0777 Any Continuing Unresolved Amount not distributed pursuant to this Section 41b) shall continue to be held by Escrow Agent pursuant to the terms of this Agreement until distributed in accordance with Section 6gb 1. (c) Prior to any disbursement, Escrow Agent must receive reasonable identifying information regarding the recipient so that Escrow Agent may comply with its regulatory obligations and reasonable business practices, including without limitation a completed United States Lntemal Revenue Service ("E") Form W-9 or Form W-8, as applicable. All disbursements of Escrow Funds shall be subject to the fees and claims of Escrow Agent and the Indemniﬁed Parties pursuant to Section ll and Section 12. (d) Parent and Stockholders may each deliver written notice to Escrow Agent in accordance with Section l5 changing their respective funds transfer instructions, which notice shall be effective only upon receipt by Escrow Agent and after Escrow Agent has had a reasonable time to act upon such notice. 5. Suspension of Performance; Disbursement into Court. If, at any time, (a) a dispute exists with respect to any obligation of Escrow Agent hereunder, (b) Escrow Agent is unable to determine, to Escrow Agent’s sole satisfaction, Escrow Agent’s proper actions with respect to its obligations hereunder, or (c) the Representatives have not, within 10 Business Days of receipt of a notice of resignation, appointed a successor Escrow Agent to act hereunder, then Escrow Agent may, in its sole discretion, take either or both of the following actions: (i) suspend the performance of any of its obligations (including without limitation any disbursement obligations) under this Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of Escrow Agent or until a successor Escrow Agent shall have been appointed. (ii) petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction, in any venue convenient to Escrow Agent, for instructions with respect to such dispute or uncertainty and, to the extent required or 4 pennitted by law, pay into such court, for holding and disposition in accordance with the instructions of such court, all Escrow Funds, after deduction and payment to Escrow Agent of all fees and expenses (including court costs and reasonable attorneys’ fees) payable to, incurred by, or reasonably expected to be incurred by Escrow Agent in connection with the perfonnance of its duties and the exercise of its rights hereunder. Escrow Agent shall have no liability to Parent or Stockholders for suspension of perfonnance or disbursement into court, speciﬁcally including any liability or claimed liability that may arise due to any delay in any other action required or requested of Escrow Agent. 6. Resolution and Disbursement of Claims. If during the Escrow Period, Parent elects to make a claim for payment against the Escrow Accounts pursuant to the Underlying Agreement, then the procedures for administering and resolving such claims shall be as follows: (a) If Parent elects to assert a claim as contemplated by the Underlying Agreement (an ' "), it must give written notice of such claim (a " to Escrow Agent and Stockholders prior to the expiration of the Escrow Period. Such Claim Notice shall describe in reasonable detail, to the extent then known, (i) the claim, the basis therefor, and the facts giving rise to the claim, (ii) the amount or the method of computation of the amount of such claim (including, if appropriate, an estimate of all costs and expenses reasonably expected to be incurred by Parent by reason of such claim), (m) a reference to the provision(s) of the Underlying Agreement or any other agreement, document or instrument executed thereunder or in connection therewith upon which such claim is based, and (iv) a written certificate signed by an Executive Ofﬁcer of Parent (“Ofﬁcer’s Certiﬁcate”) stating that in its good faith determination Parent is entitled to be indemniﬁed, in the full amount set forth in said certiﬁcate, pursuant to Article VIII of the Underlying Agreement. (b) Escrow Agent shall pay an Escrow Claim to Parent from the designated Escrow Funds in whole or in part only pursuant to (i) Stockholder Representatives written direction, (ii) a Joint Written Direction, (m) a Final Order, or (iv) Parent Representative's written direction for payment accompanied by a written representation by Parent Representative to Escrow Agent that Parent Representative has provided Stockholder Representative with the relevant Claim Notice(s) and thirty (30) days have elapsed from the delivery thereof without response from Stockholder Representative, upon which Parent Representatives written direction Escrow Agent may conclusively rely without inquiry, investigation or notice to Stockholder Representative. Such payments, if any, shall be made within three (3) Business Days of Escrow Agent’s receipt of one or more of the items listed in this Section 6(b [. (c) Escrow Agent shall have no responsibility to determine the validity or sufﬁciency of any Claim Notice or whether any Claim Notice has been received by, or to provide a copy of any Claim Notice to Stockholders or Stockholder Representative. Escrow Agent may conclusively presume that any Claim Notice delivered to it has been simultaneously delivered to Stockholder Representative. 7. Investment of Escrow Funds. 5 (a) Based upon Parent‘s and Stockholders‘ prior review of investment alternatives, in the absence of further speciﬁc written direction to the contrary at any time that an investment decision must be made, Escrow Agent is directed to invest and reinvest the Escrow Funds in the investment identiﬁed in Schedule A. Parent and Stockholders may deliver to Escrow Agent a Joint Written Direction changing the investment of the Escrow Funds, upon which direction Escrow Agent shall conclusively rely without inquiry or investigation; provided, however, that Parent and Stockholders warrant that no investment or reinvestment direction shall be given except in the following: (a) direct obligations of the United States of America or obligations the principal of and the interest on which are unconditionally guaranteed by the United States of America; (b) U.S. dollar denominated deposit accounts and certiﬁcates of deposit issued by any bank, bank and trust company, or national banking association (including Escrow Agent and its afﬁliates), which are either (i) insured by the Federal Deposit Insurance Corporation ("E") up to FDIC limits, or (ii) with domestic commercial banks which have a rating on their short-term certiﬁcates of deposit on the date of purchase of at least “A-1 " by S&P or "P-1“ by Moody’s (ratings on holding companies are not considered as the rating of the bank); or (c) money market funds, including funds managed by Escrow Agent or any of its afﬁliates; provided further, however, that Escrow Agent will not be directed to invest in investments that Escrow Agent determines are not consistent with Escrow Agent’s policies or practices. Parent and Stockholders recognize and agree that Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of Escrow Funds or the purchase or disposition of any investment, and the Escrow Agent shall not have any liability for any loss in an investment made pursuant to the terms of this Agreement. Escrow Agent has no responsibility whatsoever to detennine the market or other value of any investment and makes no representation or warranty as to the accuracy of any such valuations. (b) All investments shall be made in the name of Escrow Agent. Escrow Agent may, without notice to Parent and Stockholders, sell or liquidate any of the foregoing investments at any time for any disbursement of Escrow Funds pennitted or required hereunder and shall not be liable for any loss, cost or penalty resulting from any sale or liquidation of any such investment. All investment earnings shall become part of the Escrow Funds and investment losses shall be charged against the Escrow Funds. With respect to any Escrow Funds or investment instruction received by Escrow Agent after l l :00 a.m., U.S. Central Time, Escrow Agent shall not be required to invest applicable funds until the next Business Day. Receipt of the Escrow Funds and investment and reinvestment of the Escrow Funds shall be conﬁrmed by Escrow Agent by an account statement. Failure to infonn Escrow Agent in writing of any error or omission in any such account statement within 90 days after receipt shall conclusively be deemed conﬁrmation and approval by Parent and Stockholders of such account statement. 8. Tax Reporting. Escrow Agent shall have no responsibility for the tax consequences of this Agreement and Parent and Stockholders shall consult with independent counsel conceming any and all tax matters. Parent and Stockholders jointly and severally agree to (a) assume all obligations imposed now or hereafter by any applicable tax law or regulation with respect to payments or performance under this Agreement and (b) request and direct the Escrow Agent in writing with respect to withholding and other taxes, assessments or other governmental charges, and advise the Escrow Agent in writing with respect to any certiﬁcations and govemmental reporting that may be required under any applicable laws or regulations. Except as otherwise agreed by Escrow Agent in writing, Escrow Agent has no tax reporting or withholding obligation except to the Intemal Revenue Service with respect to Form 1099-B reporting on payments of 6 gross proceeds under Internal Revenue Code Section 6045 and Form 1099 and Form 1042-S reporting with respect to investment income earned on the Escrow Funds, if any. To the extent that U.S. federal imputed interest regulations apply, Parent and Stockholders shall so infonn the Escrow Agent, provide the Escrow Agent with all imputed interest calculations and direct the Escrow Agent to disburse imputed interest amounts as Parent and Stockholders deem appropriate. The Escrow Agent shall rely solely on such provided calculations and information and shall have no responsibility for the accuracy or completeness of any such calculations or information. Parent and Stockholders shall provide Escrow Agent a properly completed IRS Form W-9 or Fonn W-8, as applicable, for each payee. If requested tax documentation is not so provided, Escrow Agent is authorized to withhold taxes as required by the United States Intemal Revenue Code and related regulations. Parent and Stockholders have determined that any interest or income on Escrow Funds shall be reported on an accrual basis and deemed to be allocated equally between the Stockholders. 9. Resignation or Removal of Escrow Agent. Escrow Agent may resign and be discharged from the performance of its duties hereunder at any time by giving ten (10) Business Days’ prior written notice to Parent and Stockholders specifying a date when such resignation shall take effect and, after the date of such resignation notice, notwithstanding any other provision of this Agreement, Escrow Agent’s sole obligation will be to hold the Escrow Funds pending appointment of a successor Escrow Agent. Similarly, Escrow Agent may be removed at any time by Parent and Stockholders giving at least thirty (30) days’ prior written notice to Escrow Agent specifying the date when such removal shall take effect. If Parent and Stockholders fail to jointly appoint a successor Escrow Agent prior to the effective date of such resignation or removal, Escrow Agent may petition a court of competent jurisdiction to appoint a successor escrow agent, and all costs and expenses related to such petition shall be paid jointly and severally by Parent and Stockholders. The retiring Escrow Agent shall transmit all records pertaining to the Escrow Funds and shall pay all Escrow Funds to the successor Escrow Agent, after making copies of such records as the retiring Escrow Agent deems advisable and after deduction and payment to the retiring Escrow Agent of all fees and expenses (including court costs and reasonable attorneys’ fees) payable to, incurred by, or expected to be incurred by the retiring Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder. After any retiring Escrow Agent’s resignation or removal, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Agreement. l0. Duties and Liability of Escrow Agent. (a) Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no duties shall be implied. Escrow Agent has no ﬁduciary or discretionary duties of any kind. Escrow Agent’s permissive rights shall not be construed as duties. Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Agreement, including without limitation any other agreement between any or all of the parties hereto or any other persons even though reference thereto may be made herein and whether or not a copy of such agreement has been provided to Escrow Agent. Escrow Agent’s sole responsibility shall be for the safekeeping of the Escrow Funds in accordance with Escrow Agent’s customary practices and disbursement thereof in accordance with the terms of this Agreement. Escrow Agent shall not be responsible for or have any duty to make any calculations under this Agreement, or to determine when any calculation required under the provisions of this Agreement 7 should be made, how it should be made or what it should be, or to conﬁnn or verify any such calculation. Escrow Agent shall not be charged with knowledge or notice of any fact or circumstance not speciﬁcally set forth herein. This Agreement shall terminate upon the distribution of all the Escrow Funds pursuant to any applicable provision of this Agreement, and Escrow Agent shall thereafter have no further obligation or liability whatsoever with respect to this Agreement or the Escrow Funds. (b) Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines, which determination is not subject to appeal, that Escrow Agent’s gross negligence or willful misconduct was the cause of any loss to Parent and Stockholders. (c) Escrow Agent may rely upon any notice, instruction, request or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any infonnation contained therein, which Escrow Agent believes in good faith to be genuine and to have been signed or presented by the person or parties purporting to sign the same. In no event shall Escrow Agent be liable for (i) acting in accordance with or conclusively relying upon any instruction, notice, demand, certiﬁcate or document believed by Escrow Agent in good faith to have been created by or on behalf of Parent and Stockholders, or (ii) incidental, indirect, special, consequential or punitive damages or penalties of any kind (including, but not limited to lost proﬁts), even if Escrow Agent has been advised of the likelihood of such damages or penalty and regardless of the form of action. (d) Escrow Agent shall not be responsible for delays or failures in performance resulting from acts of God, strikes, lockouts, riots, acts of war or terror, epidemics, govemmental regulations, ﬁre, communication line failures, computer viruses, attacks or intrusions, power failures, earthquakes or any other circumstance beyond its control. Escrow Agent shall not be obligated to take any legal action in connection with the Escrow Funds, this Agreement or the Underlying Agreement or to appear in, prosecute or defend any such legal action or to take any other action that in Escrow Agent’s sole judgment may expose it to potential expense or liability. Parent and Stockholders are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. Escrow Agent shall have no liability to Parent and Stockholders, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Funds escheat by operation of law. (e) Escrow Agent may consult, at Parent‘s and Stockholders‘ cost (with respect to reasonable legal expenses), legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute involving this Agreement, and shall incur no liability and shall be fully indemniﬁed from any liability whatsoever in acting in accordance with the advice of such counsel. Parent and Stockholders agree to perform or procure the performance of all further acts and things, and execute and deliver such further documents, as may be required by law or as Escrow Agent may reasonably request in connection with its duties hereunder. When any action is provided for herein to be done on or by a speciﬁed date that falls on a day other than a Business Day, such action may be performed on the next ensuing Business Day. 8

(f) If any portion of the Escrow Funds is at any time attached, gamished or levied upon, or otherwise subject to any writ, order, decree or process of any court, or in case disbursement of Escrow Funds is stayed or enjoined by any court order, Escrow Agent is authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders, decrees or process so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction; and if Escrow Agent relies upon or complies with any such writ, order, decree or process, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even if such order is reversed, modiﬁed, annulled, set aside or vacated. (g) Escrow Agent and any stockholder, director, officer or employee of Escrow Agent may buy, sell and deal in any of the securities of any other party hereto and contract and lend money to any other party hereto and otherwise act as fully and freely as though it were not Escrow Agent under this Agreement. Nothing herein shall preclude Escrow Agent from acting in any other capacity for any other party hereto or for any other person or entity. (h) In the event instructions, including funds transfer instructions, address change or change in contact information are given to Escrow Agent (other than in writing at the time of execution of this Agreement), whether in writing, by facsimile or otherwise, Escrow Agent is authorized but shall not be required to seek conﬁrmation of such instructions by telephone call- back to the person or persons designated on Schedule C hereto, and Escrow Agent may rely upon the conﬁnnation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by Escrow Agent and shall be effective only after Escrow Agent has a reasonable opportunity to act on such changes. If Escrow Agent is unable to contact any of the designated representatives identified in Schedule C, Escrow Agent is hereby authorized but shall be under no duty to seek conﬁrmation of such instructions by telephone call-back to any one or more of Parent‘s executive ofﬁcers ("Executive Officers“), as the case may be, which shall include the titles ofChief Executive Ofﬁcer, President and Vice President, as Escrow Agent may select. Such Executive Officer shall deliver to Escrow Agent a fully executed incumbency certiﬁcate, and Escrow Agent may rely upon the conﬁrmation of anyone purporting to be any such officer. Parent and Stockholders agree that Escrow Agent may at its option record any telephone calls made pursuant to this Section. Escrow Agent in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Parent and Stockholders to identify (a) the beneﬁciary, (b) the beneﬁciary’s bank, or (c) an intermediary bank, even when its use may result in a person other than the intended beneﬁciary being paid, or the transfer of ﬁ.1nds to a bank other than the intended beneﬁciary’s bank or an intermediary bank so designated. Parent and Stockholders acknowledge that these optional security procedures are commercially reasonable. 1 1. Indemniﬁcation of Escrow Agent. Parent and Stockholders, jointly and severally, shall indemnify and hold harmless Escrow Agent and each director, ofﬁcer, employee and afﬁliate of Escrow Agent (each, an "Indemniﬁed Parg" and collectively, the "lndemniﬁed Parties“) upon demand against any and all claims (whether asserted by Parent, Stockholders or any other person or entity and whether or not valid), actions, proceedings, losses, damages, liabilities, penalties, costs and expenses of any kind or nature (including without limitation reasonable attomeys’ fees, costs and expenses) (collectively, "Losses") arising from this Agreement or Escrow Agent’s actions hereunder, except to the extent such Losses are ﬁnally detemiined by a court of competent 9 jurisdiction, which determination is not subject to appeal, to have been directly caused by the fraud, gross negligence or willful misconduct of such Indemniﬁed Party. Parent and Stockholders further agree, jointly and severally, to indemnify each Indemniﬁed Party for all costs, including without limitation reasonable attomeys’ fees, incurred by such Indemniﬁed Party in connection with the enforcement of Parent's and Stockholders‘ obligations hereunder. The Indemniﬁed Party shall have the right to select and employ counsel with respect to any action or claim brought or asserted against any or all of them, and the reasonable fees of such counsel shall be paid upon demand by Parent and Stockholders jointly and severally. The obligations of Parent and Stockholders under this Section shall survive any termination of this Agreement and the resignation or removal of Escrow Agent. Parent and Stockholders agree, solely as between themselves, that the joint and several obligations of Parent, on the one hand, and Stockholders, on the other hand, under this Section ll (as well as any other obligations jointly owed by Parent and Stockholders hereunder), shall be shared on a 50:50 basis. l2. Compensation of Escrow Agent. (a) Fees and Expenses. Parent and Stockholders agree, jointly and severally, to compensate Escrow Agent upon demand for its services hereunder in accordance with Schedule B attached hereto. Without limiting the joint and several nature of their obligations to Escrow Agent, Parent and Stockholders agree between themselves that each will be responsible to the other for one-half of Escrow Agent’s compensation. The obligations of Parent and Stockholders under this Section shall survive any tennination of this Agreement and the resignation or removal of Escrow Agent. (b) Disbursements from Escrow Funds to Pav Escrow Agent. Escrow Agent is authorized to, and may disburse to itself from the Escrow Funds, from time to time, the amount of any compensation and reimbursement of expenses due and payable hereunder (including any amount to which Escrow Agent or any Indemniﬁed Party is entitled to seek indemniﬁcation hereunder). Escrow Agent shall notify Parent and Stockholders of any such disbursement from the Escrow Funds to itself or any Indemniﬁed Party and shall furnish Parent and Stockholders copies of related invoices and other statements. (C) Offset. Parent and Stockholders hereby grant to Escrow Agent and the Indemniﬁed Parties a right of offset against the Escrow Funds with respect to any compensation or reimbursement due any of them hereunder (including any claim for indemniﬁcation hereunder). If for any reason the Escrow Funds are insufﬁcient to cover such compensation and reimbursement, Parent and Stockholders shall promptly pay such amounts upon receipt of an itemized invoice. I3. Representations and Warranties. Parent and Stockholders each respectively make the following representations and warranties to Escrow Agent: (a) it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and this Agreement has been duly approved by all necessary action and constitutes its valid and binding agreement enforceable in accordance with its tenns; IO (b) each of the applicable persons designated on Schedule C attached hereto has been duly appointed to act as its authorized representative hereunder and individually has full power and authority on its behalf to execute and deliver any instruction or direction, to amend, modify or waive any provision of this Agreement and to take any and all other actions as its authorized representative under this Agreement and no change in designation of such authorized representatives shall be effective until written notice of such change is delivered to each other party to this Agreement pursuant to Section 15 and Escrow Agent has had reasonable time to act upon it; (c) the execution, delivery and performance of this Agreement by Escrow Agent does not and will not violate any applicable law or regulation and no printed or other material in any language, including any prospectus, notice, report, and promotional material that mentions "U.S. Bank" or any of its afﬁliates by name or the rights, powers, or duties of Escrow Agent under this Agreement shall be issued by any other parties hereto, or on such party’s behalf, without the prior written consent of Escrow Agent; and (d) it will not claim any immunity from jurisdiction of any court, suit or legal process, whether from service of notice, injunction, attachment, execution or enforcement of any judgment or otherwise. l4. Identifying Information. To help the government ﬁght the funding of terrorism and money laundering activities, federal law requires all ﬁnancial institutions to obtain, verify and record information that identiﬁes each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity, Escrow Agent requires documentation to verify its fonnation and existence as a legal entity. Escrow Agent may require ﬁnancial statements, licenses or identiﬁcation and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. Parent and Stockholders agree to provide all infonnation requested by Escrow Agent in connection with any legislation or regulation to which Escrow Agent is subject, in a timely manner. Escrow Agent’s appointment and acceptance of its duties under this Agreement is contingent upon veriﬁcation of all regulatory requirements applicable to Parent, Stockholders and any of their permitted assigns, including successful completion of a ﬁnal background check. These conditions include, without limitation, requirements under the USA Patriot Act Customer Identiﬁcation Program, the Bank Secrecy Act, and the U.S. Department of the Treasury Ofﬁce of Foreign Assets Control. If these conditions are not met, Escrow Agent may at its option promptly terminate this Agreement in Whole or in part, or refuse any otherwise permitted assignment by Parent or Stockholders, without any liability or incurring any additional costs. 15. Notices. All notices, approvals, consents, requests and other communications hereunder shall be in writing (provided that any communication sent to Escrow Agent hereunder must be in the form of a manually signed document or by way of a DocuSign digital signature or electronic copy thereof), in English, and shall be delivered (a) by personal delivery, or (b) by national overnight courier service, or (c) by certiﬁed or registered mail, return receipt requested, or (d) via email. Notice shall be effective upon receipt except for notice via email, which shall be effective only when the recipient, by return email or notice delivered by other method provided for in this Section, acknowledges having received that email (with an automatically generated receipt or similar notice not constituting an acknowledgement of an email receipt for purposes of ll this Section). Such notices shall be sent to the applicable party or parties at the address speciﬁed below: If to Parent or Parent Representative, at: Inotiv, Inc. 2701 Kent Avenue West Lafayette, IN 47906 Attn: Beth Taylor Telephone: 765-497-8381 Facsimile: 765 497-1102 E-mail: btaylor@inotivco.com with a copy (Which shall not constitute notice) to: Ice Miller LLP One American Square Suite 2900 Indianapolis, IN 46282 Attn: Stephen J. Hackrnan Telephone: 317-236-2289 Facsimile: 317-592-4666 Email: Stephen.Hackman@icemiller.com If to Stockholders or Stockholder Representative, at: Phillip Bendele 5541 Central Avenue Boulder, CO 80301 Email: phi1lipbendele@gmail.com with a copy (which shall not constitute notice) to: Hassan + Cables, LLC 1035 Pearl Street, Suite 200 Boulder, CO 80302 Attn: Stewart D. Cables Email: stewart@hassancables.c0m If to Escrow Agent, at: U.S. Bank National Association, as Escrow Agent Attn: Global Corporate Trust Services 10 West Market Street, Suite 830 Indianapolis, IN 46204 Attn: Daryl Mergenthal 12 Telephone: (317) 264-2505 Facsimile: (317) 636-1951 E-mail: daryl.mergenthal@usbank.com and to: U.S. Bank National Association Attn: Julia Deaton Trust Finance Management 60 Livingston Avenue, EP MN WS3T St Paul, MN 55107 Telephone: (651) 466-6091 Facsimile: (866) 691-4161 E-mail: j ulia.deaton@usbank.com or to such other address as each party may designate for itself by like notice and unless otherwise provided herein shall be deemed to have been given on the date received. Escrow Agent shall not have any duty to conﬁrm that the person sending any Notice by electronic transmission (including by e-mail, facsimile transmission, web portal or other electronic methods) is, in fact, a person authorized to do so. Electronic signatures believed by Escrow Agent to comply with the ESIGN Act of 2000 or other applicable law (including electronic images of handwritten signatures and digital signatures provided by DocuSign, Orbit, Adobe Sign or any other digital signature provider acceptable to Escrow Agent) shall be deemed original signatures for all purposes. Notwithstanding the foregoing, Escrow Agent may in any instance and in its sole discretion require that an original document bearing a manual signature be delivered to Escrow Agent in lieu of, or in addition to, any such electronic Notice. Parent and Stockholders agree to assume all risks arising out of the use of electronic methods to submit instructions and directions to Escrow Agent, including without limitation the risk of Escrow Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties. 16. Amendment and Assignment. None ofthe tenns or conditions ofthis Agreement may be changed, waived, modiﬁed, discharged, terminated or varied in any manner whatsoever unless in writing duly signed by each party to this Agreement. No course of conduct shall constitute a waiver of any of the terms and conditions of this Agreement, unless such waiver is speciﬁed in writing, and then only to the extent so speciﬁed. This Agreement may not be assigned by any party without the written consent of the other parties, provided that, if Escrow Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including the escrow contemplated by this Agreement) to another entity, the successor or transferee entity without any further act shall be the successor Escrow Agent. 17. Goveming Law. Jurisdiction and Venue. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Indiana without giving effect to the conﬂict of laws principles thereof that would require the application of any other laws. Each of the parties hereto irrevocably (a) agrees that if any legal action relating to this Agreement shall be brought or otherwise initiated, the venue therefor will be in a state or federal court located in the State of Indiana, which will be deemed to be convenient forums, (b) waives any objection to such jurisdiction or venue (c) agrees not to commence any legal proceedings related hereto except in 13 such courts (d) consents to and agrees to accept service of process to vest personal jurisdiction over it in any such courts made as set forth in Section l5 and (e) waives any right to trial by jury in any action in connection with this Agreement. 18. Entire Agreement. No Third Party Beneﬁciaries. This Agreement, with respect to Escrow Agent, and this Agreement and the Underlying Agreement, with respect to Parent and Stockholders, constitute(s) the entire agreement between the signatory parties hereto relating to the holding, investment and disbursement of Escrow Funds and sets forth in their entirety the obligations and duties of Escrow Agent with respect to Escrow Funds. This Agreement and any Joint Written Direction may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement or direction. This Agreement may be executed and transmitted by facsimile or as a PDF attached to an email. To the extent any provision of this Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. The Section headings appearing in this instrument have been inserted for convenience only and shall be given no substantive meaning or signiﬁcance whatsoever in construing the terms and conditions of this Agreement. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the signatory parties hereto and the Indemniﬁed Parties any right, beneﬁt or remedy of any nature whatsoever under or by reason of this Agreement. 19. Brokerage Conﬁnnation Waiver. Parent and Stockholders acknowledge that to the extent regulations of the Comptroller of the Currency or other applicable regulatory entity grant either the right to receive brokerage conﬁrmations for certain security transactions as they occur, Parent and Stockholders speciﬁcally waive receipt of such conﬁnnations to the extent pennitted by law. The Escrow Agent will fumish the Parent and Stockholders periodic cash transaction statements that include detail for all investment transactions made by the Escrow Agent. [Signature Page Follows] l4 IN WI TNESSWHEREOF, the parties hereto have caused this Agreement to be executed as of the date ﬁrst above Written. INOT|V,INC. By: Printed Name: Beth A. Taylor Title: Chief Financial Ofﬁcer, VP-Finance STOCK HOL DERS: Alison Bendele Phillip Bendele U.S. BANK NATIONAL ASSOCIATION as Escrow Agent By: Name: Title: Signature Page to Escrow Agreement

SCHEDULEA U.S. BANK NATIONAL ASSOCIATION Investment Authorization Form U.S. BANK MONEY MARKET DEPOSIT ACCOUNT Description and Terms The U.S. Bank Money Market Deposit Account is a U.S. Bank National Association (‘M Bi1k") interest-bearing money market deposit account designed to meet the needs of U.S. Bank’s Corporate Trust Services Escrow Group and other Corporate Trust customers of U.S. Bank. Selection of this investment includes authorization to place funds on deposit and invest with U.S. Bank. U.S. Bank uses the daily balance method to calculate interest on this account (actual/365 or 366). This method applies a daily periodic rate to the principal balance in the account each day. Interest is accmed daily and credited monthly to the account. Interest rates are determined at U.S. Bank’s discretion, and may be tiered by customer deposit amount. The owner of the account is U.S. Bank as agent for its Coiporate Trust customers. U.S. Bank’s Corporate Trust Services Escrow Group performs all account deposits and withdrawals. Deposit accounts are FDIC insured per depositor, as determined under FDIC Regulations, up to applicable FDIC limits. U.S. BANK IS NOT REQUIRED TO REGISTER AS A MUNICIPAL ADVISOR WITH THE SECURITIES AND EXCHANGE COMMISSION FOR PURPOSES OF COMPLYING WITH THE DODD-F RANK WALL STREET REFORM & CONSUMER PROTECTION ACT. INVESTMENT ADVICE, IF NEEDED, SHOULD BE OBTAINED FROM YOUR FINANCIAL ADVISOR. Automatic Authorization In the absence of speciﬁc written direction to the contrary, U.S. Bank is hereby directed to invest and reinvest proceeds and other available moneys in the U.S. Bank Money Market Deposit Account. The customer(s) conﬁnn that the U.S. Bank Money Market Deposit Account is a permitted investment under the operative documents and this authorization is the permanent direction for investment of the moneys until notiﬁed in writing of alternate instructions. 4839-9236-0341 , v.4 SCHEDULE B Schedule of Feesfor Services as Escrow Agent Administration Fee, One-Time: $2,500 The one-time administration fee covers the routine duties of Escrow Agent associated with the administration of the account. Administration fees are payable in advance. In the event that the Agreement is not terminated within two years, then an additional administrative fee of $ 1 ,O00 shall be due for each year or part thereof. This assumes that Escrow Agent will be directed to invest in an automated sweep vehicle available through Escrow Agent’s trust accounting system. Disbursement Processing Fees(if any): $100 per disbursement in excess of six disbursements per year The ﬁrst six (6) disbursements per year are included within the administration fee. Disbursement processing fees after six disbursements per year (if any) will billed in arrears. This includes payment by check or wire. Out-of-Pocket Expenses(if any): At Cost Reimbursement of expenses associated with Escrow Agent’s acceptance, administration of, or performance under the Agreement, including without limitation reasonable fees and expenses of legal counsel, accountants and other agents, tax preparation, reporting and ﬁling, and ﬁling and recording fees, will be billed at cost. Extraordinary services are responses to requests, inquiries or developments, or the carrying out of duties or responsibilities of an unusual nature, including tennination, which may or may not be provided for in the governing documents, or are not routine or undertaken in the ordinary course of business. Payment of fees for extraordinary services is appropriate where particular requests, inquiries or developments are unexpected, even if the possibility of such things could have been foreseen at the inception of the transaction. A reasonable charge will be assessed and collected based on the nature of the extraordinary service. At our option, these charges will be billed at a flat fee or at Escrow Agent’s hourly rate then in effect. Extraordinary services might include, without limitation, amendments or supplements, specialized reporting, non-routine calculations, foreign wire transfers, processing of IRS Form W-8IMY, use investments not automated with Escrow Agent’s trust accounting system, and actual or threatened litigation or arbitration proceedings. IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT To help the government ﬁght the funding of terrorism and money laundering activities, federal law requires all ﬁnancial institutions to obtain, verify and record information that identiﬁes each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity we will ask for documentation to verify its formation and existence as a legal entity. Escrow Agent may also ask to see ﬁnancial statements, licenses, identiﬁcation and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. SCHEDULE C Each of the following person(s) is a Parent Representative authorized to execute documents and direct Escrow Agent as to all matters, including fund transfers, address changes and contact information changes, on Parent’s behalf (only one signature required): Beth Taylor 765-497-8381 Name Specimen signature Telephone No. Name Specimen signature Telephone No. (Note: if only one person isidentified above, provide the followi ng information) The following person not listed above is authorized for call-back conﬁrmations: Name Telephone Number Each of the following person(s) is a Stockholder Representative authorized to execute documents and direct Escrow Agent as to all matters, including fund transfers, address changes and contact infonnation changes, on Stockholders’ behalf (only one signature required): Alison Bendele [$03) 601-9072 Name Specimen signature Telephone No. Phillip Bendele 1720) 635-5507 Name Specimen signature Telephone No. (Note: if only one person is identified above, provide the followi ng information) The following person not listed above is authorized for call-back conﬁrmations Name Telephone Number ATTACHM ENT 1 FORM OF JOINT WRITTEN DIRECTION U.S. Bank National Association, as Escrow Agent Attn: Global Corporate Trust Services Address:l0 West Market Street, Suite 830 Indianapolis, IN 46204 Attn: Scott Fesler RE: ESCROW AGREEMENT made and entered into as of April 30, 2021, by and among Inotiv, Inc., an Indiana corporation ("Parent"), Alison Bendele and Phillip Bendele (collectively, the "Stockholders"), and U.S. Bank National Association, in its capacity as escrow agent (the "Escrow Agent"). Pursuant to Section 4 of the above-referenced Escrow Agreement, Parent and Stockholders hereby instruct Escrow Agent to disburse the amount of [$ ] from the [Adjustment][Indemnity] Escrow Account to [Parent][Stockholders], as provided below: Parent Bank Name: Bank Address: ABA No.: Account Name: Account No.: INOTIV, INC. By: Name: Date: Phillip Bendele Date: Alison Bendele Date: Stockholders Bank Name: Bank Address: ABA No. Account Name Account No.: